OFFERING CIRCULAR

                              AUTOLEND GROUP, INC.
                           (FORMERLY CAPX Corporation)

                                OFFER TO EXCHANGE
                           SHARES OF COMMON STOCK AND
                   14% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                      FOR ALL OUTSTANDING 9.5% CONVERTIBLE
                 SUBORDINATED DEBENTURES DUE SEPTEMBER 19, 1997

                        THE EXCHANGE OFFER WILL EXPIRE AT
               5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 20, 1996
                    (THE "EXPIRATION DATE"), UNLESS EXTENDED.


         AutoLend Group, Inc., formerly CAPX Corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange one Unit for each $1,000 principal amount of the Company's 9.5% Convertible Subordinated Debentures Due September 19, 1997 (the "Debentures"). Each Unit consists of: (i) 100 shares of the Company's Common Stock, par value $.002 per share ("Common Stock"), and (ii) such number of shares of the Company's 14% Cumulative Convertible Preferred Stock, par value $.002 per share ("Preferred Stock"), as shall have an aggregate value, on the basis of the Stated Amount of $100 per share of Preferred Stock, equal to the difference between $1,000 and the market price for the 100 shares of Common Stock included as part of the Unit, calculated on the Expiration Date. Based upon the average of the closing bid and asked prices of the Common Stock of $0.94 per share on October 21, 1996, nine shares of Preferred Stock would be issued as part of each Unit. No fractional shares of Common Stock or Preferred Stock will be issued in the Exchange Offer. Fractional shares will be rounded up to the next whole share of Common Stock or Preferred Stock, at the discretion of the Company. Interest accrued but not paid on the Debentures through the Expiration Date will be cancelled by the Company upon acceptance of the Debentures for exchange.

         The Exchange Offer is subject to certain conditions; however, the Exchange Offer is not conditioned on the valid tender of a minimum percentage of principal amount of Debentures in the Exchange Offer. See "The Exchange Offer -- Conditions of the Exchange Offer". Holders of Debentures not tendered for exchange pursuant to the Exchange Offer will continue to have all of the existing rights granted the Debentures.

         On October 19, 1996, an Event of Default occurred in respect of the Debentures as a result of the Company failing to pay interest on the Debentures when due. The Company has concluded to pay no further interest on the Debentures, regardless of whether the interest has accrued or the failure to pay interest shall continue to constitute an Event of Default. Depending upon the aggregate principal amount of Debentures which are not tendered for exchange and which remain outstanding following the Expiration Date, and depending upon whether the holders thereof exercise their rights to accelerate the payment in full of the principal amount and accrued interest due on the then outstanding Debentures, the assets of the Company may be insufficient to satisfy in full the claims of the holders of Debentures, and the Company may seek protection under the bankruptcy laws of the United States. See "Risk Factors."

         On May 21, 1996, the Company's Common Stock was delisted from the Nasdaq SmallCap Market and on August 20, 1996, it was delisted from the Boston Stock Exchange, in each case for failing to meet certain eligibility criteria. The Company's Common Stock currently is included for trading on the over-the-counter market via an Electronic Bulletin Board, previously known as the "pink sheets," established for securities of companies which do not meet the eligibility criteria for listing on an established exchange. On October 21, 1996, the last full trading day prior to public announcement of the Exchange Offer, the last reported bid and asked prices for the Common Stock were $0.81 and $1.06, respectively. It is expected, although there can be no assurance, that the tender of the Debentures in exchange for Units will improve the likelihood that the Common Stock will again meet the eligibility criteria for listing on the Nasdaq SmallCap Market. There is no trading market for the Preferred Stock and it is not anticipated that a trading market will develop. The Debentures were delisted from the Luxembourg Stock Exchange and there currently is no active trading market for the Debentures. See "Risk Factors."

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Common Stock and Preferred Stock will be subject to substantial restrictions on transferability upon issuance. However, the Company has agreed to use its best efforts to register the shares of Common Stock issued in the Exchange Offer for resale by the holders thereof within six months following the Expiration Date. There is no intention to register the shares of Preferred Stock to be issued in the Exchange Offer. See "Risk Factors" and "Transferability of Units."

         The Company expressly reserves the right to extend the period of the Exchange Offer, to terminate the Exchange Offer or to otherwise amend the Exchange Offer in any respect, subject to the terms set forth in this Offering Circular. See "The Exchange Offer -- Extension of the Exchange Offer Period; Termination; Amendments."

            NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY
                RECOMMENDATION TO ANY HOLDER OF DEBENTURES AS TO
                        WHETHER TO TENDER OR REFRAIN FROM
                         TENDERING ANY DEBENTURES. EACH
                 HOLDER OF DEBENTURES MUST MAKE HIS OWN DECISION
                   AS TO WHETHER TO ACCEPT THE EXCHANGE OFFER,
            AND IF SO, THE PRINCIPAL AMOUNT OF DEBENTURES TO TENDER.

         For a discussion of certain risks in connection with the Exchange Offer, see "Risk Factors" commencing on page 10.



           THIS TRANSACTION AND THE SECURITIES OFFERED HEREBY HAVE NOT
               BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION. NEITHER THE SECURITIES AND EXCHANGE
                 COMMISSION NOR ANY STATE SECURITIES COMMISSION
                   HAS PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS OFFERING CIRCULAR. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


             The date of this Offering Circular is October 22, 1996

         This Offering Circular does not constitute an offer or solicitation by the Company or any other person for the exchange of any securities other than the securities covered by this Offering Circular. The Exchange Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Debentures in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and to extend the Exchange Offer to holders of Debentures in such jurisdiction.

         No person has been authorized to make any recommendation on behalf of the Company as to whether holders of Debentures should tender their Debentures pursuant to the Exchange Offer.

         No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained herein or in the letter of transmittal. If given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this offering circular at any time does not imply that the information contained herein is correct as of any time subsequent to the date hereof.

         The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The Company, therefore, will not pay any commission or remuneration to any broker, dealer, salesman or other person for soliciting tenders of Debentures. Regular employees of the Company may solicit exchanges from the holders of the Debentures, but such employees will not receive additional compensation therefor.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 and its Current Report on Form 8-K dated September 18, 1996, as each is amended to date, all of which have been filed by the Company with the Securities and Exchange Commission, are attached to this Offering Circular as Exhibits A, B and C, respectively, and are incorporated herein by reference.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549; and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. The Company has filed with the Commission a statement on Schedule 13e-4 that contains additional information with respect to the Exchange Offer. Such Schedule may be examined and copies may be obtained at the same places and in the same manner as set forth above (except that such Schedule may not be available in the regional offices of the Commission).

                                TABLE OF CONTENTS

                                                                            PAGE


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................  3

AVAILABLE INFORMATION........................................................  3

SUMMARY OF OFFERING CIRCULAR.................................................  6

RISK FACTORS................................................................. 13

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER................................... 16

SELECTED FINANCIAL AND PRO FORMA INFORMATION................................. 18

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................... 23

DIVIDEND POLICY.............................................................. 24

THE EXCHANGE OFFER........................................................... 24

TRANSFERABILITY OF UNITS .................................................... 29

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION;
        TRANSACTIONS AND AGREEMENTS CONCERNING THE UNITS..................... 29

CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................... 30

DESCRIPTION OF DEBENTURES.................................................... 30

DESCRIPTION OF CAPITAL STOCK................................................. 33


                                    EXHIBITS

EXHIBIT A - Annual Report on Form 10-K for the year ended March 31, 1996, as amended.

EXHIBIT B - Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as amended.

EXHIBIT C - Current Report on Form 8-K dated September 18, 1996.

                          SUMMARY OF OFFERING CIRCULAR

         The following summary is qualified in its entirety by reference to the more detailed information, Exhibits and financial statements, including the notes thereto, appearing elsewhere herein or incorporated by reference herein. Please read this Offering Circular in its entirety.


                                   The Company

         AutoLend Group, Inc., a Delaware corporation formerly known as CAPX Corporation (together with its subsidiaries, "AutoLend" or the "Company"), was, until September 18, 1996, a consumer finance company which, through its wholly-owned subsidiaries, AutoLend IAP, Inc. ("IAP"), AutoLend Corporation, LB NM, Inc. ("LB NM") and American Life Resources Group, Inc. ("ALRG"), was engaged in the business of (i) providing short-term financing to selected car dealers for purchase of used automobiles at selected regional auctions throughout the United States; (ii) maintaining a portfolio of retail installment loan contracts purchased from independent and franchised used automobile dealers ("Installment Contracts Receivable"); and (iii) maintaining a portfolio of life insurance policies ("Policies") purchased from individuals facing life-threatening illnesses, a business generically referred to as viatical settlements. On September 18, 1996, the Company sold IAP to Auction Finance Group, a corporation controlled by Steve Simon, the former President and Chairman of the Board of the Company, pursuant to a Stipulation of Settlement dated May 31, 1996 arising in connection with stockholder derivative litigation commenced against the Company by certain shareholders and former directors, one of whom has become Chairman of the Board and Chief Executive Officer, and another of whom is a director. See "Recent Developments."

         Since the sale of IAP, the Company has been engaged in no active business other than the collection of amounts due under the outstanding Installment Contract Receivables and the collection of proceeds from the Policies. The Company's management currently is engaged in identifying potential acquisition opportunities which will enable the Company to become strategically and competitively positioned in a new business or industry. No agreements in principle have been reached with any third parties, and there can be no assurance that the Company will be successful in its acquisition efforts. See "Risk Factors" and "Purposes and Effects of the Exchange Offer."

         For a more detailed description of the Company and its business activities prior to September 18, 1996, reference is made to the Company's Annual Report on Form 10-K for the year ended March 31, 1996 attached as Exhibit A hereto.

         Effective September 16, 1996, the Company relocated its principal executive offices from Miami Beach, Florida to The Bradbury Court, 215 Central Avenue, N.W. 3-B, Albuquerque, New Mexico, 87102, and its telephone number is 505-768-1000.


                               Recent Developments

         On December 26, 1995, Nunzio P. DeSantis, Courtlandt G. Miller and Vincent Villanueva, stockholders of the Company (collectively, the "Plaintiff Stockholders"), commenced an action (the "Derivative Suit") in the Delaware Court of Chancery for New Castle County (the "Court") against certain former officers and directors of the Company (collectively, the "Defendants"), and the Company as nominal defendant, seeking, among other things, to temporarily, preliminarily and, if necessary, permanently enjoin the Company's management and Board of Directors from taking certain contemplated actions, including selling one of its subsidiaries to Steve Simon, the former President of the Company ("Simon"), and continuing the repurchase of the Debentures, until a special meeting of the Company's stockholders could be held. The Plaintiff Stockholders also sought damages to the extent the Defendants proceeded with any of these actions before injunctive relief could be obtained and for any breaches of fiduciary duty, gross mismanagement and/or gross negligence that may have occurred.

         The Defendants denied all claims of wrongdoing and soon after the Plaintiff Stockholders commenced the Derivative Suit, the Plaintiff Stockholders and the Defendants entered into extensive arms-length negotiations concerning a change in existing management, the composition of the Board pending the next annual meeting of stockholders of the Company and the resolution of all claims between the parties. As a result of these negotiations, the parties entered into a Stipulation of Settlement on May 3, 1996 (the "Stipulation"). The Stipulation was approved by the Court on July 16, 1996 after due notice and was sent to all of the Company's stockholders and notwithstanding the objection of one stockholder of the Company. The order became final and unappealable on August 16, 1996 and the transactions pursuant to the Stipulation closed on September 18, 1996. Pursuant to the Stipulation, all pending claims, including those alleged in the Derivative Suit, were dismissed and, among other things: (i) the former executive management of the Company resigned; (ii) all of the directors of the Company other than Dr. Philip Vitale resigned from the Board; (iii) Mr. DeSantis was appointed to the Board and was elected Chairman and Chief Executive Officer; (iv) IAP was sold to an entity formed by Simon in consideration for the payment to the Company of approximately $6.0 million in cash in settlement of all intercompany receivables and for the issuance to the Company of cumulative preferred stock, with a face amount of $1.0 million, in the newly formed entity which acquired IAP; and (v) Simon and Helen Porter, the Company's then executive vice president, were paid amounts due under their employment agreements, entered into consulting agreements with the Company and were issued stock options in lieu of other stock options which they had agreed to forfeit.

         After the closing of the Stipulation transactions, Anthony Coelho, E. Gerald Riesenbach, Esquire, Miles M. Stuchin and Vincent Villanueva were appointed as additional directors of the Company.

                   Purposes and Effects of the Exchange Offer

         As reported in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, the Company reported a net operating loss of $13,116,802 for the year then ended and an accumulated deficit of $6,273,093. In its Auditors' Report accompanying the Company's audited consolidated financial statements in the Form 10-K, the Company's independent auditors, Deloitte & Touche LLP, included an explanatory paragraph stating that the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern.

         The Company's financial condition also resulted in the delisting of the Company's Common Stock from both the Boston Stock Exchange and the Nasdaq Stock Market for failing to meet listing eligibility criteria. The delisting of the Company's Common Stock has resulted in substantial illiquidity for the Company's stockholders, a decrease in the stock price and a general deterioration of the Company as viewed by the investment community.

         Prior to the consummation of the transactions contemplated by the Stipulation, the Company's prior management had concluded that the Company's viability as a going concern was dependent upon the successful closing of such transactions, the restructuring of its obligations and asset base and ultimately, a return to profitability. The Company's current management has concluded that a return to profitability can only occur if the Company discontinues its automobile finance business and identifies a more viable business opportunity to which the Company can contribute its existing cash resources and management experience. The Company's management has concluded that only by changing the Company's strategic focus to a new business will the Company be able to avoid bankruptcy, preserve stockholder investment and, ultimately, increase stockholder value.

         If the Company is unable to successfully, and within a reasonably short period of time, redirect its resources toward a viable business enterprise, the Company will likely have no alternative but to seek protection under the United States bankruptcy laws. In such event, the Company's assets will be insufficient to satisfy its obligations to the Debenture holders. The Company believes that this fact is already reflected in the substantial discount from face amount at which the Debentures currently are valued. Moreover, the Company believes that so long as the Debentures remain outstanding, the obligation to pay interest will continue to deplete the limited cash resources which must be preserved for use in acquiring a business, and the obligation to repay the Debentures at maturity will represent a substantial and, possibly insurmountable, impediment for the Company to successfully pursue its business objectives and increase stockholder value.

         Finally, so long as the Debentures remain outstanding, the Company's liabilities will substantially exceed its assets and will prevent the Company from relisting its Common Stock on an established trading market.

         Accordingly, the Company's Board of Directors has concluded that the Debenture holders and the stockholders will be best served by the Company's efforts to develop a successful business which the Board believes will not be possible with the current Debentures outstanding and its impact on the Company's balance sheet. By substituting Common Stock and Preferred Stock for the Debentures, the Company will eliminate its debt and substantially improve its balance sheet. The book value per share of the Common Stock will increase from the substantial reduction in the Company's liabilities, providing an immediate benefit to the Company's stockholders, including the Debenture holders who will receive Common Stock in the Exchange Offer. The reduction in the Company's liabilities will also substantially improve the likelihood that the Company's Common Stock will again be listed on the Nasdaq Stock Market, providing increased liquidity to the Company's stockholders and enabling the Company to use equity to supplement its limited cash resources to improve its ability to identify and conclude a significant acquisition. Additionally, by exchanging debt for equity, the Debenture holders will participate with other equity holders in the appreciation, if any, in the value of the Company by virtue of the Company implementing its business strategy. Finally, the Preferred Stock will provide the Debenture holders with an opportunity to continue to improve their equity participation in the Company through conversion and through the dividend which is payable in equity at the option of the Company, without placing a severe financial burden on the Company or on its balance sheet.

         The Company will cancel any Debentures tendered in the Exchange Offer and has no present intention to reissue such securities.

                               The Exchange Offer

Exchange Ratio.......................................One Unit for each $1,000 principal amount of
                                                     Debentures.

Composition of Units................................ Each Unit consists of:  (i) 100 shares of Common Stock and (ii) such number of shares of Preferred Stock as
                                                     shall have an aggregate value, on the basis of the Stated
                                                     Amount of $100 per share of Preferred Stock, equal to
                                                     the difference between $1,000 and the market price for
                                                     the 100 shares of Common Stock included as part of the
                                                     Unit, calculated on the Expiration Date.  Based upon the
                                                     average of the closing bid and asked prices for the
                                                     Common Stock on October 21, 1996, the last trading day prior to the date of this Offering Circular, of $0.94, nine
                                                     shares of Preferred Stock would be issued as part of each
                                                     Unit.  All fractional shares otherwise issuable will be
                                                     rounded down to the next whole share of Common Stock
                                                     or Preferred Stock, at the option of the Company, and
                                                     no cash will be issued.

Expiration Date......................................5:00 p.m. New York City time on November 20, 1996, unless extended.  See "The Exchange Offer - Extension
                                                     of Exchange Offer Period; Termination; Amendments."

Minimum Amount to be Tendered........................The Exchange Offer is not conditioned on the valid tender of any minimum principal amount of Debentures
                                                     prior to the Expiration Date. All Debentures validly
                                                     tendered and not withdrawn prior to the Expiration Date
                                                     will be exchanged for Units.

Acceptance of All Debentures.........................Subject to the conditions of the Exchange Offer, the
                                                     Company intends to accept all Debentures duly tendered
                                                     and not withdrawn. If all Debentures are duly tendered
                                                     and accepted for exchange, a total of 22,050 Units will
                                                     be issued pursuant to the Exchange Offer consisting of
                                                     2,205,000 shares of Common Stock and 198,450 shares of
                                                     Preferred Stock.

Withdrawal Rights....................................Tenders of Debentures pursuant to the Exchange Offer may be withdrawn at any time until the Expiration Date
                                                     and if not yet accepted for exchange, after the
                                                     expiration of forty business days from the commencement
                                                     of the Exchange Offer. See "The Exchange Offer--
                                                     Withdrawal Rights."

How to Tender........................................A holder of Debentures wishing to accept the Exchange
                                                     Offer must complete the accompanying Letter of
                                                     Transmittal and forward it to the Company and must
                                                     strictly comply with the procedures for exercise provided
                                                     in the Notification accompanying the Letter of

                                             -8-





                                                     Transmittal and provided by CEDEL BANK, S.A. or
                                                     EUROCLEAR, depending on which facility maintains the
                                                     account in which the holder's Debentures are registered.
                                                     Failure to comply with the exercise procedures set forth
                                                     in the appropriate Notification will constitute a failure
                                                     to tender Debentures in the Exchange Offer,
                                                     notwithstanding delivery of the Letter of Transmittal to
                                                     the Company. Letters of Transmittal should not be sent to
                                                     the Company. A tender of Debentures may only be made by
                                                     book-entry transfer by the Depository upon instruction
                                                     from CEDEL BANK, S.A. or EUROCLEAR. See "The Exchange
                                                     Offer -- Procedure for Exchange."

Acceptance of Tenders
and Issuance of Units................................Subject to satisfaction of the terms and conditions of the
                                                     Exchange Offer, the Company will deliver the shares of
                                                     Common Stock and Preferred Stock comprising the Units in
                                                     exchange for Debentures accepted for exchange as soon as
                                                     practicable after the Expiration Date. See "The Exchange
                                                     Offer -- Acceptance of Debentures for Exchange."

Accrued Interest.....................................All accrued and unpaid interest on the Debentures accepted for exchange will be cancelled and disregarded
                                                     for purposes of the Exchange Offer.

Conditions of the Exchange Offer.....................The Exchange Offer is subject to a number of conditions.  See "The Exchange Offer -- Conditions of
                                                     the Exchange Offer."

Certain Income Tax Consequences......................For a discussion of certain federal income tax consequences, see "Certain Federal Income Tax
                                                     Consequences."

Risk Factors.........................................Recipients of the Exchange Offer should consider carefully the information set forth under the caption
                                                     "Risk Factors" and all other information set forth in this
                                                     Offering Circular.

Listing and Trading of Securities....................The Common Stock is traded over-the-counter on the
                                                     Electronic Bulletin Board under the symbol "AUTL."
                                                     There is no public trading market for the Preferred
                                                     Stock.

Transferability of Units.............................The Common Stock and Preferred Stock to be issued in the Exchange Offer are being offered by the Company in
                                                     reliance upon an exemption from the registration
                                                     requirements of the Securities Act.  Consequently, the
                                                     transferability of the Common Stock and Preferred Stock
                                                     will be substantially restricted.  The Company has

                                          -9-





                                                     agreed to use its best efforts to cause the registration
                                                     of the Common Stock under the Securities Act no later
                                                     than six months following the Expiration Date. If the
                                                     Common Stock is so registered, the Common Stock will be
                                                     freely transferable. The Company does not intend to
                                                     register the Preferred Stock. See "Transferability of
                                                     Units."

Debentures Outstanding...............................At October 19, 1996, there was $22,050,000 in principal amount of Debentures outstanding.


Market Price for Common Stock........................On October 21, 1996, the last reported bid and asked prices for the Common Stock, as reported on the Electronic
                                                     Bulletin Board, were $0.81 and $1.06 per share,
                                                     respectively.  See "Market Price for Common Stock and
                                                     Related Stockholder Matters."

Common Stock and Preferred Stock Outstanding.........At September 30, 1996, there were 4,634,530 shares of
                                                     Common Stock outstanding and no shares of Preferred
                                                     Stock outstanding.


                               The Securities

Common Stock.........................................Holders of Common Stock are entitled to receive dividends, pro rata, out of assets legally available
                                                     therefor as, if and when dividends are declared by the
                                                     Board of Directors and subject to the prior payment in
                                                     full of dividends due and payable on senior classes of
                                                     capital stock, including the Preferred Stock. Each holder
                                                     of Common Stock is entitled to one vote per share held.
                                                     Upon liquidation, dissolution or winding up of the
                                                     Company, the holders of Common Stock are entitled to
                                                     receive the assets available for distribution, pro rata,
                                                     after the prior payment of amounts due creditors and
                                                     holders of senior classes of capital stock, including the
                                                     Preferred Stock. The holders of Common Stock are not
                                                     entitled to preemptive rights and may not cumulate their
                                                     shares in the election of directors. See "Description of
                                                     Capital Stock -- Common Stock."

Preferred Stock......................................Holders of Preferred Stock are entitled to receive dividends at an annual rate of 14% of the Stated Amount
                                                     ($100.00 per share), payable quarterly on March 15, June
                                                     15, September 15 and December 15, commencing March 15,
                                                     1997. Dividends are payable, at the option of the
                                                     Company, in: (i) cash; (ii) Common Stock;
                                                     (iii) Non-Voting Common Stock; (iv) Preferred Stock; or
                                                     (v) any combination of the foregoing. Dividends declared

                                         -10-




                                                     and not paid will cumulate until paid, and no interest
                                                     will accrue on any unpaid dividend amount. Holders of
                                                     Preferred Stock are not entitled to vote unless otherwise
                                                     required by applicable law. The Preferred Stock is
                                                     convertible, only at the option of the Company, in whole
                                                     or in part, into shares of Non-Voting Common Stock at a
                                                     conversion rate per share of Preferred Stock equal to
                                                     (x) the Stated Amount ($100) plus accrued and unpaid
                                                     dividends to the date of conversion, divided by (y) the
                                                     Market Price of the Non-Voting Common Stock, determined
                                                     during a period of 20 consecutive trading days ending
                                                     within 15 days from the date notice of conversion is
                                                     given. The Preferred Stock is subject to redemption, only
                                                     at the option of the Company, in whole or in part, for a
                                                     cash amount per share equal to the Stated Amount plus
                                                     accrued and unpaid dividends to the date of redemption.
                                                     Upon liquidation, dissolution or winding up of the
                                                     Company, the holders of Preferred Stock are entitled to
                                                     the Stated Amount plus accrued and unpaid dividends
                                                     before the payment of any amounts to the holders of
                                                     Common Stock. After payment of the liquidation
                                                     preference, holders of Preferred Stock are not entitled
                                                     to share in any assets or funds remaining for
                                                     distribution. Holders of Preferred Stock are not entitled
                                                     to preemptive rights. See "Description of Capital Stock --
                                                     Preferred Stock."



                                      -11-


                                  RISK FACTORS

         An investment in the Common Stock and the Preferred Stock involves certain elements of risk. The Common Stock and the Preferred Stock comprising the Units in the Exchange Offer involve, in certain instances, risks which are different than those associated with the Debentures. Holders of Debentures should carefully consider, among other things, the differences between the Debentures and the Common Stock and Preferred Stock comprising the Units before making any decision to tender their Debentures in the Exchange Offer. Holders of Debentures who tender their Debentures in the Exchange Offer in exchange for Units will no longer be entitled to any of the rights and privileges of the Debentures, including, but not limited to: (i) the right to payment of interest on the Debentures and (ii) the priority of the Debentures over the Common Stock and Preferred Stock in the liquidation of the Company.

         In addition to the risk factors associated with the differences between the Debentures and the Common Stock and Preferred Stock comprising the Units, holders of the Debentures also should carefully consider the following risk factors in evaluating the Company before making any decision to exchange Debentures for Units in the Exchange Offer.

         Accumulated Losses; Going Concern. At March 31, 1996, the Company had an accumulated deficit of $6,278,093 and, for the twelve months then ended, had an operating loss of $13,116,333. In its report accompanying the audited consolidated financial statements of the Company in its Annual Report on Form 10-K, the Company's independent auditors, Deloitte & Touche LLP, included an explanatory paragraph to the effect that the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubts about the Company's ability to continue as a going concern. Although the cancellation of any Debentures tendered for exchange in the Exchange Offer will improve the stockholders' capital deficiency, the extent of any improvement will be substantially dependent upon the number of Debenture holders who participate in the Exchange Offer. If an appreciable amount of the principal amount of Debentures is not tendered in the Exchange Offer and remains outstanding following the Expiration Date, the Company's financial position likely will not improve. Moreover, regardless of the success of the Exchange Offer, unless and until the Company can successfully consummate an acquisition and generate positive cash flow, as to either of which there is no assurance, the Company's losses will continue and the Company may have no alternative but to seek protection under the United States bankruptcy laws.

         Event of Default; Acceleration of Debenture Obligations. On October 19, 1996, an Event of Default occurred under the Debentures resulting from the Company failing to pay interest when due. Pursuant to the terms of the Debentures, the holders of the Debentures have the right to accelerate in full the obligation of the Company to pay the entire principal amount outstanding plus accrued and unpaid interest on the Debentures. The Company currently does not have sufficient assets with which to meet this payment obligation if all of the Debentures are accelerated. Moreover, depending upon the principal amount of Debentures which are not tendered for exchange in the Exchange Offer and which remain outstanding following the Expiration Date, and depending upon whether the holders of those outstanding Debentures exercise their rights to accelerate payment of the Debentures, the Company may still have insufficient assets with which to meet its obligations. In such event, the Company may seek protection under the United States bankruptcy laws or may choose to liquidate. In either event, holders of capital stock of the Company, including those who exchange Debentures for Common Stock and Preferred Stock in the Exchange Offer, will be subordinate to the holders of the remaining principal amount of Debentures then outstanding as to the receipt of any assets available for distribution. Consequently, the success of the Company will remain substantially dependent upon all or substantially all Debenture holders tendering their Debentures for exchange in the Exchange Offer.

         Risks Associated with Acquisitions. The Company currently has no operating business, and its strategy for growth is dependent upon the acquisition of a business in a competitive and dynamic market to achieve growth. Certain risks are inherent in an acquisition strategy, such as increasing leverage and debt service requirements, diversion of management time and attention and combining disparate company cultures and facilities, all of which could adversely affect the Company's operating results. The success of any acquisition will depend in part on the Company's ability to integrate effectively the acquired business into the Company, and the integration process may involve unforeseen difficulties and may utilize a substantial portion of the Company's financial and other resources. No assurance can be given that a suitable acquisition candidate will be identified, financed and purchased on acceptable terms, or that if completed, will be successful.

         Likely Need for Additional Financing. It is anticipated that all or substantially all of the Company's limited cash resources will be used to fund a portion of the purchase price in any acquisition transaction. Consequently, the Company expects that it will require additional financing either to complete the acquisition or to fund working capital requirements for the new business. One of the principal reasons for the Exchange Offer is to improve the Company's financial condition to increase the likelihood for additional equity financing or debt financing at more favorable rates and on more favorable terms. The Company currently has no arrangements with respect to any sources for additional financing, and there can be no assurance that additional financing will be available to the Company on commercially reasonable terms. Any inability to obtain additional financing will have a material adverse effect on the Company and could cause the Company to curtail its acquisition strategy.

         Exchange Offer May have Tax Consequences to the Company. The exchange of Debentures for Common Stock and Preferred Stock in the Exchange Offer will have certain tax consequences to the holders of Debentures, each of whom is urged to consult his tax advisor as to the particular tax consequences associated with such holder. Additionally, if all of the Debentures are tendered for exchange in the Exchange Offer, the Company will recognize cancellation of indebtedness income in an amount equal to the difference, if any, between the face amount of the Debentures exchanged and the fair market value of the Units. Although the Company believes that the fair market value of the Units will not be less than the principal amount of the Debentures exchanged therefor, there can be no assurance that the Internal Revenue Service will not seek to challenge the Company's determination of the value of the Units in the Exchange Offer, which challenge, if successful, could cause the cancellation of indebtedness income to exceed the Company's net operating loss carryforward (the availability of which also may be limited as a result of the Exchange Offer), resulting in the recognition of taxable income by the Company from the Exchange Offer.

         Maintenance Criteria for Nasdaq Securities; Disclosure Relating to Low Priced Stock. The National Association for Securities Dealers, Inc. (the "NASD"), which administers Nasdaq, maintains criteria for continued Nasdaq eligibility. On May 21, 1996, the Company's Common Stock was delisted from the Nasdaq SmallCap Market by the NASD because the Company's stockholders' equity had fallen below $2.0 million and the bid price for the Company's Common Stock had fallen below the minimum allowable price of $1.00. The Company believes that the cancellation of the Debentures tendered in the Exchange Offer will improve stockholders' equity, increase the book value, and, likely the market price, for the Common Stock, and will allow the Company to regain compliance with the aforementioned listing requirements. There can be no assurance, however, that the Company will regain its listing on the Nasdaq SmallCap Market. Until such time, if ever, that the Common Stock is so listed, the Common Stock will trade in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements or in what is commonly referred to as the "pink sheets." As a result, holders of Common Stock should expect to find it more difficult to dispose of, or to obtain accurate quotations on the price of Common Stock. In addition, by virtue of the delisting, additional sales practice requirements are imposed on broker-dealers who trade in the Common Stock other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale. Such burdens on trading in the Common Stock should be expected to discourage active trading which would reduce the liquidity of the Common Stock and increase the spread between the bid and ask prices quoted by those broker-dealers, if any, which quote the Common Stock.

         No Dividends. The Company does not anticipate paying any cash dividends in the foreseeable future as earnings, if any, will likely be retained by the Company to finance the Company's operations and expand its business. Consequently, holders of Common Stock should not expect to receive dividends and holders of Preferred Stock should not expect to receive cash in payment of dividends payable on their shares.

         Control by Certain Stockholders. At September 30, 1996, Mr. Nunzio DeSantis beneficially owned 13.1% of the Common Stock of the Company, including shares of Common Stock over which he has voting control as voting trustee of shares owned by Steve Simon and Helen Porter under a Voting Trust Agreement established as part of the Stipulation. Although the shares owned by Mr. DeSantis do not constitute "control" of the Company, depending upon the concentration of ownership of the Common Stock by others, Mr. DeSantis will have substantial influence in the election of the Company's Board of Directors and thereby the policies of the Company.

         Shares Eligible for Future Sale. At September 30, 1996, the Company had outstanding a total of 4,634,530 shares of Common Stock excluding shares issuable upon excerise of outstanding warrants and options. All outstanding shares are, and all shares issuable upon exercise of the options, and substantially all shares issuable upon exercise of the warrants will be, available for resale in the public market without restriction, with the exception of those outstanding shares and those shares issuable upon exercise of warrants and options owned by affiliates of the Company. If the outstanding options and warrants are exercised, the stockholders of the Company, including those holders of Common Stock who receive their shares in exchange for Debentures in the Exchange Offer, will experience additional dilution.

         Under Rule 144 promulgated under the Securities Act, affiliates of the Company are permitted to sell, every three months, in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of one percent of the Company's outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to the sale. The sale of a substantial number of these shares could also have an adverse effect on the market price for the Common Stock.

         Restrictions on Transfer of Common Stock Issued in the Exchange Offer. The Common Stock and Preferred Stock issued in exchange for the Debentures in the Exchange Offer are being offered in reliance upon an exemption from the registration requirements of the Securities Act. Consequently, such shares will not be transferable in the United States absent registration under the Securities Act or an exemption therefrom, including Rule 144 promulgated under the Securities Act, which imposes a two year holding period as well as volume and manner of sale limitations on the sale of "restricted securities." The Company has agreed to use its best efforts to cause the registration of the Common Stock issued in the Exchange Offer under the Securities Act within six months following the Expiration Date for resale by the holders thereof, as well as the sale of the Non-Voting Common Stock to be issued in the event the Debentures are converted at the option of the Company. If the registration statement is declared effective, the shares will become freely transferable, subject to compliance with applicable state securities laws. Until such time, if ever, that the registration statement is declared effective, Debenture holders who receive Common Stock as part of the Units in exchange for their Debentures, and who receive Non-Voting Common Stock if and when the Preferred Stock is converted, will experience substantial restrictions on transfer.

         No Trading Market for the Preferred Stock. There is no trading market for the Preferred Stock and it is not expected that a trading market will develop. The Company does not intend to list or otherwise qualify the Preferred Stock for inclusion or quotation on any exchange or in the over-the-counter market. The Company does presently intend, however, to qualify the Non-Voting Common Stock for inclusion on the NASDAQ Stock Market, subject to notice of issuance upon conversion, if ever, of the Preferred Stock.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         As reported in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, the Company reported a net operating loss of $13,116,802 for the year then ended and an accumulated deficit of $6,273,093. In its Auditors' Report accompanying the Company's audited consolidated financial statements in the Form 10-K, the Company's independent auditors, Deloitte & Touche LLP, included an explanatory paragraph stating that the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern.

         The Company's financial condition also resulted in the delisting of the Company's Common Stock from both the Boston Stock Exchange and the Nasdaq Stock Market for failing to meet listing eligibility criteria. The delisting of the Company's Common Stock has resulted in substantial illiquidity for the Company's stockholders, a decrease in the stock price and a general deterioration of the Company as viewed by the investment community.

         Prior to the consummation of the transactions contemplated by the Stipulation, the Company's prior management had concluded that the Company's viability as a going concern was dependent upon the successful closing of such transactions, the restructuring of its obligations and asset base and ultimately, a return to profitability. The Company's current management has concluded that a return to profitability can only occur if the Company discontinues its automobile finance business and identifies a more viable business opportunity to which the Company can contribute its existing cash resources and management experience. The Company's management has concluded that only by changing the Company's strategic focus to a new business will the Company be able to avoid bankruptcy, preserve stockholder investment and, ultimately, increase stockholder value.

         If the Company is unable to successfully, and within a reasonably short period of time, redirect its resources toward a viable business enterprise, the Company will likely have no alternative but to seek protection under the United States bankruptcy laws. In such event, the Company's assets will be insufficient to satisfy its obligations to the Debenture holders. The Company believes that this fact is already reflected in the substantial discount from face amount at which the Debentures currently are valued. Moreover, the Company believes that so long as the Debentures remain outstanding, the obligation to pay interest will continue to deplete the limited cash resources which must be preserved for use in acquiring a business, and the obligation to repay the Debentures at maturity will represent a substantial and, possibly insurmountable, impediment for the Company to successfully pursue its business objectives and increase stockholder value.

         Finally, so long as the Debentures remain outstanding, the Company's liabilities will substantially exceed its assets and will prevent the Company from relisting its Common Stock on an established trading market.

         Accordingly, the Company's Board of Directors has concluded that the Debenture holders and the stockholders will be best served by the Company's efforts to develop a successful business which the Board believes will not be possible with the current Debentures outstanding and its impact on the Company's balance sheet. By substituting Common Stock and Preferred Stock for the Debentures, the Company will eliminate its debt and substantially improve its balance sheet. The book value per share of the Common Stock will increase from the substantial reduction in the Company's liabilities, providing an immediate benefit to the Company's stockholders, including the Debenture holders who will receive Common Stock in the Exchange Offer. The reduction in the Company's liabilities will also substantially improve the likelihood that the Company's Common Stock will again be listed on the Nasdaq Stock Market, providing increased liquidity to the Company's stockholders and enabling the Company to use equity to supplement its limited cash resources to improve its ability to identify and conclude a significant acquisition. Additionally, by exchanging debt for equity, the Debenture holders will participate with other equity holders in the appreciation, if any, in the value of the Company by virtue of the Company implementing its business strategy. Finally, the Preferred Stock will provide the Debenture holders with an opportunity to continue to improve their equity participation in the Company through conversion and through the dividend which is payable in equity at the option of the Company, without placing a severe financial burden on the Company or on its balance sheet.

         The Company will cancel any Debentures tendered in the Exchange Offer and has no present intention to reissue such securities.

                  SELECTED FINANCIAL AND PRO FORMA INFORMATION

         The following tables show the pro forma effects the Exchange Offer would have had on the Company for the fiscal year ended March 31, 1996 and at and for the three months ended June 30, 1996 if the percentage of principal amount of Debentures outstanding as specified in the tables below had been exchanged on such date or on the first day of said periods, based upon the assumptions set forth below. Reference is made to the historical audited consolidated financial information of the Company set forth in its Annual Report on Form 10-K for the year ended March 31, 1996, to the historical unaudited consolidated financial information of the Company set forth in its Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, and to the unaudited pro forma condensed consolidated financial statements of the Company, giving effect to the sale of IAP pursuant to the Stipulation, set forth in its Current Report on Form 8-K dated September 18, 1996, which Form 10-K, Form 10-Q and Form 8-K are incorporated by reference herein and included as Exhibits "A," "B" and "C," respectively. The historical financial information set forth in the tables below is derived from the Current Report on Form 8-K dated September 18, 1996 and gives effect to the sale of IAP as if it had occurred on or as of the dates indicated below.

                              AUTOLEND GROUP, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1996
                                   (UNAUDITED)



===================================================================================================================================
                                                                                50% EXCHANGE                       100% EXCHANGE
------------------------------------------------------------------------------------------------------------------------------------
                                                                           PROFORMA       RESULTING        PROFORMA     RESULTING
                                                          HISTORICAL       ADJUSTMENT      PROFORMA       ADJUSTMENTS    PROFORMA
------------------------------------------------------------------------------------------------------------------------------------
Assets:
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                 $ 9,726,984                      $9,726,984                  $ 9,726,984
Securities available for sale                               1,175,000                       1,175,000                    1,175,000
Accounts Receivable - matured insurance policies              148,102                         148,102                      148,102
------------------------------------------------------------------------------------------------------------------------------------
Installment contracts receivable - gross                  $10,062,914                     $10,062,914                  $10,062,914
Collateral owned - gross                                      819,268                         819,268                      819,268
Allowance for credit losses                                (3,020,776)                     (3,020,776)                  (3,020,776)
                                                          -----------                     -----------                  -----------
Installment contracts receivables - Net                    $7,861,406                      $7,861,406                   $7,861,406
------------------------------------------------------------------------------------------------------------------------------------
Purchased insurance policies, face value of $2,126,198      1,462,583                       1,462,583                    1,462,583
Accrued interest receivable on investments                      5,535                           5,535                        5,535
Fixed assets, less accumulated depreciation of $147,770       323,361                         323,361                      323,361
Unamortized debenture issuance costs, net                     295,987        (147,994)(a)     147,994       (295,987)(a)         0
Pre-paid consulting fees                                      420,000                         420,000                      420,000
Other                                                         376,224                         376,224                      376,224
                                                              -------                         -------                      -------
   Total Assets                                           $21,795,182        (147,994)    $21,647,189       (295,987)  $21,499,195
                                                          -----------        ---------    -----------       ---------  -----------
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
------------------------------------------------------------------------------------------------------------------------------------
Accounts payable & accrued liabilities                     $1,090,848          50,000(b)   $1,140,848         50,000(b) $1,090,848
Accrued acquisition costs                                     656,542                         656,542                      656,542
Accrued debenture interest expense                          1,635,057        (817,529)(c)     817,529     (1,635,057)(c)         0
Convertible debentures, at face value                      22,050,000     (11,025,000)(d)  11,025,000    (22,050,000)(d)         0
                                                           ----------     ------------     ----------   ------------    ----------
   Total Liabilities                                      $25,432,447    ($11,792,529)    $13,639,919   ($23,635,057)   $1,797,390
                                                          -----------    -------------    -----------   ------------    ----------


                                                      -17-






------------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock, $0.002 par value                                  $0           $198 (e)          $198          $397 (e)       $397
Common stock, $0.002 par value                                  9,269          2,205 (f)        11,474         4,410 (f)     13,679
Additional paid-in capital                                  5,946,904     21,147,597 (g)    27,094,501    42,295,193 (g) 48,242,097
Accumulated deficit                                        (9,593,438)    (9,505,465)(h)   (19,098,903)  (18,960,930)(h)(28,554,368)
                                                          -----------    -----------       -----------   -----------    -----------
   Total Stockholders' Equity                             ($3,637,265)   $11,644,535        $8,007,270   $23,339,070    $19,701,805
                                                         ------------    -----------        ----------   -----------    -----------

   Total Liabilities and Stockholders' Equity             $21,795,182       ($97,994)      $21,697,189     ($245,987)   $21,499,195
                                                         ------------    -----------        ----------   -----------    -----------
------------------------------------------------------------------------------------------------------------------------------------
Stock share data:
------------------------------------------------------------------------------------------------------------------------------------
Preferred stock, weighted average
  number of shares outstanding                                      0         99,225            99,225       198,450       198,450
Common stock, weighted average
  number of shares outstanding                              4,634,530      1,102,500         5,737,030     2,205,000     6,839,530
Book value per share of common                                 ($0.78)           n/a             $1.40           n/a         $2.89
------------------------------------------------------------------------------------------------------------------------------------
Assumptions:
------------------------------------------------------------------------------------------------------------------------------------
Assumed proportion of Debentures tendered                                         50%                            100%
Assumed number of shares Common Stock per Unit                                   100                             100
Assumed price per share of Common Stock                                        $1.00                           $1.00
Assumed number of shares of Preferred Stock per Unit                             9.0                             9.0
====================================================================================================================================

                              AUTOLEND GROUP, INC.
                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                        FOR THE YEAR ENDED MARCH 31, 1996
                                   (UNAUDITED)


==============================================================================================================
                                                                                       50% EXCHANGE
--------------------------------------------------------------------------------------------------------------
                                                                                PROFORMA          RESULTING
                                                          HISTORICAL           ADJUSTMENT         PROFORMA
--------------------------------------------------------------------------------------------------------------
Revenues:
Finance charges on installment contracts                   $7,808,369                            $7,808,369
Revenues from matured insurance policies                    1,326,706                             1,326,706
                                                            ---------                             ---------
     Gross Revenues                                        $9,135,075                  $0        $9,135,075
Cost of matured insurance policies                            784,848                               784,848
                                                              -------                               -------
     Net Revenues                                          $8,350,227                  $0        $8,350,227
                                                           ----------                            ----------
--------------------------------------------------------------------------------------------------------------
Operating Expenses:
General & Administrative expenses                          $9,768,747                            $9,768,747
Provisions for credit losses on installment contracts       8,839,461                            $8,839.461
                                                            ---------                            ----------
     Total Operating Expenses                             $18,608,208                  $0       $18,608,208
                                                          -----------                           -----------
--------------------------------------------------------------------------------------------------------------
Net Operating Earnings/(Loss):                           ($10,257,981)                 $0      $(10,257,981)
                                                        -------------                  --      -------------
--------------------------------------------------------------------------------------------------------------
Other Ordinary Income & (Expense):
Interest income on investments                               $603,356                              $603,356
Realized gains on sales of marketable securities                1,137                                 1,137
Gain on sale of viatical trademarks                           300,000                               300,000
Amortization of loss on sale of viatical portfolio           (392,063)                             (392,063)
Write-off of fixed assets                                           0                                     0
Misc. other income                                             65,337                                65,337
                                                               ------                                ------
     Subtotal - Net other ordinary income                    $577,767                  $0          $577,767
Debenture and other interest expense                       (3,269,878)          1,047,375 (i)    (2,242,501)
Preferred stock interest expense                                    0          (1,389,150)(j)    (1,389,150)
Debt conversion expense - estimated transaction costs               0             (50,000)(h)       (50,000)
Debt conversion expense - unamortized debenture
     issuance costs                                                 0            (147,994)(h)      (147,994)
Debt conversion expense - GAAP value of equity
     differential                                                   0         (10,125,000)(h)   (10,125,000)
                                                          -----------         -----------       -----------
     Total - Net other ordinary expense                   ($2,712,109)       ($10,644,769)     ($13,376,878)
                                                          -----------         -----------       -----------
--------------------------------------------------------------------------------------------------------------
Income before taxes, extraordinary items and change in
     accounting principle                                $(12,970,090)       ($10,644,769)     ($23,634,859)
Income tax effect on above                                  4,935,676                   0         4,935,676
                                                          -----------        ------------      ------------
Income after taxes, but before extraordinary items and
     change in accounting principle                       ($8,034,414)       ($10,644,769)     ($18,699,183)
                                                          -----------        ------------      ------------

--------------------------------------------------------------------------------------------------------------
Impact of Discontinued Operations, Extraordinary
Items, and change in accounting principle:
Operating Loss from discontinued Subsidiary net of tax      ($146,243)                            ($146,243)
Gain on sale of Subsidiary                                    497,808                               497,808
Gain on early repayment of debt, net of tax                 7,306,907                             7,306,907
Gain on projected exchange of debt for equity                       0                   0                 0
Cum. effect of change in accounting principle, net of tax     176,735                               176,735
                                                              -------                               -------

     Subtotal - Net extraordinary items                    $7,835,270                   0        $7,835,270
                                                           ----------                            ----------
--------------------------------------------------------------------------------------------------------------
Net Income/(Loss)                                           ($199,144)       ($10,664,769)     ($10,863,913)
                                                           ----------         -----------      ------------
--------------------------------------------------------------------------------------------------------------
Stock share data:
Preferred stock, weighted average number
    of shares outstanding                                           0              99,225            99,225
Common stock, weighted average number
    of shares outstanding                                   4,634,530           1,102,500         5,737,030
Book value per share of common                                 ($0.78)                n/a             $1.40
Earnings (Loss)/share before extraordinary items               ($1.73)                n/a            ($3.26)
Earnings/(Loss) per common share                               ($0.04)                n/a            ($1.89)





=============================================================================================
                                                                  100% EXCHANGE
---------------------------------------------------------------------------------------------
                                                           PROFORMA           RESULTING
                                                          ADJUSTMENT           PROFORMA
---------------------------------------------------------------------------------------------
Revenues:
Finance charges on installment contracts                                         $7,808,369
Revenues from matured insurance policies                                          1,326,706
                                                                                  ---------
     Gross Revenues                                                   $0         $9,135,075
Cost of matured insurance policies                                                  784,848
                                                                                    -------
     Net Revenues                                                     $0         $8,350,227
                                                                                 ----------
---------------------------------------------------------------------------------------------
Operating Expenses:
General & Administrative expenses                                                $9,768.747
Provisions for credit losses on installment contracts                             8,839,461
                                                                                  ---------
     Total Operating Expenses                                         $0        $18,608,208
                                                                                -----------
---------------------------------------------------------------------------------------------
Net Operating Earnings/(Loss):                                        $0       ($10,257,981)
                                                                      --      -------------
---------------------------------------------------------------------------------------------
Other Ordinary Income & (Expense):
Interest income on investments                                                     $603,356
Realized gains on sales of marketable securities                                      1,137
Gain on sale of viatical trademarks                                                 300,000
Amortization of loss on sale of viatical portfolio                                 (392,063)
Write-off of fixed assets                                                                 0
Misc. other income                                                                   65,337
                                                                     ---             ------
     Subtotal - Net other ordinary income                             $0           $577,767
Debenture and other interest expense                           2,094,750 (i)     (1,195,128)
Preferred stock interest expense                              (2,778,300)(j)     (2,778,300)
Debt conversion expense - estimated transaction costs            (50,000)(h)        (50,000)
Debt conversion expense - unamortized debenture
     issuance costs                                             (295,987)(h)       (295,987)
Debt conversion expense - GAAP value of equity
     differential                                            (20,250,000)(h)    (20,250,000)
                                                            ------------        -----------
     Total - Net other ordinary expense                     ($21,279,537)      ($23,991,646)
                                                            ------------        -----------
---------------------------------------------------------------------------------------------
Income before taxes, extraordinary items and change in
     accounting principle                                   ($21,279,537)      ($34,249,627)
Income tax effect on above                                             0          4,935,676
                                                             -----------          ---------
Income after taxes, but before extraordinary items and
     change in accounting principle                         ($21,279,537)      ($29,313,951)
                                                            ------------       ------------

---------------------------------------------------------------------------------------------
Impact of Discontinued Operations, Extraordinary
Items, and change in accounting principle:
Operating Loss from discontinued Subsidiary net of tax                            ($146,243)
Gain on sale of Subsidiary                                                          497,808
Gain on early repayment of debt, net of tax                                       7,306,907
Gain on projected exchange of debt for equity                          0                  0
Cum. effect of change in accounting principle, net of tax                           176,735
                                                                                    -------
     Subtotal - Net extraordinary items                                0         $7,835,270
                                                                                 ----------
---------------------------------------------------------------------------------------------
Net Income/(Loss)                                           ($21,279,537)      ($21,478,681)
                                                            ------------       ------------
---------------------------------------------------------------------------------------------
Stock share data:
Preferred stock, number of shares outstanding                    198,450            198,450
Common stock number of shares outstanding                      2,205,000          6,839,530
Book value per share of common                                       n/a              $2.89
Earnings (Loss)/share before extraordinary items                     n/a             ($4.29)
Earnings/(Loss) per common share                                     n/a             ($3.14)



=================================================================================================================================
                                                                              50% EXCHANGE                100% EXCHANGE
---------------------------------------------------------------------------------------------------------------------------------
                                                                       PROFORMA      RESULTING      PROFORMA      RESULTING
                                                       HISTORICAL     ADJUSTMENT     PROFORMA      ADJUSTMENT      PROFORMA
---------------------------------------------------------------------------------------------------------------------------------

Assumptions:
Assumed proportion of Debentures tendered                                          50%                          100%
Assumed number of shares of Common Stock per Unit                                 100                           100
Assumed price per share of Common Stock                                         $1.00                         $1.00
Assumed number of shares of Preferred Stock per Unit
                                                                                  9.0                           9.0
=================================================================================================================================


                              AUTOLEND GROUP, INC.
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED JUNE 30, 1996
                                   (UNAUDITED)


===============================================================================================================
                                                                                   50% EXCHANGE
---------------------------------------------------------------------------------------------------------------
                                                                              PROFORMA           RESULTING
                                                          HISTORICAL          ADJUSTMENT          PROFORMA
---------------------------------------------------------------------------------------------------------------
Revenues:
Finance charges on installment contracts                     $616,639                              $616,639
Revenues from matured insurance policies                            0                                     0
                                                         ------------
     Gross Revenues                                          $616,639                  $0          $616,639
Cost of matured insurance policies                                  0                                     0
                                                         ------------                              --------
     Net Revenues                                            $616,639                  $0          $616,639
                                                             --------                  --          --------

---------------------------------------------------------------------------------------------------------------
Operating Expenses:
General & Administrative expenses                          $1,484,777                            $1,484,777
Provisions for credit losses on installment contracts       1,921,292                            $1,921,292
                                                            ---------                            ----------
     Total Operating Expenses                              $3,406,069                  $0        $3,406,069
                                                           ----------                            ----------
---------------------------------------------------------------------------------------------------------------
Net Operating Earnings/(Loss):                            ($2,789,430)                 $0       ($2,789,430)
                                                          -----------                  --      ------------
---------------------------------------------------------------------------------------------------------------
Other Ordinary Income & (Expense):
Interest income on investments                                $22,223                               $22,223
Realized gains on sales of marketable securities                    0                                     0
Gain on sale of viatical trademarks                                 0                                     0
Amortization of loss on sale of viatical portfolio                  0                                     0
Write-off of fixed assets                                    (568,649)                             (568,649)
Misc. other income                                            126,424                               126,424
                                                              -------                               -------
     Subtotal - Net other ordinary income                   ($420,002)                 $0         ($420,002)

Debenture and other interest expense                         (537,228)            261,844 (i)      (275,384)
Preferred Stock interest expense                                    0            (347,288)(j)      (347,288)
Debt conversion expense - estimated
     transaction costs                                              0             (50,000)(h)       (50,000)
Debt conversion expense - unamortized
     debenture issuance  costs                                      0            (147,994)(h)      (147,994)
Debt conversion expense - GAAP value of
     equity differential                                            0         (10,125,000)(h)   (10,125,000)
                                                             --------         -----------       -----------
     Total - Net other ordinary expense                     ($957,230)       ($10,408,437)     ($11,365,667)
                                                             --------         -----------       -----------
---------------------------------------------------------------------------------------------------------------
Income before taxes, extraordinary items and change in
     accounting principle                                 ($3,746,660)       ($10,408,437)     ($14,155,097)

Income tax effect on above                                          0                   0                 0
                                                          -----------        ------------      ------------
Income after taxes, but before extraordinary items and
     change in accounting principle                       ($3,746,660)       ($10,408,437)     ($14,155,097)
                                                                             ------------      ------------

---------------------------------------------------------------------------------------------------------------
Impact of Discontinued Operations, Extraordinary
Items, and change in accounting principle:
Operating Loss from discontinued Subsidiary net of tax      ($141,218)                            ($141,218)
Gain on sale of Subsidiary                                    497,808                               497,808
Gain on early repayment of debt, net of taxes                       0                                     0
Gain on projected exchange of debt for equity                       0                   0                 0
Cum. effect of change in accounting principle, net of tax           0                                     0
                                                                    -                                     -
     Subtotal - Net extraordinary items                      $356,590                   0          $356,590
                                                             --------                              --------
---------------------------------------------------------------------------------------------------------------
Net Income/(Loss)                                         ($3,390,070)       ($10,408,437)     ($13,798,507)
                                                          -----------        ------------      ------------
---------------------------------------------------------------------------------------------------------------
Stock share data:
Preferred stock, weighted average number
     of shares outstanding                                          0              99,225            99,225
Common stock, weighted average number
     of shares outstanding                                  4,634,530           1,102,500         5,737,030
Book value per share of common                                 ($0.78)                n/a             $1.40
Earnings (Loss)/share before extraordinary items               ($0.81)                n/a            ($2.47)
Earnings/(Loss) per common share                               ($0.73)                n/a            ($2.41)




==============================================================================================
                                                                      100% EXCHANGE
----------------------------------------------------------------------------------------------
                                                                PROFORMA           RESULTING
                                                               ADJUSTMENT           PROFORMA
----------------------------------------------------------------------------------------------


Revenues:
Finance charges on installment contracts                                            $616,639
Revenues from matured insurance policies                                                   0

     Gross Revenues                                                    $0           $616,639
Cost of matured insurance policies                                                         0

     Net Revenues                                                      $0           $616,639
                                                                       --           --------

----------------------------------------------------------------------------------------------
Operating Expenses:
General & Administrative expenses                                                 $1,484,777
Provisions for credit losses on installment contracts                              1,921,292
                                                                                   ---------
     Total Operating Expenses                                          $0         $3,406,069
                                                                                  ----------
----------------------------------------------------------------------------------------------
Net Operating Earnings/(Loss):                                         $0        ($2,789,430)
                                                                       --       ------------
----------------------------------------------------------------------------------------------
Other Ordinary Income & (Expense):
Interest income on investments                                                       $22,228
Realized gains on sales of marketable securities                                           0
Gain on sale of viatical trademarks                                                        0
Amortization of loss on sale of viatical portfolio                                         0
Write-off of fixed assets                                                           (568,649)
Misc. other income                                                                   126,424
                                                                                     -------
     Subtotal - Net other ordinary income                              $0          ($420,002)

Debenture and other interest expense                              523,688 (i)        (13,541)
Preferred Stock interest expense                                 (694,575)(j)       (694,575)
Debt conversion expense - estimated
     transaction costs                                            (50,000)(h)        (50,000)
Debt conversion expense - unamortized
     debenture issuance  costs                                   (295,987)(h)       (295,987)
Debt conversion expense - GAAP value of
     equity differential                                      (20,250,000)(h)    (20,250,000)
                                                              -----------        -----------

     Total - Net other ordinary expenses                     ($20,766,875)      ($21,724,105)
                                                             ------------       ------------
----------------------------------------------------------------------------------------------
Income before taxes, extraordinary items and change in
     accounting principle                                    ($20,766,875)      ($24,513,535)
Income tax effect on above                                              0                  0
                                                             ------------       ------------
Income after taxes, but before extraordinary items and
     change in accounting principle                          ($20,766,875)      ($24,513,535)
                                                             ------------       ------------

----------------------------------------------------------------------------------------------
Impact of Discontinued Operations, Extraordinary
Items, and change in accounting principle:
Operating Loss from discontinued Subsidiary net of tax                             ($141,218)
Gain on sale of Subsidiary                                                           497,808
Gain on early repayment of debt, net of taxes                                              0
Gain on projected exchange of debt for equity                           0                  0
Cum. effect of change in accounting principle, net of tax                                  0
                                                                                           -
     Subtotal - Net extraordinary items                                $0           $356,590
                                                                                    --------
----------------------------------------------------------------------------------------------
Net Income/(Loss)                                                $537,228       ($24,156,945)
                                                                 --------       ------------
----------------------------------------------------------------------------------------------
Stock share data:
Preferred stock, weighted average number
     of shares outstanding                                        198,450            198,450
Common stock, weighted average number
     of shares outstanding                                      2,205,000          6,839,530
Book value per share of common                                        n/a              $2.89
Earnings (Loss)/share before extraordinary items                      n/a             ($3.58)
Earnings/(Loss) per common share                                      n/a             ($3.53)




====================================================================================================================================
                                                                             50% EXCHANGE                     100% EXCHANGE
------------------------------------------------------------------------------------------------------------------------------------
                                                                      PROFORMA        RESULTING       PROFORMA       RESULTING
                                                       HISTORICAL    ADJUSTMENT        PROFORMA       ADJUSTMENT      PROFORMA
------------------------------------------------------------------------------------------------------------------------------------
Assumptions:
Assumed proportion of Debentures tendered                                         50%                              100%
Assumed number of shares of Common Stock per Unit                                100                               100
Assumed price per share of Common Stock                                        $1.00                             $1.00
Assumed number of shares of Preferred Stock per Unit                             9.0                               9.0
====================================================================================================================================


                    Notes to Selected Pro Forma Information


(1) Basis of Presentation

     The accompanying pro forma consolidated balance sheet as of June 30, 1996 has been prepared as if the Exchange Offer has been completed on June 30, 1996. The pro forma consolidated income statement for the three months ended June 30, 1996 has been prepared as if the Exchange Offer had been completed on April 1, 1996. The pro forma consolidated income statement for the year ended March 31, 1996 has been prepared as if the Exchange Offer had been completed on April 1, 1995. The pro forma financial information should be read in conjunction with the financial statements and related notes set forth in Exhibits A, B and C in this Offering Circular.


(2) Pro Forma Adjustments

     The pro forma adjustments necessary to reflect the pro forma consolidated balance sheet are discussed below.

(a) To record the write off of the remaining unamortized Debenture issuance costs related to the Debentures exchanged.

(b)  To record the accrual of the expenses related to the exchange.

(c) To record a reduction in accrued interest related to the Debentures exchanged.

(d)  To record the retirement of the Debentures pursuant to the exchange.

(e)  To record the par value of the Preferred Stock issued in the exchange.

(f)  To record the par value of the Common Stock issued in the exchange.

(g)  To record the following adjustments to additional paid-in-capital:

                                              50% exchange       100% exchange
                                              ------------       -------------
     To record the premium over par value
      of the Preferred Stock issued            $9,922,302         $19,844,603
     To record the premium over par value
      of the Common Stock issued                1,100,295           2,200,590
     To record the fair value of the Preferred
      Stock and Common Stock issued in the
      exchange in excess of the fair value of
      the Common Stock issuable pursuant to
      the original conversion terms of the
      Debentures                               10,125,000          20,250,000
                                              -----------         -----------
                                              $21,147,597         $42,295,193
                                              ===========         ===========

(h) To record the following adjustments to retained earnings (accumulated deficit):


                                                  50% exchange   100% exchange
                                                  ------------   -------------
To record the fair value of the Preferred
 Stock and Common Stock issued in the
 exchange in excess of the fair value of
 the Common Stock issuable pursuant to
 the original conversion terms of the
 Debentures.                                       $10,125,000    $20,250,000
To record the benefit of the cancellation
 of the accrued interest on the Debentures.           (817,529)    (1,635,057)
To record the write off of the unamortized
 Debenture issuance costs.                             147,994        295,987
To record the estimated expenses related
 to the exchange.                                       50,000         50,000
                                                   -----------    -----------

                                                   $ 9,505,465    $18,960,930
                                                   -----------    -----------

     The pro forma adjustments necessary to reflect the pro forma consolidated income statements for the year ended March 31, 1996 and the three months ended June 30, 1996 are discussed below.

(i) To record the reduction in interest expense from the retirement of the Debentures.

(j)  To record interest expense at the rate of 14% on the Preferred Stock.







             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock and Warrants were quoted on the NASDAQ Smallcap Market under the symbol CARS and CARSW, respectively, until May 21, 1996. On that date the Common Stock and Warrants were delisted from the Nasdaq SmallCap Market due to the Company's failure to meet eligibility criteria for continued listing. Since that date, the Common Stock and the Warrants have traded on an Electronic Bulletin Board established for securities which do not meet or are otherwise not included for listing on the Nasdaq Stock Market or otherwise listed for trading on another established securities exchange. From July 1, 1990 until its delisting on August 20, 1996, the Common Stock also was listed on the Boston Stock Exchange under the symbol "OTO."

         The following table sets forth for the periods indicated the range of high and low bid prices for the Common Stock and Warrants as reported by NASDAQ. The prices reflect interdealer prices without mark-up, mark-down or commissions and may not necessarily represent actual transactions.




================================================================================================================================
                                                  Common Stock                            Class A Warrants(1)
--------------------------------------------------------------------------------------------------------------------------------
                                           High                  Low                   High                 Low
--------------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended March 31, 1995:

Quarter ended June 30, 1994              $ 4 1/8               $ 2 1/4               $ 1 5/8               $ 3/4
Quarter ended September 30, 1994           3 3/4                 1 3/4                 1 1/8                 5/16
Quarter ended December 31, 1994            3 1/4                 1 3/4                 13/16                 5/16
Quarter ended March 31, 1995               3 1/4                 1 5/18                 9/16                 1/8
--------------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ended March 31, 1996:

Quarter ended June 30, 1995              $ 2 3/8               $ 1 3/8               $  3/8                $ 5/32
Quarter ended September 30, 1995           2 5/8                 1 9/16                19/32                 3/16
Quarter ended December 31, 1995            2 1/16                  7/8                 19/32                 1/8
Quarter ended March 31, 1996               1 3/8                   7/8                  7/16                 3/16
--------------------------------------------------------------------------------------------------------------------------------
Fiscal Year Ending March 31, 1997:

Quarter ended June 30, 1996              $ 1 5/8               $   5/8               $ 11/32               $ 1/32
Quarter ended September 30, 1996           1 1/4                   5/8                 .15                  .05
Quarter ended December 31, 1996
(through October 18, 1996)                 1 /16                   5/8                  --(2)                --(2)
================================================================================================================================


(1) Each Class A Warrant entitled the registered holder thereof to purchase one share of Common Stock and one Class B Warrant through July 30, 1997 at an exercise price of $4.00, subject to adjustment. Each Class B Warrant entitled the registered holder thereof to purchase one share of Common Stock from the date of issuance through July 30, 1997 at an exercise price of $7.00, subject to adjustment.

(2) There were no reported trades of the Class A Warrants during these periods.


         As of October 21, 1996 the last reported sale price for the Common Stock was $1.06 based upon an October 21, 1996 trade on the Electronic Bulletin Board. At September 30, 1996 there were 4,634,530 shares of Common Stock outstanding.

                                 DIVIDEND POLICY

         The Company has not paid any dividends on its Common Stock. The Company presently intends to retain any earnings to finance growth and, therefore, does not anticipate paying dividends on the Common Stock in the foreseeable future. Moreover, the Company presently anticipates that dividends on the Preferred Stock will be payable other than in cash. See "Description of Capital Stock - Preferred Stock - Dividends."


                               THE EXCHANGE OFFER

         Terms of the Exchange Offer

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal, to exchange one Unit for each $1,000 principal amount of Debentures that is validly deposited and tendered and not withdrawn prior to the Expiration Date. Each Unit consists of: (i) 100 shares of Common Stock and (ii) such number of shares of Preferred Stock as shall have an aggregate value, on the basis of the Stated Value of $100 per share of Preferred Stock, equal to the difference between $1,000 and the aggregate market price for the 100 shares of Common Stock comprising a portion of the Unit, determined as of the Expiration Date. The market price per share of the Common Stock on the Expiration Date shall be equal to the average of the last reported bid and ask prices for the Common Stock on the Expiration Date as reported on the Electronic Bulletin Board on which the Common Stock currently trades. Interest accrued on the Debentures through the Expiration Date will be cancelled and disregarded for purposes of the Exchange Offer. Debentures which are tendered and accepted for exchange and which are not withdrawn as permitted will cease to accrue interest on the Expiration Date.

         The Exchange Offer is subject to a number of conditions. See "The Exchange Offer -- Conditions of the Exchange Offer." There is $22,050,000 aggregate principal amount of the Debentures outstanding. The Exchange Offer is being made for any and all Debentures and is not conditioned upon a minimum principal amount of the Debentures being tendered and not withdrawn. The Company reserves the right to terminate or amend the Exchange Offer at any time on or prior to the Expiration Date upon the occurrence of any of such conditions.

         The Exchange Offer expires at 5:00 p.m., New York time on November 20, 1996 unless the Company, in its sole discretion, extends the period of time which the Exchange Offer is open, in which event the "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended. Only Debentures validly deposited and tendered prior to the Expiration Date will be eligible for exchange. See "The Exchange Offer -- Extension of Exchange Offer Period; Termination; Amendments."

         Acceptance Not Mandatory

         Each holder of Debentures is free to exchange or not exchange such holder's Debentures pursuant to the Exchange Offer and may tender all or a portion of the principal amount of Debentures, in multiples of $1,000, so held by properly completing and delivering a Letter of Transmittal to the Company and by strictly complying with the exercise procedures set forth in the Notification accompanying the Letter of Transmittal and provided by CEDEL BANK, S.A. or EUROCLEAR, depending upon which facility maintains the account in which the holder's Debentures are registered. Holders of the Debentures not deposited and tendered for exchange pursuant to the Exchange Offer will continue to have all of the existing rights and preferences of the Debentures, including (i) the right to interest payments on the Debentures, (ii) the right to convert the Debentures into shares of Common Stock at $12.25 per share, subject to future adjustment upon the occurrence of certain events and (iii) certain anti-dilution protection provided in the Debentures. However, as previously stated herein, the Company has determined to make no further interest payments in respect of the Debentures which remain outstanding following the Expiration Date, notwithstanding that such failure shall continue to constitute an Event of Default.

         Procedure for Exchange

         Any holder of Debentures desiring to tender all or any portion of such holder's Debentures in the Exchange Offer must BOTH (i) complete and execute a Letter of Transmittal, and deliver the completed Letter of Transmittal to the Company at the address specified on the Letter of Transmittal and (ii) strictly comply with the exercise procedures described in the Notification accompanying the Letter of Transmittal and prepared by CEDEL BANK, S.A. and EUROCLEAR, depending upon which facility maintains the account in which the holder's Debentures are registered. Failure to comply with the exercise procedures set forth in the Notification, notwithstanding delivery of the Letter of Transmittal to the Company prior to the Expiration Date, will constitute a failure to make a valid tender. Similarly, failure to timely deliver the completed Letter of Transmittal to the Depositary prior to the Expiration Date, notwithstanding timely compliance with the exercise procedures in the Notification, will also constitute a failure to make a valid tender.

         No procedure, including provisions for notice of guaranteed delivery, is being made available to holders of Debentures who fail to timely deliver the Letter of Transmittal to the Company and/or fail to timely comply with the exercise procedures described in the Notification prior to the Expiration Date.

         By executing the Letter of Transmittal, a holder of Debentures who is participating in the Exchange Offer will also be authorizing CEDEL BANK, S.A. and EUROCLEAR to provide the Company with the name of such holder, the principal amount of Debentures tendered for exchange by such holder, the registered address of such holder and such other information as the Company may require to facilitate the issuance and delivery of the Common Stock and the Preferred Stock comprising the Units being issued in exchange for tendered Debentures.

         Holders of Debentures who are exchanging their Debentures are required under United States income tax law to provide the correct Taxpayer Identification Number on the Substitute Form W-9 which is included, together with instructions, in the Letter of Transmittal, or to certify on the Substitute Form W-9 that they are not subject to backup withholding. Failure to complete properly such information may result in the rejection of such holder's tender. Should such requirement be waived by the Company, failure to complete and return the Substitute Form W-9 may subject the holder to backup withholding on dividends on the Common Stock and Preferred Stock that might be payable in the future. Holders of Debentures who are non-resident alien individuals, foreign entities or exempt foreign persons must certify their foreign status by completing the Form W-8 which is included, together with instructions, in the Letter of Transmittal. Failure to complete and provide the Form W-8 may subject the holder to backup withholding.

         The method of delivery of the Letter of Transmittal and all other required documents is at the election and risk of the holder but if sent by mail, registered mail with return receipt requested, or overnight delivery service, properly insured, is recommended. Procedures to exercise the tender of Debentures are set forth in the Notification.

         The acceptance by a holder of Debentures of the Exchange Offer pursuant to one of the procedures set forth above will constitute a binding agreement between the holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal.

         All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of Debentures. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Debentures will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, and none of them shall incur any liability for failure to give such annunciation.

         Withdrawal Rights

         Tenders of Debentures pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, and unless theretofore accepted for exchange as provided in the Exchange Offer, may also be withdrawn after 11:59 P.M., New York City time, on December 19, 1996 (such date and time being the expiration of forty business days from the commencement of the Exchange Offer). If the Company extends the period of time during which the Exchange Offer is open, is delayed in accepting for exchange Debentures or is unable to accept for exchange or exchange Debentures for Units pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Depositary may, on behalf of the Company, retain all Debentures tendered, and such Debentures may not be withdrawn except as otherwise provided hereunder, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

         To be effective, a written, telegraphic or telex transmission notice of withdrawal must be received by CEDEL BANK, S.A. or EUROCLEAR, depending upon which facility maintains the account in which the holder's Debentures were registered prior to the tender, on a timely basis at its address specified in the Notification. Any notice of withdrawal must specify the name of the person having tendered the Debentures to be withdrawn, the name(s) in which the Debentures are registered at CEDEL BANK, S.A. or EUROCLEAR, the account number and the principal amount of Debentures to be withdrawn. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Withdrawals may not be rescinded, and any Debentures effectively withdrawn will be deemed not to have been duly deposited and tendered for purposes of the Exchange Offer. However, withdrawn Debentures may be retendered by following one of the procedures described in "The Exchange Offer -- Procedure for Exchange" at any time prior to the Expiration Date.

         None of the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

         Acceptance of Debentures for Exchange

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Debentures validly deposited and tendered and not withdrawn will be made promptly after the Expiration Date. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Debentures when, as and if the Company has given oral or written notice thereof to the Depositary. Tendered Debentures not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer or for any other reason, will be returned without expense to the tendering holders as promptly as practicable following the expiration or termination of the Exchange Offer.

         The Common Stock and Preferred Stock comprising the Units to be issued in exchange for Debentures tendered pursuant to the Exchange Offer will be issued only in the name of the holder of the Debentures exchanged therefor, notwithstanding that the holder may have held the Debentures for the account of another as nominee, broker, financial intermediary or in another capacity, to insure compliance with the exemption under the United States securities laws under which the Exchange Offer is being made. Certificates representing the Common Stock and Preferred Stock will be delivered to the address of the tendering holders as provided in the Letter of Transmittal, only after receipt by the Depositary of instructions from CEDEL BANK, S.A. and EUROCLEAR as to the tender of the Debentures, receipt of properly completed and duly executed Letters of Transmittal (or facsimile thereof) and any other required documents.

         Conditions of the Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange or exchange any Debentures tendered, and may terminate or amend the Exchange Offer or may postpone (subject to the requirements of the Exchange Act for prompt exchange or return of the Debentures) the acceptance for exchange of, and exchange of, Debentures tendered, if at any time on or after November 20, 1996 and before acceptance for exchange or exchange of any such Debentures

(whether or not any Debentures have theretofore been accepted for exchange or exchanged pursuant to the Exchange Offer) any of the following shall have occurred:

                  (i) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which (a) challenges the making of the Exchange Offer, the acquisition of some or all of the Debentures pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer; or (b) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Exchange Offer's contemplated benefits to the Company;

                  (ii) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (a) make the acceptance for exchange or exchange of some or all of the Debentures illegal or otherwise restrict or prohibit consummation of the Exchange Offer; (b) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange for some or all of the Debentures for Units; (c) materially impair the contemplated benefits of the Exchange Offer to the Company; or (d) materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

                  (iii) (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any significant change in the market price of the Common Stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Common Stock or the Exchange Offer's contemplated benefits to the Company or (f) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

                  (iv) any tender or exchange offer with respect to some or all of the Common Stock or the Debentures (other than the Exchange Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by any person or entity;

                  (v) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Common Stock ownership, or prospects of the Company and its subsidiaries, taken as a whole, which, in the sole judgment of the Company, is or may be material to the Company; or

                  (vi) (a) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of shares of Common Stock entitled to more than 5% of the aggregate votes entitled to be cast by all shares of Common Stock then outstanding (other than a person, entity or group which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to October 21, 1996) or (ii) any new group shall have been formed which beneficially owns shares of Common Stock entitled to more than 5% of the aggregate votes entitled to be cast by all shares of Common Stock then outstanding;

and, in the sole opinion of the Company, in any such case and regardless of the circumstances (including any action or omission to act by the Company) giving rise to such condition, such event makes it inadvisable to proceed with the Exchange Offer or with such acceptance for exchange or exchange.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

         Extension of Exchange Offer Period; Termination; Amendments

         The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Depositary, CEDEL BANK, S.A. and EUROCLEAR. During any such extension, all Debentures previously tendered and not exchanged or withdrawn will remain subject to the Exchange Offer, except to the extent that such Debentures may be withdrawn as set forth in "The Exchange Offer -- Withdrawal Rights." The Company also expressly reserves the right, in its sole discretion, to terminate the Exchange Offer and not accept for exchange or exchange any Debentures not theretofore accepted for exchange or exchanged or, subject to applicable law, to postpone the exchange of Debentures for Units upon the occurrence of any of the conditions specified in "The Exchange Offer -- Conditions of the Exchange Offer" hereof by giving oral or written notice of such termination or postponement to the Depositary, CEDEL BANK, S.A. and EUROCLEAR and making a public announcement thereof. The Company's reservation of the right to delay exchange of Debentures which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return Debentures tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Exchange Offer in any respect. Amendments to the Exchange Offer may be made at any time or from time to time effected by public announcement thereof, such announcement, in the case of any extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by publication in a newspaper distributed in Luxembourg or, if not practicable, in one other leading English language daily newspaper with general circulation elsewhere in Europe.

         If the Company materially changes the terms of the Exchange Offer or the information concerning the Exchange Offer, the Company will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in consideration offered or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Securities and Exchange Commission has stated that as a general rule, it is of the view that an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. If (i) the Company increases or decreases the consideration offered for the Debentures pursuant to the Exchange Offer and (ii) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days.

         Solicitation of Tenders; Fees

         The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. The Company, therefore, has not retained, and will not pay any commission or other remuneration to, any broker, dealer, salesman or other person for soliciting tenders of the Debentures. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

                            TRANSFERABILITY OF UNITS

         The issuance of shares of Common Stock and Preferred Stock comprising the Units upon exchange of the Debentures is exempt from the registration requirements of the Securities Act by reason of Section 3(a)(9) thereof. Consequently, such shares will not be transferable in the United States absent registration under the Securities Act or an exemption therefrom, including Rule 144 promulgated under the Securities Act, which imposes a two year holding period as well as volume and manner of sale limitations on the sale of "restricted securities." The Company has agreed to use its best efforts to register under the Securities Act the Common Stock to be issued in the Exchange Offer with the Securities and Exchange Commission no later than six months following the Expiration Date for resale by the holders thereof, as well as the sale of the Non-Voting Common Stock to be issued in the event the Debentures are converted at the option of the Company. If the registration statement is declared effective, the shares will become freely transferable, subject to compliance with applicable state securities laws. Until such time, if ever, that the registration statement is declared effective, Debenture holders who receive Common Stock as part of the Units in exchange for their Debentures, and who receive Non-Voting Common Stock if and when the Preferred Stock is converted, will experience substantial restrictions on transfer.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION;
                TRANSACTIONS AND AGREEMENTS CONCERNING THE UNITS

         None of the officers and none of the directors of the Company beneficially owns any Debentures or otherwise intends to participate in the Exchange Offer, nor has any of the foregoing persons entered into any agreement or engaged in any transaction concerning the Units, the Preferred Stock or the Common Stock except pursuant to the Stipulation.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary of certain Federal income tax aspects of the exchange of the Debentures for Preferred Stock and Common Stock of the Company is limited to a discussion of those aspects as they pertain to Debenture holders who are U.S. persons. The rules governing the tax treatment of an exchange by U.S. persons of bearer obligations for stock are not entirely clear, and the Company has not sought and will not seek a ruling from the Internal Revenue Service regarding this exchange. Accordingly, both U.S. persons and non-U.S. persons are urged to consult their own tax advisors with regard to the application of the Federal income tax laws to their own particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which they might be subject.

         The Company believes that the Exchange Offer should constitute a "recapitalization" within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, in a recapitalization involving the exchange of debentures for stock, the following rules apply:

         (1) Except as described below, no gain or loss will be recognized by the Debenture holder.

         (2) The recapitalization, however, will not be tax-free to the extent of any stock received in discharge of interest arrearages, and the receipt of such stock will give rise to ordinary interest income to the extent the arrearages have not previously been included in the Debenture holder's income.

         (3) The adjusted basis of the Debentures will become the adjusted basis for the stock received in the exchange (allocated between the Preferred Stock and the Common Stock in proportion to their fair market values), and the Debenture holder's holding period for the stock will include his holding period for the Debentures.

         (4) In the case of a Debenture holder who purchased his Debentures at a market discount and who did not elect to include the market discount in income currently under Code section 1278(b), the accrued market discount will be treated as ordinary income on a subsequent disposition of the stock received in the exchange.

         If the Exchange Offer is determined not to constitute a recapitalization, the rules described above would not apply. Instead, in such event, a Debenture holder would realize gain or loss equal to the difference between the value of the stock received and his adjusted basis in the Debentures. Any gain recognized on the Exchange Offer by a U.S. person (other than those financial institutions, broker-dealers and certain other persons described in Treasury Regulation section 1.165-12(c)), including accrued market discount, would likely be treated as ordinary income under section 1287 of the Code, and the deduction for any loss realized on the Exchange Offer would likely be disallowed under section 165(j) of the Code.


                            DESCRIPTION OF DEBENTURES

         General

         The Debentures are designated as 9.5% Convertible Subordinated Debentures Due 1997. The Debentures are unsecured and subordinated in right of payment to the Senior Debt (as hereinafter defined) of the Company. The Debentures are governed by the laws of the Islands of Bermuda.

         Principal and Interest

         The Debentures bear interest at the rate of 9.5% per annum payable annually in arrears on September 19. Whenever it is necessary to compute an amount of interest for a period of less than a full year, such interest shall be calculated based upon a year of twelve 30 day months. Unless sooner redeemed, the full principal amount of the Debentures is due September 19, 1997.

         Conversion

         The holder of any Debenture has the right, at his option, at any time during the Conversion Period (as defined below) to convert, all but not less than all of the principal amount of the Debenture into Common Stock at a conversion price equal to $12.25 principal amount of the Debenture for each share of Common Stock. The "Conversion Period" commenced upon issuance and will terminate at 5:00 p.m., Luxembourg time, on the business day preceding either
(i) the Redemption Date (hereinafter defined) or (ii) September 19, 1997, the maturity date of the Debentures, if no Redemption Date is established. The right of conversion shall terminate at such time unless a default occurs in the payment of the Redemption Price.

         No fractional share shall be issued upon conversion of Debentures. Cash will be paid in lieu of fractional shares. The Company shall make no payment or adjustment on account of any interest accrued on any converted Debenture as of the Conversion Date.

         The conversion price shall be subject to adjustment, from time to time, in case the Company shall (i) declare a dividend or make a distribution on its outstanding Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, or in case of any amalgamation of the Company with another corporation or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety or the reincorporation of the Company in another jurisdiction. The conversion price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of the Debenture converted after such date shall be entitled to receive the aggregate number and kind of securities which, if the Debenture had been converted by such holder immediately prior to such date, such holder would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination or reclassification.

         No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 2% in such price; provided, however, that any adjustments which are not required to be so made shall be carried forward and taken into account in any subsequent adjustment required to be made thereunder. All such calculations shall be made to the nearest cent or to the nearest one-hundredth of a share as the case may be.

         Redemption

         The Debentures are subject to redemption at the election of the Company as a whole at any time or in part from time to time, upon notice given, not less than 30 days nor more than 60 days prior to the date fixed for redemption (the "Redemption Date"), at the face amount of the Debentures, together with interest accrued thereon to the date fixed for redemption if and when the Market Price (as defined below) per share of the Common Stock, as constituted on the date hereof, exceeds $15.00 for 20 consecutive trading days ending 15 days or less prior to the date on which notice of redemption is given. If fewer than all of the Debentures are to be redeemed, the paying agent shall select, in such manner as it shall deem appropriate and fair, the Debentures to be redeemed.

         "Market Price" of the Common Stock on any day shall mean the average of the bid and asked prices of a share of Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") (if the Common Shares are traded on NASDAQ and not on the NASDAQ National Market System ("NASDAQ/NMS") or a national exchange) or its last sale price, regular way, as reported in a composite published report of transactions which includes transactions on a national exchange or National Market System on which the Common Stock is traded (if the Common Stock is traded on NASDAQ/NMS or a national exchange); provided, however, that if the Common Stock is not publicly traded or quoted on one or more trading days during the time of any computation pursuant to this paragraph, "Market Price" for the purposes on such day(s) shall be the fair market value as determined in good faith by the Board of Directors of the Company, whose decision shall be final and binding.

         Subordination

         The payment of all indebtedness evidenced by the Debentures is expressly subordinated, to the extent and in the manner provided in the Debentures, to all Senior Debt, which is defined to mean the principal of and premium, if any, and interest on the following, whether outstanding on the date of the Debentures or thereafter incurred or created: (i) indebtedness of the Company for money borrowed by the Company; (ii) indebtedness or obligations of the Company as lessee under any leases of real or personal property required to be capitalized under generally accepted accounting principles; (iii) indebtedness or obligations assumed or incurred by the Company in connection with the acquisition by the Company or any subsidiary of any property or assets, including any business; (iv) indebtedness or obligations of the Company constituting a guarantee of indebtedness or of obligations other than the type referred to above in the preceding clauses (i), (ii), and (iii); or
(v) renewals, extensions or refundings of any of the foregoing.

         Payments

         Debentures and coupons are payable in dollars against surrender thereof, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. All payments in respect of the Debentures will be made only by the Company's paying agencies and such payments will be made only in person or by payment to an address outside the United States furnished by the payee or by payment to an account maintained by the payee with a bank located outside the United States.

         The Company agrees that so long as any of the Debentures or coupons are outstanding, it will maintain a Paying Agent in a Western European City for payments on Debentures and coupons, which will be Luxembourg so long as the Debentures are listed on the Luxembourg Stock Exchange and such Exchange so requires.

         Banque Degroof (Luxembourg) S.A. has been and is Paying Agent for the Debentures in Luxembourg.

         Payment of Additional Amounts

         All payments of principal and interest by the Company in respect of the Debentures will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by the United States. In that event, the Company will pay such additional amounts as may be necessary in order to ensure that the net amounts receivable by the holders of the Debentures and coupons, if any, after such withholding or deduction shall equal the respective amount of principal and interest which would have been receivable in respect of the Debentures and coupons, if any, in the absence of such withholding or deduction.

         Holders of the Debentures will be subject to taxation certification procedures and may be affected by certain limitations under United States tax laws. In accordance therewith, any interest payable in respect of each Debenture will be paid only upon receipt of certification to the effect that, as of the first interest payment date, all beneficial interest in each such Debenture either is owned by a person that it not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. All payments in respect of the Debentures will be made only by the Company's Paying Agent and such payment will be made only in person or by payment to an address outside the United States furnished by the payee or by payment to an account maintained by the payee with a bank located outside the United States; no payment will be made at any office or agency of the Company in the United States through any United States paying agent, nor will any payment by made by transfer to an account, or be mailed to an address in the United States.

         Events of Default

         Upon the occurrence of any of the following events of default:

         (a) Failure to pay any installment of interest on the Debenture within 30 days after the same becomes due; or failure to pay the principal of the Debenture when and as the same shall become due and payable;

         (b) The Company shall commence any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for, acquiesce in, or consent to, the appointment of any receiver or trustee of the Company or for all or a substantial part of the property of the Company; or the Company shall make an assignment for the benefit of creditors; or the Company shall admit its inability to pay its debts as they mature in any writing;

         (c) There shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and any such proceeding shall remain undismissed for a period of 30 days or the Company by any act indicates its consent to, approval of, or acquiescence in, any such proceeding; or a receiver or trustee shall be appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of 30 days, or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company and the same shall not be dismissed or bonded within 30 days after levy; or

         (d) The Company shall breach or fail to perform or observe any of the covenants and agreements contained in the Debenture, in any material respect, and such breach or failure shall remain uncured for 30 days after the Company receives written notice of same;

         then, and in any such event, the holder of the Debenture may by written notice to the Company declare the entire unpaid principal amount of the Debenture together with accrued interest thereon due and payable, and the same shall, unless such default shall be cured within 10 additional days after such notice, forthwith become due and payable upon the expiration of such 10-day period, without presentment, demand, protest, notice of protest, notice of dishonor, or other notice of any kind, all of which are expressly waived, anything contained herein to the contrary notwithstanding, in which event, the holder thereof shall be entitled to receive the principal of the Debenture together with the interest accrued thereon.

                          DESCRIPTION OF CAPITAL STOCK

         General

         The Company is authorized to issue 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, each having a par value per share of $.002, of which 250,000 shares of Preferred Stock have been designated as 14% Cumulative Convertible Preferred Stock. As of October 21, 1996, there were 4,634,530 shares of Common Stock and no shares of Preferred Stock outstanding.

         Common Stock

         The holders of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine, subject to the prior payment in full of all accrued and unpaid dividends for each class, including the Preferred Stock, having a preference over the Common Stock. Each holder of Common Stock is entitled to one vote per share. There is no cumulative voting. Holders of Common Stock are not entitled to conversion or preemptive rights and the Common Stock is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining for distribution after payment of all liabilities and after provision has been made for each class of stock, including the Preferred Stock, having preference over the Common Stock. All shares of Common Stock outstanding are fully paid and non-assessable. The Board may issue additional Common Stock without approval of the shareholders.

         Preferred Stock

         The Company's Certificate of Incorporation, as amended, authorizes the issuance of 5,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board is empowered, without further stockholder approvals to issue Preferred Stock with liquidation, dividend, voting and other rights which could be superior to the rights afforded the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

         Of the 5,000,000 authorized shares of Preferred Stock, and pursuant to its authority as aforesaid, the Board of Directors has designated 250,000 shares of 14% Cumulative Convertible Preferred Stock for use in connection with the Exchange Offer. The Company presently intends to issue the Preferred Stock only in connection with the issuance of Units in exchange for the Debentures in the Exchange Offer.

         Voting Rights. Holders of Preferred Stock are not entitled to vote except as expressly required by law and are not entitled to receive notices otherwise given to holders of Common Stock in connection with meetings of stockholders and similar actions.

         Dividends. Holders of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, an annual dividend equal to 14% of the "Stated Amount" of the Preferred Stock (being $100 per share). The annual dividend is payable quarterly on March 15, June 15, September 15 and December 15 of each year commencing on March 15, 1997 to holders of record of the Preferred Stock on the close of business on the fifteenth business day preceding the dividend payment date. Dividends are payable, solely at the option of the Company, in: (i) cash; (ii) Non-Voting Common Stock (to the extent a class of Non-Voting Common Stock is authorized) valued at the Market Price on the dividend payment date; (iii) Common Stock valued at the Market Price on the dividend payment date; (iv) Preferred Stock; or (v) any combination of the foregoing. Any dividend which is declared and not paid when due will be cumulated until paid. No interest will accrue on the unpaid portion of any dividend. Holders of Common Stock and of any other class of capital stock which is expressly subordinate in right of payment of dividends to the Preferred Stock shall not be entitled to receipt of dividends unless and until all accrued and unpaid dividends have first been paid to the holders of the Preferred Stock. The term "Market Price" means, as of any day, the average of the high and low sales prices of the Common Stock on such day on the New York Stock Exchange or the American Stock Exchange (or if the Common Stock shall not then be listed on either such exchange, such average on the principal (determined by highest volume averaged for a period of twenty consecutive business days prior to the day as to which "Market Price" is being determined) national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) on which the Common Stock may then be listed) or, if there shall have been no sales on such exchange or exchanges on such day, the averages of the high and low sales prices of the Common Stock on such day on the NASDAQ/NMS or, if the Common Stock are not included on the NASDAQ/NMS, the average of the bid and asked prices at the end of such day or, if the Common Stock shall not be so listed, the average of the bid and asked prices at the end of the day in the over-the-counter market as reported by NASDAQ, as reported by the National Quotation Bureau, Inc. or any successor organization, in each such case, averaged for a period of 20 consecutive business days prior to the day as to which "Market Price" is being determined.

         Conversion. The Preferred Stock is subject to conversion, in whole or in part at any time up until the Redemption Date, if any, solely at the option of the Company, into shares of Non-Voting Common Stock at a conversion rate per share of Preferred Stock equal to (i) the sum of the Stated Amount ($100) plus accrued and unpaid dividends to the date of conversion divided by (ii) the Market Price of the Non-Voting Common Stock determined as aforesaid and ending within 15 days from the date notice of conversion is given. If less than all of the Preferred Stock is called for conversion, the Preferred Stock shall be converted, pro rata, on the basis of the number of shares held by each holder. If at the time of conversion there is not then an authorized class of Non-Voting Common Stock into which the Preferred Stock may be converted, the Preferred Stock will be convertible into Common Stock on the basis of the Market Price for the Common Stock. From and after the conversion date, dividends on the Preferred Stock shall cease to accrue and certificates for the shares of Preferred Stock shall only represent the right to receive the Non-Voting Common Stock (or Common Stock) into which the Preferred Stock is convertible.

         Redemption. The Preferred Stock is subject to redemption, in whole or in part at any time, solely at the option of the Company, upon not less than 30 nor more than 60 days notice prior to the date fixed for redemption (the "Redemption Date"), for a cash payment per share equal to the sum of the Stated Amount ($100) plus all accrued and unpaid dividends until the Redemption Date. If less than all of the Preferred Stock is called for redemption, the Preferred Stock shall be redeemed, pro rata, on the basis of the number of shares held by each holder. From and after the Redemption Date, dividends on the Preferred Stock shall cease to accrue and certificates for the shares of Preferred Stock shall only represent the right to receive the redemption price.

         Liquidation, Dissolution, Etc. Upon the liquidation, dissolution or winding up of the Company, whether involuntary or voluntary,the holders of the Preferred Stock are entitled to receive, after the payment of all sums due creditors and prior to the payment of any amounts to the holders of Common Stock or to holders of any other class of capital stock which is expressly subordinate in liquidation right to the Preferred Stock, an amount per share of Preferred Stock equal to the Stated Amount ($100) plus all accrued and unpaid dividends to the date of liquidation or dissolution. If the assets of the Company are insufficient to pay in full the amount due all holders of Preferred Stock, the assets will be distributed, pro rata, among the holders of the Preferred Stock. After the holders of the Preferred Stock have received in full the amount of the aforementioned liquidation preference, the holders of the Preferred Stock will not be entitled to share in the distribution of any remaining assets or other funds available for distribution to the holders of capital stock of the Company.

         General. Holders of Preferred Stock are not entitled to preemptive rights. All shares of Preferred Stock issued in the Exchange Offer will be validly issued, fully paid and non-assessable.

                                                                       Exhibit A

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 10-K


                ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended March 31, 1996            Commission File No. 1-10569

                              AutoLend Group, Inc.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                    22-3137244
      (State or other jurisdiction of                     (I.R.S. Employer
       incorporation or organization)                   Identification Number)

          930 Washington Avenue,
           Miami Beach, Florida                                33139
 (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (305) 673-2700

           Securities registered pursuant to Section 12(b) of the Act:

         Title of Class                    Name of Exchange on Which Registered
         --------------                    ------------------------------------
Common Stock, $.002 par value                    Boston Stock Exchange

           Securities registered pursuant to Section 12(g) of the Act:

      -- Units                                 -- Redeemable Class A Warrants
      -- Common Stock

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the Registrant was required to file such report(s)), and (2) has been subject to the filing requirements for the past ninety (90) days.
YES    X    NO _____

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

      As of June 21, 1996 the registrant had 4,634,530 shares of Common Stock outstanding. The aggregate market value of the Common Stock held by non-affiliates as of June 21, 1996 was approximately $3,288,834 million.


--------------------------------------------------------------------------------

                                     PART I

ITEM 1.  BUSINESS.

Background

        AutoLend Group, Inc. ("AutoLend" or the "Company") is a consumer finance company which, through its wholly-owned subsidiaries AutoLend IAP, Inc., AutoLend Corporation, LB NM, Inc. ("LB NM") and American Life Resources Group, Inc. ("ALRG") is engaged in the business of (i) providing short term (2 to 6 weeks) financing to selected used car dealers for purchases of used automobiles at certain regional auctions throughout the United States (the "Inventory Assistance Program," or "IAP"), (ii) maintaining a portfolio of retail installment loan contracts purchased from independent and franchised used automobile dealers ("Installment Contracts Receivable"), and (iii) maintaining a portfolio of life insurance policies ("Policies") purchased from individuals facing life-threatening illnesses, a business generically referred to as viatical settlements.

        Unless the context indicates otherwise, all references to the "Company" include AutoLend Group, Inc. and its wholly-owned subsidiaries, AutoLend IAP, Inc. (Inventory Assistance Program), AutoLend Corporation (Installment Contracts Receivable portfolio management), LB NM (viatical settlements) and American Life Resources Group, Inc. (viatical settlements).

        The Company's viability as a going concern is dependent upon the successful closing of the Settlement (as hereinafter defined), the restructuring of its obligations and asset base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Based upon an analysis of market factors and growth potential, as well as an evaluation of the Company's liquidity and capital resources, since December 22, 1995 the Company has ceased to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies, and does not at this time intend to recommence such activities.

Inventory Assistance Program

        AutoLend launched a new financing product in March 1995 called the AutoLend Inventory Assistance Program. The IAP program is similar to the "floor plan" financing plans offered by automobile manufacturers to their new car dealers. Dealers registered to purchase cars at participating auctions may qualify for an IAP credit line to allow them to finance the auction purchase of automobiles for terms of two, four or six weeks. The amount of the credit line and the length of term depend upon the applicant's business and credit history.

        The IAP program is targeted at the independent dealer who requires short-term credit for purchases of used autos at selected regional auctions. In exchange for a servicing fee and interest charges, approved dealers become eligible for 100% financing of the purchase price of cars they purchase at an AutoLend-affiliated auction. This financing, which is commonly referred to as "floor plan" financing, typically extends for periods ranging from 2 to 6 weeks from the time of purchase.

        On June 30, 1995, IAP and the Company entered into an agreement (the "ServNet Agreement") with ServNet, Inc. ("ServNet"), an association of 17 independent used car auctions, with a term of ten years, subject to renewals. Pursuant to the ServNet Agreement, ServNet agreed to use its best efforts to cause its constituent auctions to enter into agreements ("AutoLend Auction Agreements") with IAP to allow IAP the exclusive opportunity to provide floor plan financing for dealers purchasing cars at the participating auctions. Pursuant to the ServNet Agreement, IAP will pay to ServNet a fee calculated based upon volume or net profits, whichever results in a greater fee.

        To date, IAP has entered into AutoLend Auction Agreements with 11 ServNet auctions for ten year terms.

        IAP's accounting system is coordinated with the systems of participating ServNet auctions. On auction day, qualified buyers are given a computer-generated report that itemizes the status and recent history of their account and indicates their available IAP credit. At the time of payment, buyers advise auction cashiers that they wish to access their IAP credit line. The buyer must then provide a check for the aggregate administration fee and interest due for all cars purchased, which is made out to IAP and is deposited immediately; and separate checks for each car representing the principal amount of each car purchased plus the auction buyer's fee based upon the purchase price of the financed automobile, which are held in safekeeping. The principal checks are held by the ServNet auction along with the title for each car purchased. The titles are released to the dealer upon satisfaction of the buyer's obligation to IAP, either once the checks have cleared at the end of the finance period or by prepayment. If the dealer pre-pays, no pre-payment penalty is charged and unearned interest is rebated to the dealer.

        Each dealer applicant is subjected to an investigation that includes a review of credit bureau reports, bank references, auction references, trade references, verification that the dealer is bonded, insurance review, lien searches and verification that the applicant is in good standing with any relevant state licensing authority. In some instances where a ServNet auction has specifically requested that certain borderline applicants be approved, the particular ServNet auction guarantees the loan to IAP.

        Under the terms of the proposed settlement of the stockholder derivative litigation against the Company (the "Settlement"), AutoLend IAP, Inc. will be sold by the Company. See "Item 3 -- Legal Proceedings."

Installment Contracts Receivable

        From May 20, 1994 through December 22, 1995 the Company purchased Installment Contracts Receivable, which the Company currently plans to hold in its portfolio until maturity.

        Installment Contracts Receivable that met the Company's underwriting standards were acquired on either an individual basis after the Company had reviewed and approved the automobile purchaser's credit application (a "point of sale purchase"), or on a group basis through purchase of a dealer's portfolio of existing installment contracts (a "bulk purchase").

        The maturity of AutoLend's purchased Installment Contracts Receivable ranged from periods of 3 months to 24 months from their respective dates of purchase at annual interest rates ranging from 21% to 40%. Generally, all such Installment Contracts Receivable were repayable in installments but may be repaid, without penalty, prior to maturity. The average period to maturity of Installment Contracts Receivable in the Company's portfolio at March 31, 1996 was 17 months.

        To achieve an acceptable rate of return and provide for credit risk, Installment Contracts Receivable were purchased from dealers at a discount to the remaining principal balance. The amount of the discount reflected, among other things, a contract's interest rate, remaining term and credit risk.

        In January 1996, in order to reduce general and administrative expenses, the Company began to outsource collection functions in connection with its Installment Contracts Receivable under an agreement with LSI Financial Corp. ("LSI"), a leading third party servicing company specializing in servicing portfolios of sub-prime automobile receivables. Under the agreement LSI receives a flat service fee per active loan per month plus certain expenses in connection with any repossessions.

Viatical Settlements

        From 1991 to 1994 the Company purchased Policies insuring individuals generally having a projected life expectancy at the date of purchase of 24 months or less and generally paid 55 to 80 percent of the death benefits of such Policies. The actual amount paid was determined by the Company through the use of a proprietary formula which weighs various factors. The Policyholder assigned his or her Policy to the Company, which became the holder and beneficiary of the Policy and receives the payout upon maturity from the insurance company.

        On May 8, 1995 and July 18, 1995, the Company entered into agreements with Viaticus, Inc. ("Viaticus"), an affiliate of the CNA Insurance Companies, providing for the assignment to Viaticus of the benefits under certain of the insurance policies held by the Company's wholly-owned subsidiaries ALRG and LB NM.

        Under the agreements, ALRG and LB NM received consideration for each of the assigned Policies when Viaticus received an acknowledgement from the insurer of the assignment of the Policy. During the fiscal year ended March 31, 1996, approximately $17.5 million has been received as payment for policies with completed assignments to Viaticus and there are no outstanding amounts receivable under the agreements as of March 31, 1996.

        In conjunction with the sales to Viaticus, the remaining goodwill and other intangibles related to the purchases of the viatical business in 1993 and 1991 have been fully amortized. The Company does not currently anticipate any new purchases of Policies.

Employees

        At March 31, 1996, the Company and its subsidiaries had 20 full-time employees. The Company believes its relations with its employees are good and that there will be no substantial problem in recruiting additional qualified employees to accommodate future growth.

Competition

        While management is not aware of any existing competition for the short-term financing of purchases by used car dealers at ServNet auctions, competition could develop from several potential sources. Although banks have traditionally declined to provide "floor plan" financing for independent used car dealers for high mileage used cars, they could pose significant competition if they decided to enter this market. Similarly, most finance companies do not currently engage in "floor plan" lending, but could move into the business of providing credit to used car dealers. This particular source of competition is likely to develop from finance companies who are engaged in purchasing receivables from used car dealers. These companies frequently have a well developed understanding of, and established relationships with, dealers, as well as knowledge of their inventory and other potential collateral.

        Although the Company's agreement with ServNet requires ServNet to promote and encourage its independent member auctions to use the Company's financing program, particular auctions cannot be required to participate and may have existing individual in-house financing programs. Participating ServNet auctions, however, may not provide short-term financing unless either IAP declines the particular dealer or an in-house financing program previously existed.

        Another source of competition consists of financing plans offered by other auction companies. Under the ServNet Agreement, the Company has exclusive access to the participating ServNet auctions. However, other finance companies and competitive auctions are currently providing off-premises financing to ServNet dealers. Some of the Company's competitors have substantially greater financial resources than the Company and are able to offer rates and fees that are lower and other terms that are more favorable than those offered by the Company.

Government Regulation

        Inventory Assistance Program

        In each state in which the Company conducts its IAP business, the Company and/or IAP must obtain a license to do business and/or a certificate of authority. The Company and/or IAP is duly licensed to conduct its business in each state in which it conducts its business and all such licenses are current and in good order. The provision of finance to dealers may be subject to the addition regulations set forth below under the heading "Installment Contracts Receivable."

        Installment Contracts Receivable

        Numerous Federal and State consumer protection laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance. These laws include, but are not limited to, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, state motor vehicle retail installments sales acts, retail installment sales acts and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under Federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Installment Contracts Receivable.

        The so-called "Holder in Due Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes or the common law in certain states, is intended to defeat the ability of the transferor of a consumer credit contract (such as the Installment Contracts Receivable), which transferor is the seller of the goods that gave rise to the transaction, to transfer such contract free of notice of claims by the debtor thereunder. The effect of this rule is to subject the assignee of such a contract to all claims and defenses which the borrower under the contract could assert against the seller of goods. Most of the Installment Contracts Receivable are subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the Installment Contracts Receivable, may be subject to any claims or defenses that the purchaser of the auto may assert against the seller of the auto. Such claims are limited to a maximum liability equal to the amounts paid by the borrower on the Installment Contracts Receivable. The borrower may also assert the rule to offset remaining amounts due on the Installment Contracts Receivable as a defense against any claim brought by the Company against such borrower.

        Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles. Furthermore, federal odometer regulations promulgated under the Motor Vehicle

Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller was not properly licensed or if an odometer disclosure statement was not provided to the purchaser of an auto, the borrower may be able to assert a defense against the seller of the vehicle.

        Courts have imposed general equitable principles on secured parties pursuing repossession of collateral or litigation involving deficiency balances. These equitable principles may have the effect of relieving a borrower from some or all of the legal consequences of a default.

        In several cases, borrowers have asserted that the self-help remedies of secured parties under the UCC and related laws violate the due process protection provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the UCC and related laws as reasonable or have found that the repossession and resale by the creditors do not involve sufficient state action to afford constitutional protection to consumers.

        In addition to the laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral or enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the Federal bankruptcy law, a court may prevent a lender from repossessing a motor vehicle and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the motor vehicle at the time of bankruptcy (as determined by the court), leaving the party providing financing a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

        Viatical Settlements

        The Company generally purchased Policies only from residents of states where the Company believes there is no statutory and/or judicial authority prohibiting the enforcement of the assignment of Policies to assignees without an insurable interest in the insured. Each state, however, has statutes that regulate "conducting an insurance business" (or terms to the same effect) and, although the Company believes there is generally no existing judicial authority on point, there can be no assurance that some or all of these statutes will not be interpreted in the future to include viatical settlements and to preclude purchasers of viatical settlements, which are not insurance companies, from operating in such states. Such an interpretation would only adversely effect the Company if it were made to apply retroactively since the Company does not currently contemplate purchasing additional viatical settlements.

Trademarks

        On July 29, 1994, the Company sold certain assets of its viatical settlements business to National Capital Benefits Corporation ("NCBC"), a subsidiary of National Capital Management Corporation ("NCMC"). Pursuant to the agreement, NCBC paid the Company $125,000 and issued to the Company 100,000 shares of the common stock of NCMC. The Company has an option to sell these shares back to NCMC within 24 months of the sale, at a price of $1.75 per share. In addition, NCBC agreed to pay a royalty to the Company upon the maturity of all policies purchased by NCBC during the next four years.

        Assets acquired by NCBC included the Company's proprietary client management software system, all "work in process" and the trade names of both LB NM and ALRG. Along with certain other assets, the Company retained its existing accounts receivable and its inventory of owned policies. The Company expects to hold such inventory through the maturity and collection process. As a result of this sale, the Company began amortizing the remaining goodwill and intangible assets associated with the acquisitions of its viatical settlements companies in proportion to its recognition of revenue from matured policies, until all owned policies have matured. The effect of such amortization during the fiscal year ended March 31, 1995 resulted in an amortization expense of approximately $870,405. In conjunction with the sale to Viaticus, the remaining good will and other intangibles related to the purchaser of the viatical business in 1993 and 1991, have been amortized during the year ending March 31, 1996.

        On July 10, 1996 the Company gave notice to NCBC and NCMC of its election to sell its shares of NCMC common stock back to NCMC.

ITEM 2.  PROPERTIES.

        The Company leases approximately 3,050 square feet of office space in Miami Beach, Florida under a lease expiring in May 1997 at an annual base rent of $35,652, subject to annual increases that have historically been approximately 5%. Under the terms of the Settlement, at closing, the balance of the lease will be assumed by IAP.

        On May 11, 1994, the Company entered into a new lease to consolidate and expand existing office space. The initial six year term of the lease provides for annual base rent in each of the first two years of $207,000 for approximately 11,400 square feet and $325,000 annually thereafter when the square footage will increase to approximately 17,000 square feet, subject to increases reflecting changes in the consumer price index. The lease provides for one four-year renewal period. The lease commenced on August 1, 1994. In February, 1996 the Company vacated these premises, and is currently using them for storage. The Company is currently seeking a party to sublease or assume its lease obligations with respect to these premises. No assurance can be given that the Company will be able to find such a party or that if the Company finds such a party, the Company will be able to enter into an arrangement with such party on terms favorable to the Company.

ITEM 3.  LEGAL AND REGULATORY PROCEEDINGS.

        On December 26, 1995, Nunzio P. DeSantis, Courtland G. Miller and Vincent Villanueva ("Plaintiffs") commenced an action (the "Derivative Suit") in the Delaware Court of Chancery for New Castle County (the "Court") against Steve Simon, Stephen Raphael and Elie Housman ("Defendants"), and the Company as nominal defendant seeking, among other things, various injunctions against, and unspecified damages for, alleged breaches of fiduciary duty, gross mismanagement and/or gross negligence that may have occurred. Plaintiffs predicated their claims on allegations concerning the Company's performance, an alleged proposed spin-off of a subsidiary of the Company, and the repurchase and alleged additional plans by the Company to repurchase its outstanding 9.5% convertible subordinated debentures maturing on September 19, 1997. Management believed that all of these claims were baseless.

        On May 3, 1996, the parties submitted a Stipulation of Settlement (the "Stipulation") to the Court seeking the Court's approval for the settlement of the Derivative Suit. Pursuant to the Stipulation, current management will resign and receive on an accelerated basis payments remaining under their respective employment agreements, enter into consulting agreements with the Company, and the Company's AutoLend IAP, Inc. subsidiary will be sold to an affiliate of departing management for consideration that includes settlement of all intercompany indebtedness and the issuance by IAP of redeemable preferred stock with a face amount of $1 million. See "Item 7 -- Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition the Stipulation provided for dismissal of the Derivative Suit with prejudice and the exchange of releases by all parties. See "Item 13 -- Certain Relationships and Related Transactions."

        The Stipulation was distributed to the Stockholders of the Company on or about May 15, 1996. On June 17, 1996, a single notice of objection to the proposed settlement was filed with the Court. On June 27, 1996, after a hearing, at which the objector was represented by counsel and made written and oral submissions to the Court, Vice Chancellor Steele of the Delaware Chancery Court entered an order approving the settlement set forth in the Stipulation (the "Settlement").

        As of December 31, 1995, the Company's capital and surplus fell below the $1 million required by the NASDAQ Stock Market for continued listing. On April 30, 1996, a delisting hearing was held before the Nasdaq Qualifications Hearing Panel (the "Panel"). At the hearing, the Company requested a temporary exception to the capital and surplus requirements. The Panel granted the Company's request for a temporary exception. However, under the exception, the Company was required to make a public filing evidencing compliance with the minimum capital and surplus requirements with the Securities and Exchange Commission and the NASDAQ Stock Market on or before May 20, 1996. The Company could not make such a filing, and, on or about May 21, 1996, the Company was delisted from the NASDAQ Stock Market.

        In May 1996, the Company was impleaded by an insurer into a suit in the United States Bankruptcy Court for the Middle District of Florida, in which a bankrupt seeks from the insurer payment of a $1 million death benefit under a Policy which it asserts the insurer improperly amended to remove it as the beneficiary without consent of the Bankruptcy Court. Following such amendment, the Policy was assigned to the Company, which was without notice of any of these alleged facts. The insurer seeks to recover the death benefit paid under this Policy from the Company in the event that it is required to pay such death benefit to the bankrupt. The Company intends to aggressively defend against such claims and to aggressively assert its own claims against the insurer.

        The Company is involved in the causes of action described below as plaintiff.

        In March 1996, the Company commenced an action against Earl A. Van Dorien, Jr., a former employee of the Company, in the Circuit Court, Dade County, Florida seeking damages and the return of stolen property in connection with the deletion from the Company's computer system of certain menu tools, programs and access tools.

        In May 1996 Aurora National Life Assurance Company filed an interpleader action in the United States District Court for the Southern District of Florida seeking determination of the proper recipient of benefits under a Policy. The Policy in question was sold by the Company to Viaticus in May 1995 for $3 million. Although the insured had died in December 1994, neither the Company nor Viaticus was aware of the maturation of the Policy at the time of the sale. The Company intends to vigorously assert its claim to the full death benefits. If it is awarded those benefits, it will have to return the $3 million sale price previously paid to it by Viaticus for purchase of the policy, leaving the Company with a $1.5 million net gain.

        Management is currently unable to assess the outcome of such litigation and whether the results thereof would have a material effect on the condition, financial and otherwise, of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

        (None)

                                     PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
         MATTERS.

        The Company's Common Stock and Class A Warrants were quoted on the NASDAQ Stock Market ("NASDAQ") under the symbols CARS and CARSW, respectively, through May 22, 1996. The Common Stock has also been listed on the Boston Stock Exchange (the "BSE") under the symbol OTO, since July 1, 1990. See "Item 3 -- Legal and Regulatory Proceedings."

        The following table sets forth the range of high and low bid prices for the Common Stock and Class A Warrants for all quarters for the fiscal years ended March 31, 1995 and 1996, as reported by NASDAQ. The quotes represent "Interdealer" prices without adjustment or mark-ups, mark-downs or commissions, and, in the case of bid prices, may not necessarily represent actual transactions. The trading volume of the Company's securities fluctuates and may be limited during certain periods. As a result, the liquidity of an investment in the Company's securities may be adversely affected.


                                                                      Common                              Class A
                                                                       Stock                           Warrants(1)
                                                              -----------------------           ------------------------
                                                                 High          Low                  High          Low
                                                              ----------    ---------            ---------      --------
Fiscal Year Ending
   March 31, 1995
Quarter ended June 30, 1994..............                     $   4 1/8    $   2 1/4            $    1 5/8     $   3/4
Quarter ended September 30, 1994.........                         3 3/4        1 3/4                 1 1/8         5/16
Quarter ended December 31, 1994..........                         3 1/4        1 3/4                  13/16        5/16
Quarter ended March 31, 1995.............                         3 1/4        1 5/18                  9/16        1/8

Fiscal Year Ending
   March 31, 1996
Quarter ended June 30, 1995..............                     $   2 3/8    $   1 3/8            $    3/8       $   5/32
Quarter ended September 30, 1995.......                           2 5/8        1 9/16                19/32         3/16
Quarter ended December 31, 1995.......                            2 1/16         7/8                 19/32         1/8
Quarter ended March 31, 1996............                          1 3/8          7/8                 7/16          3/16

-------------------
(1) Each Class A Warrant entitles the registered holder thereof to purchase one share of Common Stock and one Class B Warrant through July 30, 1996 at an exercise price of $4.00, subject to adjustment. Each Class B Warrant entitles the registered holder thereof to purchase one share of Common Stock from the date of issuance through July 30, 1996 at an exercise price of $7.00, subject to adjustment. The Class A Warrants and the Class B Warrants are subject to redemption at $.05 per Warrant on 30 days' prior written notice, provided the closing bid price of the Common Stock exceeds $5.50 and $9.70 per share, respectively, for 30 consecutive business days ending within 15 days of the date of notice of redemption.

        As of June 21, 1996 the last reported sale prices for the Common Stock was $.9375 based upon a May 22, 1996 trade on NASDAQ and the last reported sales price for the Class A Warrants was $.18 based upon a May 10, 1996 trade on NASDAQ.

        As of June 21, 1996 there were 4,634,530 shares of Common Stock outstanding.

ITEM 6. SELECTED FINANCIAL DATA.

        The following selected financial data of the Company for the fiscal years ended March 31, 1996, 1995, 1994, 1993 and 1992 has been derived from the audited consolidated financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto. The Company commenced its viatical settlements business on April 1, 1991. On April 6, 1993, the Company acquired certain operating assets of American Life Resources Corporation, a Florida corporation engaged in the viatical settlements business. The Company ceased since December 22, 1995 to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies. On May 20, 1994 the Company commenced its Installment Contracts Receivable business and on March 9, 1995 it commenced its Inventory Assistance Program Business. Accordingly, results of operations prior to such dates are not indicative of future operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


                                                                                             Fiscal Year
                                                                                           Ended March 31,
                                                              ---------------------------------------------------------------------
Statement of Operations Data:                                      1996          1995           1994           1993          1992
                                                                   ----          ----           ----           ----          ----


Finance charges on installment contracts....................  $ 7,808,369    $ 2,718,905    $        --    $        --   $       --

Revenue from matured insurance policies.....................    1,326,706     19,937,906     19,835,258     12,022,667    3,071,916
   Operating earnings (loss)................................   (1,564,763)     2,750,932      3,504,138      2,069,936     (741,875)
   Net interest income (expense)............................   (2,686,520)    (4,530,910)    (4,316,724)    (2,439,994)  (1,076,189)
   Net realized gains (losses) on securities
        available for sale..................................        1,137     (1,649,252)       (33,578)       681,151       14,680
   Net unrealized losses on securities available
        for sale............................................           --             --             --       (194,814)          --
   Earnings (loss) before discontinued operations
        extraordinary item and cumulative
        effect of change in accounting principle............   (8,180,657)    (4,962,088)      (946,164)       116,279   (1,803,384)
   Discontinued operations - loss from operations
        of discontinued subsidiary net of income
        tax benefit.........................................      (47,595)       (67,735)            --             --           --
   Earnings (loss) before extraordinary item and
        cumulative effect of change in
        accounting principle................................   (8,228,252)    (5,029,823)      (964,164)       116,279   (1,803,384)
   Extraordinary item-net gain on early
        extinguishment of debt..............................    7,306,970      2,030,000             --             --           --
   Earnings before cumulative effect of change in
        accounting principle................................     (921,282)    (2,999,823)      (946,164)       116,279   (1,803,384)
   Cumulative effect of change in accounting
        principle...........................................      176,735             --             --        194,814           --
   Net earnings (loss)......................................     (744,547)    (2,999,823)      (946,164)       311,093   (1,803,384)
   Earnings (loss) per share before discontinued
        operations, extraordinary item and
        cumulative effect of change in
        accounting principle................................        (1.77)         (1.07)         (0.20)          0.02        (0.34)
   Earnings (loss) per share on discontinued
        operations..........................................        (0.01)         (0.02)            --             --           --
   Earnings (loss) per share before
        extraordinary item and cumulative effect
        of change in accounting principle.......                    (1.78)         (1.09)         (0.20)          0.02        (0.34)
   Earnings per share on extraordinary item-gain
        on early extinguishment of debt.....................         1.58           0.44             --             --           --
    Earnings (loss) per share before cumulative
        effect of  change in accounting
        principle...........................................        (0.20)         (0.65)         (0.20)          0.02        (0.34)
    Earnings (loss) per share on cumulative
        effect of change in accounting
        principle...........................................         0.04             --             --           0.04           --
   Net earnings (loss) per share............................        (0.16)         (0.65)          (.20)          0.06        (0.34)
   Average number of shares outstanding.....................    4,634,530      4,634,530      4,641,605      5,339,809    5,308,911


Balance Sheet Data:

   Total Assets.............................................  $24,485,089    $55,001,797    $61,382,195    $63,439,211  $65,720,288
   Total Liabilities........................................   24,802,009     54,573,500     58,672,134     58,550,483   58,811,996
   Total Stockholders' Equity...............................     (316,920)       428,297      2,710,061      4,888,728    6,908,292

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

General

        Although the Company was organized in May 1989, it did not commence its viatical settlements business until April 1991 when it acquired certain assets of Living Benefits, Inc. ("LBI") and covenants not to compete from the former owners of LBI. In April 1993, the Company acquired certain operating assets of American Life Resources Corporation ("ALRC"), which was also engaged in the viatical settlements business. ALRC retained the Policies it had purchased prior to January 14, 1993. Goodwill and intangibles related to these acquisitions were amortized over the remaining life of the viatical portfolio, extending through the fiscal year ended March 31, 1996.

        The Company commenced purchasing Installment Contracts Receivable in May 1994 and ceased making such purchases in December 1995. The Company commenced its Inventory Assistance Program in March 1995.

        In September 1991, the Company sold $55 million 9 1/2% Convertible Subordinated Debentures (the "Debentures"). During the fiscal year ended March 31, 1996, the Company prepaid, without penalty, $28.9 million principal amount of Debentures, leaving $22.1 million outstanding. Annual interest payments of approximately $2.1 million are required under the Debentures outstanding as of March 31, 1996. Debt issuance costs of approximately $3.6 million arising from the sale of Debentures are being amortized over the six year term, with applicable amounts of costs amortized as prepayments of debt are made. At March 31, 1996, a balance of $356,681 in debt issuance costs remain to be amortized through September 1997.

        Under the terms of the Settlement, IAP will be sold by the Company. See "Item 3 -- Legal Proceedings." Accordingly, for the fiscal years ended March 31, 1996 and 1995, net assets of IAP are included in the Financial Statements as "Net assets of discontinued operation" and IAP net operating losses are included as "Discontinued operations -- loss from operations of discontinued subsidiary." IAP's revenues consist of a non-refundable administrative fee received on the date of the loan and interest revenue collected and recognized during the time the loan is outstanding. For the fiscal years ended March 31, 1996 and 1995, administrative fees and interest revenues totaled $379,667 and $2,163, respectively.

        Effective August 1995, the Company changed the method by which finance charges are recorded from a cash basis using simple interest calculation to an accrual basis using the "Rule of 78" interest calculation method. The cumulative effect on the prior period ending March 31, 1995 was $176,735 net of income taxes of $117,239. Revenue is recognized on the difference between the gross cash flow from the Installment Contracts Receivable and the total amount paid by the Company to acquire the Installment Contracts Receivable. Recognition of revenue is suspended for any Installment Contracts Receivable that is in default and is only reinstated upon the curing of the default.

        The Company recognizes revenues in its viatical settlements business upon the death of the insured. See Note 1 of Notes to Consolidated Financial Statements. Costs associated with the acquisition of a Policy are charged to operations as revenues are recognized. The ability of the Company to recognize revenue from the maturity of a Policy depends upon the Company receiving notification of the Policy maturity from a representative of the insured, which in some instances may not occur until significantly after the death of the insured. As a result of the Company's revenue recognition policy, the Company may experience periods without revenues from the maturity of Policies or significant fluctuations in operating results from period to period.

Results of Operations

        Fiscal Years ended March 31, 1996 and 1995.

        During the fiscal year ended March 31, 1996, revenues from Installment Contracts Receivable increased by $5,089,464, to $7,808,369 from $2,718,905 during the fiscal year ended March 31, 1995. This increase resulted from the increased size of the Company's portfolio of Installment Contracts Receivable during the fiscal year ended March 31, 1996 as compared with the fiscal year ended March 31, 1995. The Company has ceased to purchase Installment Contracts Receivable since December 1995.

        During the fiscal year ended March 31, 1996, viatical revenues decreased by $18,611,200 to $1,326,706, reflecting the maturity of 12 Policies, from $19,937,906, reflecting the maturity of 195 Policies, during the fiscal year ended March 31, 1995. Net viatical revenues for the fiscal year ended March 31, 1996 were $541,858 or 41% of viatical revenues, reflecting costs of $784,848 associated with the Policies that matured during such year. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures, if any, by the Company in connection with the purchase and maintenance of a Policy. Such costs in excess of the purchase price accounted for approximately 2% of the face value of Policies that matured during the year ended March 31, 1996 and March 31, 1995. Net viatical revenues for the year ended March 31, 1995 were $6,677,650, or 33.5% of viatical revenues, reflecting costs of $13,260,256. The decrease in policy maturities and net viatical revenues resulted from the Company's decision not to purchase new Policies after September 1994, and the sale in May and July 1995 of a total of 225 policies for approximately $17.5 million to Viaticus, Inc.

        During the year ended March 31, 1996 loss from operations of IAP decreased $20,140 to $47,595, net of income tax benefit of $28,716, from $67,735, net of income tax benefit of $0 for the year ended March 31, 1995. During the year ended March 31, 1996, revenues from the Inventory Assistance Program increased by $377,504 to $379,667, reflecting 2,771 cars financed, from $2,163, reflecting 24 cars financed, during the year ended March 31, 1995. These increases reflected the operation of IAP during the full year ended March 31, 1996 as opposed to a single month of the year ended March 31, 1995, and the growth and development of the IAP program during the year ended March 31, 1996.


        General and administrative expenses increased by $3,269,367 to $9,914,990 during the year ended March 31, 1996, from $6,645,623 during the year ended March 31, 1995. This increase resulted primarily from increases of approximately $1,873,000 in costs resulting from the expanded activity of the Company's Installment Contracts Receivable business during the first three quarters of the year, $444,000 in legal and professional fees, $226,162 in severance pay resulting from the Company's downsizing during the third quarter of 1996, and $219,799 and $173,973 in costs incurred in 1993 and 1994 relating to the Company's offering of securities and its 1995 organization of an Australian joint venture, respectively. As a result of the Company's downsizing during the third quarter of 1996, salary expense was approximately $246,000 during the three months ended March 31, 1996 as compared with approximately $860,000 during the three months ended September 30, 1995.

        Provision for credit losses in connection with the Company's Installment Contracts Receivable increased to $8,839,461 for the year ended March 31, 1996, from $1,561,062 for the year ended March 31, 1995. In addition, chargeoffs and adjustments for credit losses in connection with the Company's Installment Contracts Receivable increased to $6,388,165 during the year ended March 31, 1996 from $17,062 during the year ended March 31, 1995. These increases reflected increased loan delinquencies and writeoffs in the Company's portfolio of consumer finance receivables and were a factor in the Company's decision to discontinue its purchases of Installment Contracts Receivable.

        During the year ended March 31, 1996, the Company's operating loss (excluding provision for credit losses) was $1,564,763, as compared with operating income of $2,750,932 during the year ended March 31, 1995. The decrease in operating income was primarily attributable to the developments described above.

        For the year ended March 31, 1996, the Company had a net loss of $744,547 or $.16 per share. For the year ended March 31, 1995, the Company had a net loss of $2,999,823 or $0.65 per share. The change in net loss was attributable primarily to the developments described above, coupled with an increase of $5.3 million in gain on early extinguishment of debt and an increase of $4.9 million in benefits from income taxes.

        Fiscal Years ended March 31, 1995 and 1994.

        During the year ended March 31, 1995, revenues from Installment Contracts Receivable totalled $2,718,905.

        During the year ended March 31, 1995, viatical revenues increased 0.5% to $19,937,906, reflecting the maturity of 195 Policies, from $19,835,258, reflecting the maturity of 232 Policies, during the year ended March 31, 1994. Net viatical revenues for the year ended March 31, 1995 were $6,677,650, or 33.5% of revenues, reflecting costs of $13,260,256 associated with such matured Policies. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures, if any, by the Company in connection with the purchase and maintenance of a Policy. Such costs in excess of the purchase price accounted for approximately 2% of the face value of Policies that matured during the year ended March 31, 1995 as compared with 1% of the face value of Policies that matured during the year ended March 31, 1994. Net viatical revenues for the year ended March 31, 1994 were $6,508,628, or 32.8% of revenues, reflecting costs of $13,326,630. The overall increase in Policy maturities and net revenue relates to the relative age of the overall portfolio of Policies.

        During the year ended March 31, 1995, operating earnings (excluding provision for credit losses) decreased to $2,750,932, as compared with $3,404,138 during the year ended March 31, 1994. The decrease in operating earnings resulted from an increase in general and administrative expenses which was only partially offset by an increase in revenues from automobile financing and viatical settlements. General and administrative expenses increased to $6,645,623 during the year ended March 31, 1995, from $3,004,490 during the year ended March 31, 1994. The increase was primarily attributable to the increased salary costs of approximately $1.1 million associated with the expansion of AutoLend, and certain legal costs associated with entry into a new business which were only partially offset by reduced advertising expenditures resulting from the Company's decreased marketing efforts for its viatical settlements business.

        For the year ended March 31, 1995, the Company had a net loss of $2,999,823 or $.65 per share. For the year ended March 31, 1994, the Company had a net loss of $946,164 or $.20 per share. The increased net loss resulted primarily from the costs associated with the expansion of AutoLend which were only partially offset by the increase in revenues.

Liquidity and Capital Resources

        The Company's viability as a going concern is dependent upon the successful closing of the Settlement, the restructuring of its obligations and asset base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. The Company has ceased since December 22, 1995 to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies. During the third quarter of the year ended March 31, 1996 the Company significantly downsized its operations resulting in significant reductions in salary expense. See "--Results of Operations." In June 1996, the Company entered into a settlement of the Derivative Suit. In connection with the closing of the Settlement, the Company will enter into various agreements, providing for, among other things, the disposition of certain operations, and the replacement of current management. See "Item 13. Certain Relationships and Related Transactions."

        In September 1996 the Company is obligated to make an interest payment on the remaining outstanding debentures of approximately $2.1 million. The outstanding principal amount of the debentures, which is due in September 1997, will become current debt in September 1996, and without a capital infusion, refinancing or amendment of the debentures, such current debt will render the Company insolvent on a balance sheet basis See Note 5 to the Consolidated Financial Statements for information relating to the Company's debenture obligations. There was positive cash flow from operations of $8,724,470 for the year ended March 31, 1996. Although the Company currently has sufficient liquidity to meet its September 1996 interest obligations under the debentures, intervening operating losses may prevent the Company from meeting its obligations to make interest payments, and in September 1997 to repay the principal under the Debentures as such payments become due. If the Company is unsuccessful in its efforts to obtain capital or to refinance or amend the debentures, it may be necessary for the Company to seek the protection of the bankruptcy laws or to undertake such other actions as may be appropriate to preserve its business.

        During the fiscal year ended March 31, 1996 the Company funded a total volume of 2,771 IAP purchases totalling approximately $13.2 million. At March 31, 1996 the Company's IAP receivable portfolio consisted of 994 loans totalling approximately $5.1 million.

        The Company commenced its purchases of Installment Contracts Receivable in May 1994 and ceased purchases of Installment Contracts Receivable on December 22, 1995.

        During the fiscal year ended March 31, 1996, the Company purchased a total of approximately 2,600 Installment Contracts Receivable at a cost of approximately $12.6 million. The Company's portfolio of Installment Contracts Receivable at March 31, 1996, excluding Installment Contracts Receivable with respect to which there has been a repossession of the underlying collateral, a charge-off or the creation of a reserve, consisted of approximately 3,400 active loans purchased at a cost of approximately $12.0 million.

        During the fiscal year ended March 31, 1996, the Company's viatical settlement business did not purchase any new Policies compared to purchases of 21 Policies with a face value of approximately $1.6 million at a cost of approximately $1.1 million during the year ended March 31, 1995.

        The Company's portfolio of unmatured Policies at March 31, 1996 totaled 19 Policies with a face value of approximately $2.2 million, which Policies were purchased at a cost of approximately $1.4 million. Policies are recorded on the Company's balance sheet at cost, with the difference between the face value and costs associated with the Policies recognized as net revenues as Policies mature.

        On May 8, 1995 and July 18, 1995, ALRG and LB NM, Inc. entered into Purchase and Sale Agreements (the "Agreements") providing for the assignment of certain Policies held by the Company to Viaticus, Inc. ("Viaticus"), a subsidiary of the CNA Insurance Companies. Under the Agreements, ALRG and LB NM received consideration for each of the assigned policies when Viaticus received an acknowledgement from the insurer of the assignment of the policy. During the fiscal year ended March 31, 1996, approximately $17.5 million has been received as payment for policies with completed assignments to Viaticus and there are no outstanding amounts receivable under the agreements at March 31, 1996.

        During the fiscal year ended March 31, 1996, the Company had cash flow from operations of $8,724,470 compared to a deficit of $5,842,303 during the fiscal year ended March 31, 1995 and $1,965,672 during the year ended March 31, 1994. The increase in cash flow from operations is due primarily to decreased use of cash to fund purchases of Installment Contracts Receivable, proceeds from the assignment of viatical insurance policies to Viaticus and increased proceeds from maturities of Policies, which were only partially offset by increased repurchases of Debentures and an increase in the purchase of IAP loans.

        The Company believes it has sufficient funds to finance its currently contemplated operations for at least the next 12 months but will require additional funds, if not generated from operations, to finance future growth, the entering into new businesses and the payment of interest on and repayment of the Debentures. Auction fundings until the closing of the Settlement are expected to be funded through proceeds from maturities of outstanding Policies and Installment Contracts Receivable, cash reserves and Securities Available for Sale, and proceeds, if any, from the exercise of the Company's outstanding Class A and Class B Warrants. Since the receipt of such funds is not completely predictable, the Company may need to acquire additional financing to fund its anticipated operations beyond such period. Furthermore, in the event that a closing of the Settlement has not taken place by the interest payment date in September 1996, the Company may be left with insufficient liquidity to continue funding its IAP operations. The ability of management to return the Company to profitable operations and a capacity to meet its obligations on demand is uncertain. There can be no assurance that management will be able to accomplish its objectives or that it will enable the Company to become profitable on an ongoing basis and to continue as a going concern.

        During the year ended March 31, 1996, the Company had cash flows from investing activities of $9,015,309 as compared with cash flows from investing activities of $8,196,584 during the year ended March 31, 1995 and $377,453 during the year ended March 31, 1994. This increase in cash flows resulted primarily from the liquidation of a significant portion of the Company's investment portfolio in order to fund automobile loan purchases.

        In connection with the acquisition of LBI in April 1991, the Company agreed to pay consideration of (i) $500,000 cash; (ii) 158,730 shares of Common Stock valued at $500,000; and (iii) additional consideration equal to 50% of the Estimated Net Earnings (as that term is defined in the acquisition agreement) of LB NM in the fiscal years ending March 31, 1992, 1993 and 1994. This acquisition was accounted for under the purchase method of accounting, resulting in goodwill of $1,000,000, which was initially being amortized over a period of 10 years. At March 31, 1993, the Company accrued $549,258 under the acquisition agreement as additional consideration which was paid in July 1993. The Company and the principals of LBI are disputing the remaining amounts of consideration due based on differences in interpretation of certain computational items set forth in the acquisition agreement. The Company has accrued an amount based on its interpretation of the agreement and intends to negotiate a settlement of the dispute. However, the Company is currently unable to predict with certainty the final resolution of this matter.

        In connection with the acquisition of ALRC in April 1993, the Company paid a purchase price of $250,000 for the assets, $500,000 for certain employment and non-competition arrangements with the two principals of ALRC and incurred transaction costs of $250,000. The Company did not assume any liabilities or obligations of ALRC, except for certain nominal office lease obligations. The employment agreements with the two principals of ALRC provided for employment terms of five years from the date of the acquisition. One of the two principals of ALRC was subsequently appointed President, Chief Executive Officer and Chairman of the Company.

        At March 31, 1996, the Company had cash, cash equivalents and securities available for sale of approximately $3.2 million. A portion of the Company's available funds may be applied to fund acquisitions of companies or assets of companies in complementary or related fields. Although the Company from time to time engages in discussions and negotiations of potential acquisitions, it currently has no agreements or understandings with respect to any particular acquisition.

        Funds not immediately required for operation of the businesses are invested in securities available for sale. These investments consist of short term money market instruments and are immediately available to the Company.

        At March 31, 1993, the Company adopted Financial Accounting Standard Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, accordingly, began recording its investments in securities available for sale at fair value. See Notes 1 and 3 of Notes to Consolidated Financial Statements for additional information about the Company's investment in securities available for sale.

        During the year ended March 31, 1996 the Company had a cash flow deficit from financing activities of $15,848,000 as compared with a cash flow deficit from financing activities of $1,970,000 for the year ended March 31, 1995 and a cash flow deficit of $717,828 for the year ended March 31, 1994. This increase in the cash flow deficit resulted from an increase in the early extinguishment of the Company's Debentures.

        The Company's primary sources of capital have been sales of equity and debt securities, including the Company's initial equity offering in July 1990, which resulted in net proceeds of approximately $7.6 million, and a September 1991 sale of $55 million 9.5% Convertible Subordinated Debentures maturing on September 19, 1997, which resulted in net proceeds of $51.4 million. During the fiscal year ended March 31, 1996, the Company prepaid, without penalty $28.9 million principal amount of Debentures leaving $22.1 million outstanding. The Debentures are convertible into Common Stock at the rate of one share of Common Stock per $12.25 principal amount. Annual interest payments of approximately $2.1 million are required under the Debentures outstanding as of March 31, 1996. Annual interest payments were made in accordance with the terms of the Indenture in September 1992, 1993, 1994 and 1995. As of March 31, 1996, the Company had accrued $1,111,369 as interest payable.

        In December 1992, the Company announced a plan to utilize up to $10,000,000 to repurchase its Common Stock and Class A Warrants. During the year ended March 31, 1993, the Company repurchased 705,700 shares of its Common Stock at a total cost of $2,746,140, or an average price of $3.89 per share, and 142,000 of its Class A Warrants at a total cost of approximately $227,000, or an average price of $1.60 per warrant. During the year ended March 31, 1994, the Company repurchased an additional 165,500 shares of its Common Stock at a total cost of approximately $718,000, or an average price of $4.34 per share. No shares of Common Stock or Class A Warrants have been purchased since April 1994. All shares repurchased were retired during the year ended March 31, 1994.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

        The responses to this item are submitted in a separate section of this Annual Report on Form 10-K. See Index to Consolidated Financial Statements on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.


ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

        The following table sets forth certain information regarding the Company's directors and executive officers.

Executive Officers of the Registrant

        The directors and executive officers of the Company are as follows:

                                                             Year First
        Name                                 Age          Elected Director             Position
        ----                                 ---          ----------------             --------

Executive Officers and Members of
the Board of Directors

Steve Simon..............................    49                1993                    Chairman of the Board, President,
                                                                                       Chief Executive Officer and Director

Helen Porter.............................    47                N/A                     Executive Vice President and Chief
                                                                                       Operating Officer

Philip J. Vitale, M.D....................    49                1992                    Director

Robert Granoff...........................    53                1995                    Director

James J. Newman..........................    44                1995                    Director

Drew Sakson..............................    38                1995                    Director

        Steve Simon has been the Chairman of the Board of the Company since June 1994, President and a director since May 1993 and Chief Executive Officer of the Company since September 1993. Mr. Simon also served as Chief Operating Officer of the Company from May 1993 to September 1993. Mr. Simon has also served as the President and Chief Operating Officer of AutoLend Corporation since March 1994 and ALRG since April 1993. He was a co-founder of ALRC and has been its President since ALRC's organization in June 1989. From January 1988 to January 1989, Mr. Simon was a consultant to the insurance industry in the State of Florida. Mr. Simon is the husband of Helen Porter.

        Helen Porter has been Executive Vice President and Chief Operating Officer of the Company since July 1994 and had been the Vice President - Operations of the Company since November 1993 and Executive Vice President of ALRG since April 6, 1993. She was a co-founder of ALRC and has been its Treasurer and Secretary since its organization in June 1989. From 1980 to 1992, Ms. Porter was Vice President of Office Specialists, Inc., a national temporary employment service. Ms. Porter is the wife of Steve Simon.

        Philip J. Vitale, M.D. has been a director of the Company since February 1992. Dr. Vitale has been a doctor of medicine, specializing in urology, at the Lovelace Medical Center, Albuquerque, New Mexico ("Lovelace") since 1978. Dr. Vitale served on the Board of Directors of Lovelace from 1985 until 1989, and served on other governing boards and in governing capacities for Lovelace at various times from 1980 until 1989, during which time Lovelace was owned by several different entities. From 1976 until 1978, Dr. Vitale served as Chief Urologist at Kirtland Air Force Base in Albuquerque.

        Robert Granoff has been a director of the Company since December 1995. Since 1983, Mr. Granoff has served as Vice President of The Paper Wholesaler, a company involved in wholesale paper distribution and the retail restaurant and party supply industries. From 1976 to 1993, Mr. Granoff served as President of Graco Paper, a wholesale paper distributor.

        James Newman has been a director of the Company since December 1995. Since March 1992, Mr. Newman has served as President of The Firm, an independent manufacturer's representative selling micro computer products nationally. From 1983 through December, 1992, Mr. Newman served as an owner and Vice President of Sales for Pacific Micro Marketing, an independent manufacturer's representative in Northern California selling microcomputer products.

        Drew Sakson has been a director of the Company since December 1995. Since 1987, Mr. Sakson has served as President of Drew Sakson Management, Inc., a mortgage investments and real estate company. Mr. Sakson has also served as a manager of Roar L.L.C and Vice President of Midland Hotel L.L.C.

        Directors of the Company hold office until the next annual meeting of stockholders. Officers of the Company hold office at the pleasure of the board of directors, subject to the terms of employment agreements between the Company and each of Steve Simon and Helen Porter.


ITEM 11.  EXECUTIVE COMPENSATION.

                           Summary Compensation Table

        The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended March 31, 1996 ("fiscal 1996"), March 31, 1995 and March 31, 1994, of those persons who were, at the end of fiscal 1996 the Chief Executive Officer and the only other executive officer whose compensation for fiscal 1996 exceeded $100,000 (collectively, the "Two Named Officers").

                                                          Annual                                               Long Term
                                                       Compensation                                           Compensation
                                           -------------------------------------         -----------------------------------------
                                 Fiscal                          Other Annual             Awards                    All Other
Name and Principal Position      Year      Salary ($)          Compensation (1)           Options(#)(2)          Compensation ($)
---------------------------      ----      ----------          ----------------          -------------          ------------------

Steve Simon                      1996      174,996                    --                    300,000                   --
  Chairman of the Board          1995      174,996                    --                    125,000                   --
  and Chief Executive            1994      185,396                    --                    360,000                   --
  Officer


Helen Porter                     1996      150,000                    --                         --                   --
  Executive Vice President       1995      131,250                    --                    300,000                   --
  and Chief Operating            1994       86,458                    --                         --                   --
  Officer

-----------

(1) The aggregate amount of prerequisites and other personal benefits paid to each of the Two Named Officers for fiscal 1996, 1995 and 1994 did not exceed the lesser of 10% of such officer's total annual salary and bonus for such fiscal years and $50,000; such amounts are, therefore, not reflected in the table.

(2) All options held by the Two Named Officers as of the date of the closing of the Settlement will be terminated and new options will be granted. See "Item 13 -- Certain Relationships and Related Transactions."


                     OPTIONS GRANTED IN THE LAST FISCAL YEAR

        The following table sets forth information concerning stock options grants made during fiscal 1996 to the Two Named Officers. These grants are also reflected in the Summary Compensation Table. In accordance with SEC rules, a repricing of outstanding options is treated as a new grant. Also in accordance with the SEC rules, the hypothetical gains or "option spreads" for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the SEC and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance. The Company has not granted any stock appreciation rights.



                                    % of Total
                                      Options                                                     Potential Realizable Value
                                      Granted                                                       at Assumed Annual Rates
                                   to Employees                                                    of Stock Appreciation for
                    Options          in Fiscal        Exercise Price          Expiration                Option Term (3)
                  Granted (1)          Year            per Share(2)               Date                 5%          10%
                  -----------         ------          --------------             ------                --          ---

Steve Simon         300,000           100%                 $1.50             June 16, 2005           $283,002     $717,184


Helen Porter           --              --                    --                    --                    --          --

-----------

(1) All options held by the Two Named Officers as of the date of the closing of the Settlement will be terminated and new options will be granted. See "Item 13 -- Certain Relationships and Related Transactions."

(2) Options were granted with an exercise price equal to the market price of the stock at the date of grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC and therefore are not intended to forecast possible future appreciation of the stock price.

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                        AND YEAR END OPTION VALUES - 1996

         The following table provides information concerning all exercises of stock options during fiscal 1996 by the Two Named Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights.

                                                                                              Value of Unexercised
                   Shares Acquired                           Number of Unexercised            In-the-Money Options
                          on               Value              Options at Year End                at Year End(2)
                     Exercise(#)        Realized($)      Exercisable/Unexercisable (1)      Exercisable/Unexercisable
                    -------------      -------------     ----------- -----------------      ----------- -------------


Steve Simon               --               --                   376,667/408,333                     $0/ $0

Helen Porter              --               --                   100,000/200,000                     $0/ $0



-----------

(1) All options held by the Two Named Officers as of the date of the closing of the Settlement will be terminated and new options will be granted. See "Item 13 -- Certain Relationships and Related Transactions."

(2) Options are "in-the-money" if on March 31, 1996, the market price of the Common Stock ($1.00) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on February 3, 1996 and the aggregate exercise price of such options.

Compensation of Directors

        Directors who are not employees of the Company will receive $7,500 per year in directors fees as well as $750 per board meeting or committee meeting attended. Directors will also each receive options to purchase 50,000 shares of the Company each year that they serve on the Board, except that they will each receive options to purchase 75,000 shares for their service from their initial election to the Board until the first annual meeting of the Company thereafter. All current Directors have waived payment of fees and award of options in respect of their service during the fiscal year ended March 31, 1996.

Employment Contracts

        On April 2, 1993, ALRG entered into five-year employment agreements with Steve Simon and Helen Porter. Mr. Simon was employed as president, chief operating officer and a director of ALRG, and receives a minimum salary of $125,000 per year, adjusted annually. In May 1993, Mr. Simon was appointed President and was elected as a director of the Company and in June 1994 Mr. Simon was appointed Chief Executive Officer of the Company. Ms. Porter was employed as Executive Vice President of ALRG and receives a minimum salary of $75,000 per year, adjusted annually. In July 1994, Ms. Porter was appointed Chief Operating Officer of the Company. Under terms of the Settlement, Steve Simon and Helen Porter will resign from the Company and amounts remaining under their respective employment agreements as of the date of their resignations will be accelerated. See "Item 3 -- Legal Proceedings".

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT.

        The following table sets forth certain information concerning stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's outstanding shares of Common Stock, each director and named executive officer of the Company and all directors and executive officers of the Company as a group, as of June 21, 1996, on which date the Company had outstanding 4,634,530 shares of Common Stock, excluding treasury shares.

                                               Amount and
Name and Address                               Nature of
of Beneficial Owner                            Beneficial        Percent
or Identity of Group                           Ownership(1)      of Class Owned
--------------------                           ------------      --------------

Steve Simon(2)..............................    644,467(3)           13.9%

Helen Porter(2).............................    201,600(4)            4.2%

Philip J. Vitale, M.D(2)....................     75,700(5)            1.6%

Robert Granoff(2)...........................         0                *

James Newman(2).............................         0                *

Drew Sakson(2)..............................    133,340(6)            2.9%

Nunzio P. DeSantis..........................    608,900(7)(8)        13.1%
4500 Alexander Blvd., N.E.
Albuquerque, New Mexico 87107

Courtlandt G. Miller........................    382,900(8)(9)         8.3%
405 Park Avenue
Sixteenth Floor
New York, New York 10022

J.E. Sheehan & Company, Inc.................    244,647(10)           5.3%
711 Fifth Avenue
New York, New York 10022

Synalgest, S.A..............................    254,997(10)           5.5%
20 Rue de la Paix, 75002
Paris, France

Banque Degroof Luxembourg, S.A..............    269,388(11)           5.8%
One Place D'armes
1136 Luxembourg

Allen & Company Incorporated...............     605,248(10)          11.6%
Allen Holding, Inc.
711 Fifth Avenue
New York, NY  10022

All directors and executive officers
  as a group (6 persons)...................   1,055,107(12)          19.3%

-----------
*       Less than 1%.

(1) Unless otherwise indicated, each individual who is listed or is part of the group has sole voting and investment power for the shares listed below.

(2)     c/o AutoLend Group, Inc., 930 Washington Avenue, Miami Beach, Florida
        33139.

(3) Includes 576,667 shares issuable upon exercise of options exercisable within 60 days. Does not include an aggregate of 908,000 shares voted by Steve Simon as CEO of the Company pursuant to a Voting Trust, with respect to which Steve Simon has disclaimed beneficial ownership.

(4) Includes 200,000 shares issuable upon exercise of options exercisable within 60 days.

(5) Includes 8,200 shares held by Dr. Vitale jointly with his wife. Includes 60,000 shares issuable upon exercise of options exercisable within 60 days.

(6)     Includes 2,885 shares held by Mr. Sakson jointly with his wife.

(7) Includes 75,000 shares issuable upon exercise of options exercisable within 60 days. Does not include 51,600 shares owned by the Diagnostek Charitable Foundation, for which Mr. DeSantis serves as Voting Trustee, with respect to which Mr. DeSantis has disclaimed beneficial ownership.

(8) All currently owned and after acquired shares held until 1999, subject to a voting trust (the "Voting Trust") under an agreement with the Company, pursuant to which Steve Simon, as Chief Executive Officer of the Company, votes the shares.

(9) Includes 75,000 shares issuable upon exercise of options exercisable within 60 days.

(10) Represents shares issuable upon exercise of Unit Purchase Options and of Class A and Class B Warrants issuable upon exercise of Unit Purchase Options and the Class A and Class B Warrants included therein.

(11)    Represents shares issuable upon exercise of a currently exercisable
        Warrant.

(12) Includes 836,667 shares issuable upon exercise of option exercisable within 60 days. Does not include an aggregate of 908,000 shares voted by Steve Simon as CEO of the Company pursuant to a Voting Trust, with respect to which Steve Simon has disclaimed beneficial ownership.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

        Effective as of April 1, 1991, the Company entered into an Acquisition Agreement, among the Company, Rob T. Worley, Sr. and Rob T. Worley, Jr. (collectively, the "Worleys"), and Living Benefits, Inc. ("Old LB") pursuant to which the Company, through its wholly-owned subsidiary, LB NM, acquired certain assets from Old LB and covenants not to compete from the Worleys. Under the Acquisition Agreement, Old LB retained the Policies that it had purchased and the Company acquired substantially all of the other assets of Old LB and covenants not to compete. The Company did not assume any liabilities or obligations of Old LB, except for certain nominal lease obligations.

        The consideration paid by the Company for the Old LB acquisition consisted of $500,000, plus 158,730 shares of Common Stock of the Company having an aggregate market value at that time of approximately $500,000, plus an earn-out equal to 50% of Estimated Net Earnings (as that term is defined in the Acquisition Agreement) of LB NM in the fiscal years ending March 31, 1992, 1993 and 1994. The purchase price was determined as a result of negotiations between the parties and was not necessarily based on any objective criteria of value, primarily due to the relatively early stage of development of the industry at the time of the negotiation and the lack of precedent for independent appraisal or valuation. At March 31, 1993, the Company accrued and subsequently paid to the Worleys $549,258 as additional consideration. The principals of Old LB are disputing the amount of contingent consideration accrued based on differences in interpretation of certain computational items set forth in the acquisition agreement. The Company estimates that the effect of these differences, if not resolved in the Company's favor, could result in additional contingent consideration of up to approximately $350,000 at March 31, 1993.

        For the year ended March 31, 1994, the Company accrued an additional $656,542 as contingent consideration, which amount has been calculated by the Company based upon its understanding of the interpretation of the computational items adopted by the principals of LBI. The Company disputes this interpretation and intends to negotiate a settlement of the dispute. However, the Company is currently unable to predict with certainty the amount of the earn-out for fiscal 1994.

        The amount of contingent consideration is recorded as additional goodwill when determinable and amortized over any remaining period for goodwill amortization.

        On July 18, 1994, the Company entered into agreements (the "Agreements"), dated as of July 1, 1994, with respect to all capital stock of the Company owned or thereafter acquired by Messrs. Nunzio P. DeSantis, Courtlandt G. Miller and Vincent Villanueva (collectively the "Stockholders"). The Stockholders entered into the Agreements in consideration of each (except for Mr. Villanueva) receiving director's fees of $22,500 for the previous three years of service as a director of the Company, and each receiving certain releases from the Company, agreement that certain options under the Stock Option Agreement between the Stockholders and the Company will vest and will be exercisable until July 1, 1996 and agreement that the provisions of the Company's By-Laws or Articles of Incorporation providing for the indemnification of officers and directors under the laws of the State of Delaware would continue to apply to the Stockholders in relation to any future claims relating to their service with the Issuer.

        Pursuant to the Agreements, Steve Simon, as Chief Executive Officer of AutoLend serves as Voting Trustee, with sole voting power with respect to all shares of the stock held by the Stockholders until the earlier of (x) his resignation as Voting Trustee, (y) his ceasing to be CEO of the Company and (z) July 1, 1999. In the event that Mr. Simon resigns as Voting Trustee or ceases to be CEO of the Company, the Board of Directors of the Company is empowered to elect a successor Voting Trustee to serve for the remainder of the term of the Voting Trust. As of June 21, 1995, the Stockholders held an aggregate of 908,000 shares.

        Under the Agreements, the Company also received a release from each of the Stockholders and a right of first refusal (the "Right") with respect to sales of the Company's shares by the Stockholders to a transferee or group, that together with all other sales to such transferee or group made by any Stockholder either made during the previous thirty day period, or proposed to be made in the future, aggregate to more than five percent of the issued and outstanding stock of the Company. The right expires on July 1, 1999.

        On June 27, 1996, Vice Chancellor Steele of the Delaware Chancery Court entered an order approving the Stipulation settling the Derivative Suit. See "Item 3 -- Legal Proceedings." Pursuant to the Stipulation, the action was dismissed with prejudice. IAP will be sold by the Company to a newly formed affiliate (the "Affiliate") of Steve Simon and Helen Porter for consideration including (i) repayment at closing by IAP of all short term intercompany indebtedness in respect of amounts borrowed by IAP to fund its loans to used car dealers to buy cars at auction; (ii) the issuance prior to closing to the Company by IAP of Preferred Stock with a face amount of $1 million and a cumulative preferred dividend of 11%, with dividend payments beginning 26 months following issuance, and redemption rights beginning 36 months from issuance at face amount plus accrued interest; (iii) the deposit at closing by IAP of $250,000 into escrow in support of the redemption rights; and (iv) the representation and warranty by IAP that it has no less than $2 million of common equity, and $5 million in subordinated debt financing as of the closing.

        In addition, IAP will purchase from the Company certain fixed assets for the book value of those assets as currently recorded on the financial statements of the Company. Some of the licenses, tradenames, trademarks and software of the Company used by IAP for its business will be assigned to IAP, with IAP granting the Company a license of limited duration for the continued use of certain of such licenses, tradenames, trademarks and software necessary to the Company's business.

        Simultaneously with the closing, the current directors will resign and elect Nunzio DeSantis to the Board of Directors. Management, including Steve Simon and Helen Porter, will be paid all amounts remaining under their employment agreements which will equal the product of the number of months remaining until the scheduled expiration of the employment agreements in April 1998. Mr. Simon and Ms. Porter will agree to indemnify the Company for any tax liability resulting from the non-withholding of taxes with respect to such payments and will place in escrow $25,000 of such payments in support of the indemnity obligation. To facilitate the management transition and to help the Company liquidate its current portfolio of loans and viatical settlements, Steve Simon and Helen Porter will each enter into three year consulting agreements with the Company, under which they will assist the Company (i) with the collection of its remaining automobile receivables and (ii) with the maintenance of its remaining viatical settlement policies. In consideration of their entering into the consulting agreements, each will receive $210,000 at the closing. Mr. Simon will also resign as Voting Trustee. The Affiliate has currently reached agreement in principle with certain providers of equity and debt financing and expects to proceed with such providers to enter into definitive agreements after which the closing of the Settlement will occur.

        Concurrently with the closing, the plaintiffs, defendants, including the Company, and certain current and former directors of the Company will exchange releases.

                                     PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM 8-K.

        (a) (1) and (2) Financial Statements and Financial Statement Schedules. See Index to Consolidated Financial Statements on page F-1 for list of financial statements and financial statement schedules.

        (a) (3)  Exhibits

                 2.1 Reorganization Agreement between CAP Rx, Ltd. and CAPX Corporation (2)

                 3.1     Certificate of Incorporation of CAP Rx, Ltd. (1)

                 3.2 Memorandum of Association of CAP Rx, Ltd., including Memorandum of Increase of Share Capital (1)

                 3.3     Amended By-Laws of CAP Rx, Ltd. (1)

                 3.4     Certificate of Incorporation of AutoLend Group,
                         Inc. (12)

                 3.5     By-laws of AutoLend Group, Inc. (12)

                 4.1     Form of 9.5% Convertible Subordinated Debenture (2)

                 4.2     Warrant Agreement (1)

                 4.3     Unit Purchase Option (1)

                 4.4 Stock Purchase Warrant granted to Banque Degroof Luxembourg, S.A. (2)

                 4.5     Stock Purchase Warrant granted to Till A. Petrocchi (2)

                 4.6 Stock Purchase Warrant granted to Steve Simon and Helen Porter (6)

                10.1 Re-insurance Agreement between CAP Rx Insurance, Ltd. and Planet Insurance Registrant (1)

                10.2 Letter Agreement between CAP Rx, Ltd. and Planet Insurance Registrant (1)

                10.3 Administrative Agreement between CAP Rx, Ltd. and Parker Risk Management (Bermuda) Ltd. (1)

                10.4 1989 Incentive and Non-Statutory Stock Option Plan of the Registrant (1)

                10.5 Letter agreement between Westbroke Limited and the Registrant (2)

                10.6 Acquisition Agreement among Rob T. Worley, Sr. and Rob T. Worley, Jr., Living Benefits, Inc. and CAP Rx, Ltd. (2)

                10.6.1   Addendum to Acquisition Agreement (2)

                10.6.2   Second Addendum to Acquisition Agreement (2)

                10.7 Employment Agreement between LB NM, Inc. and Rob T. Worley, Sr. (2)

                10.8 Employment Agreement between LB NM, Inc. and Rob T. Worley, Jr. (2)

                10.9 Lease Agreement for space at 6100 Seagull Street, N.E., Albuquerque, New Mexico (2)

                10.9.1   Addendum to Lease Agreement (2)

                10.9.2 Lease Agreement, dated April 15, 1993, for space at 6100 Seagull Street, N.E., Albuquerque, New Mexico (8)

                10.9.3 Lease, dated March 17, 1992, between Marbrad, Inc. and American Life Resources Corporation (8)

                10.10 Asset Purchase Agreement between American Life Resources Group, Inc., American Life Resources Corporation, Steve Simon and Helen Porter (6)

                10.11    Employment Agreement between ALRG and Steve Simon (6)

                10.12    Employment Agreement between ALRG and Helen Porter (6)

                10.13    Noncompetition Agreement between ALRG and
                         Steve Simon (6)

                10.14    Noncompetition Agreement between ALRG and
                         Helen Porter (6)

                10.15 Guaranty Agreement made by the Registrant for the benefit of ALRC, Steve Simon and Helen Porter (6)

                10.16    Viatical settlement forms (8)

                10.17 Agreement between the Registrant and the McLernon Group Limited dated December 3, 1993 (9)

                10.18 Lease Agreement between Arquitectonica International Corporation and CAPX Corporation dated
                         May 11, 1994 (10)

                10.19 Agreement between Nunzio P. DeSantis and CAPX Corporation dated as of July 1, 1994

                10.20 Agreement between Courtlandt G. Miller and CAPX Corporation dated as of July 1, 1994

                10.21 Agreement between Vincent Villanueva and CAPX Corporation dated as of July 1, 1994

                10.22 Employment Agreement between AutoLend Group, Inc. and Charley A. Pond (11)

                21       Subsidiaries of the Registrant (10)

                28.1 Cooperation and Assistance Agreement between Parker Risk Management (Colorado) Inc. and Health Care Services, Inc. (1)

         (b)    Financial Statement Schedules

                   Independent Auditors' Report

                   Schedule VIII -- Valuation and Qualifying Accounts - March 31, 1996, 1995 and 1994

                   All other schedules have been omitted because they are inapplicable or the information is provided in the financial statements including notes thereto included in this Annual Report.

             (c)   Reports on Form 8-K

                   No reports on Form 8-K were filed during the three months ended March 31, 1996.

---------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form F-1 (Registration No. 33-29251) and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991 and incorporated herein by reference.

(3)  Filed on December 26, 1991 as an exhibit to the Registrant's
     Post-Effective Amendment No. 1 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(4) Filed on February 18, 1992 as an exhibit to the Registrant's Post-Effective Amendment No. 3 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(5) Filed on March 27, 1992 as an exhibit to the Registrant's Post-Effective Amendment No. 4 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on April 21, 1993 and incorporated herein by reference.

(7) Filed on May 12, 1993 as an exhibit to the Registrant's Post-Effective Amendment No. 6 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(8) Filed on October 29, 1993 as an exhibit to the Registrant's Post-Effective Amendment No. 7 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(9) Filed on March 7, 1994 as an exhibit to the Registrant's Post-Effective Amendment No. 8 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(10) Filed on June 26, 1994 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1994 and incorporated herein by reference.

(11) Filed on June 29, 1995 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1995 and incorporated herein by reference.

(12) Filed herewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
AUTOLEND GROUP, INC.

Annual Financial Statements:

Independent Auditors' Report                                               F-2

Consolidated Balance Sheets - March 31, 1996 and 1995                      F-3

Consolidated Statements of Operations - Years Ended
  March 31, 1996, 1995 and 1994                                            F-4

Consolidated Statements of Stockholders' Equity - Years
  Ended March 31, 1996, 1995 and 1994                                      F-5

Consolidated Statements of Cash Flows - Years Ended March 31,
  1996, 1995 and 1994                                                      F-6

Notes to Consolidated Financial Statements                                 F-7

Financial Statement Schedules:

Schedule VIII - Valuation and Qualifying Accounts - March 31,
  1996, 1995 and 1994                                                      S-1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of AutoLend Group, Inc.

We have audited the accompanying consolidated balance sheets of AutoLend
Group, Inc. (the "Company") as of March 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. Our audit also included the financial statement schedule listed in the Index at Item 8. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. The financial statements of the Company for the year ended March 31, 1994 were audited by other auditors whose report, dated May 27, 1994, expreseed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, an all material respects, the financial position of the Company at March 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, although management of the Company has used its best judgement to arrive at its estimate of the allowance for credit losses and believes that the same is reasonable to cover the losses inherent in the installment contracts receivable portfolio however such amount could differ materially in the near term.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertaintty.



/s/ DELOITTE & TOUCHE LLP
-------------------------------
DELOITTE & TOUCHE LLP
Miami, Florida
July 15, 1996

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1996 and 1995



                                                                   1996            1995
                                                               -----------      -----------
Assets:
  Cash and cash equivalents                                    $ 3,168,730      $ 1,276,951
  Securities available for sale                                    175,000        9,507,640
  Accounts receivable - matured insurance policies               1,405,947        4,984,565
  Installment contracts receivable                              13,760,394       14,818,445
    Allowance for credit losses                                 (3,995,296)      (1,544,000)
    Collateral owned                                             1,785,743          432,286
                                                               -----------      -----------
    Installment contracts receivable - net                      11,550,841       13,706,731
                                                               -----------      -----------
  Purchased insurance policies, face value of $2,171,198
    at March 31, 1996 and $31,910,037 at March 31, 1995          1,445,184       19,248,535
  Accrued interest receivable on investments                          --             79,499
  Goodwill, less accumulated amortization of $2,708,278 at
    March 31, 1996 and $1,128,413 at March 31, 1995                   --          1,579,865
  Other intangibles, less accumulated amortization of $600,000
    at March 31, 1996 and $293,949 at March 31, 1995                  --            306,051
  Debt issuance costs, less accumulated amortization of
    $3,276,724 at March 31, 1996 and $1,824,690 at
    March 31, 1995                                                 356,681        1,808,715
  Fixed assets, less accumulated depreciation of $397,620
    at March 31, 1996 and $154,650 at March 31, 1995             1,013,173          815,915
  Net assets of discontinued operation                           4,974,047          115,667
  Other                                                            395,486        1,571,663
                                                               -----------      -----------
                                                               $24,485,089      $55,001,797
                                                               ===========      ===========

Liabilities:
  Accounts payable and accrued liabilities                     $   984,098      $   374,916
  Accrued acquisition costs                                        656,542          656,542
  Accured interest expense                                       1,111,369        2,542,042
  Convertible debentures                                        22,050,000       51,000,000
                                                               -----------      -----------
  Total liabilities                                             24,802,009       54,573,500
                                                               -----------      -----------
Stockholders' Equity:
  Preferred stock, $.002 par value. Authorized 5,000,000
    shares; none issued or outstanding                               --               --
  Common stock, $.002 par value. Authorized 40,000,000
    shares; issued 4,634,530 shares at March 31, 1996
    and March 31, 1995                                               9,269            9,269
  Additional paid-in capital                                     5,946,904        5,946,904
  Accumulated deficit                                           (6,273,093)      (5,528,546)
                                                               -----------      -----------
                                                                  (316,920)         427,627
  Unrealized gains (losses) on securities available for sale          --                670
                                                               -----------      -----------
    Total stockholders' equity                                    (316,920)         428,297
                                                               -----------      -----------
                                                               $24,485,089      $55,001,797
                                                               ===========      ===========


          See accompanying notes to consolidated financial statements

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                   Years Ended March 31, 1996, 1995 and 1994

                                                          1996             1995            1994
                                                     ------------      ------------     -------------

Revenues:
  Finance charges on installment contracts           $  7,808,369      $  2,718,905     $    --
  Revenues from matured insurance policies              1,326,706        19,937,906       19,835,258
                                                     ------------      ------------     ------------
      Total revenues                                    9,135,075        22,656,811       19,835,258
Cost of matured insurance policies                        784,848        13,260,256       13,326,630
                                                     ------------      ------------     ------------
  Net revenues                                          8,350,227         9,396,555        6,508,628
General and administrative expenses                     9,914,990         6,645,623        3,004,490
Provision for credit losses                             8,839,461         1,561,062          100,000
                                                     ------------      ------------     ------------
  Operating earnings (loss)                           (10,404,224)        1,189,870        3,404,138
                                                     ------------      ------------     ------------
Other income:
  Interest income on investments                          603,356         1,196,095        1,450,128
  Gain on sale of viatical trademarks                     300,000              --               --
  Other                                                    65,337            28,204             --
                                                     ------------      ------------     ------------
      Total other income                                  968,693         1,224,299        1,450,128
                                                     ------------      ------------     ------------
Other expense:
  Interest expense                                     (3,289,876)       (5,727,005)      (5,766,852)
  Loss on sale of viatical portfolio, net of
    amortization of $1,844,259                           (392,063)            --                --
  Realized gains (losses) on sales of marketable
    securities, net                                         1,137        (1,642,252)         (33,578)
                                                     ------------      ------------     ------------
      Total other expense                              (3,680,802)       (7,376,257)      (5,800,430)
                                                     ------------      ------------     ------------
Loss before income taxes, extraordinary item and
   cumulative effect of change in accounting
   principle                                          (13,116,333)       (4,962,088)        (946,164)
Benefit from income taxes                               4,935,676              --              --
                                                     ------------      ------------     ------------
Loss before discontinued operations, extraordinary
  item and cumulative effect of change in
   accounting principle                                (8,180,657)       (4,962,088)        (946,164)
Discontinued operations - loss from operations of
  discontinued subsidiary, net of applicable
  income tax benefit $28,716                              (47,595)          (67,735)            --
                                                     ------------      ------------     ------------
Loss before extraordinary item and cumulative
  effect of change in accounting principle             (8,228,252)       (5,029,823)        (946,164)
Extraordinary item - gain on early extinguishment
  of debt, net of amortization of deferred costs
  of $947,877 and income taxes of $4,847,153            7,306,970         2,030,000            --
                                                     ------------      ------------     ------------
Loss before cumulative effect of change in
  accounting  principle                                  (921,282)       (2,999,823)        (946,164)
Cumulative effect of change in accounting
  principle, net of income taxes of $117,239              176,735               --             --
                                                     ------------      ------------     ------------
    Net loss                                         $   (744,547)     $ (2,999,823)    $   (946,164)
                                                     ============      ============     ============

Loss per share before discontinued operations,
  extraordinary item and cumulative effect of
   change in accounting principle                    $      (1.77)     $      (1.07)    $      (0.20)
Loss per share on discontinued operations                   (0.01)            (0.02)            --
                                                     ------------      ------------     ------------
Loss per share before extraordinary item and
  cumulative effect of change in accounting
  principle                                                 (1.78)            (1.09)           (0.20)
Earnings per share on extraordinary item-gain
  on early extinguishment of debt                            1.58              0.44             0.00
                                                     ------------      ------------     ------------

Loss per share before cumulative effect of change
  in accounting principle                                   (0.20)            (0.65)           (0.20)
Earnings per share on cumulative effect of change
  in accounting principle                                    0.04              --                --

Net loss per common share                            $      (0.16)     $      (0.65)    $      (0.20)
                                                     ============      ============     ============
Weighted average number of common and common
  equivalent shares outstanding                      $  4,634,530      $  4,634,530     $  4,641,605
                                                     ============      ============     ============

          See accompanying notes to consolidated financial statements

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                 Consolidated Statements of Stockholders' Equity
                    Years Ended March 31, 1996, 1995 and 1994


                                                                                           Unrealized
                                                                                         Gains (Losses)
                                            Common Stock       Additional                on Securities
                                         -------------------    Paid-In     Accumulated    Available      Treasury
                                           Shares    Amount     Capital       Deficit      for Sale        Stock         Total
                                        ---------   -------  -----------   -----------    ---------     -----------    --------
Balance at March 31, 1993 ............   5,505,730   $11,011  $ 9,409,130   $(1,582,559)   $(202,714)    $(2,746,140)  $4,888,728

Common stock repurchased
  (165,000 shares)                                                                                          (717,828)    (717,828)
Retirement of treasury shares ........    (871,200)   (1,742)  (3,462,226)                                 3,463,968          --

Unrealized losses on securities
  available for sale                                                                        (514,675)                    (514,675)
Net loss                                                                       (946,164)                                 (946,164)
                                         ---------   -------  -----------   -----------    ---------     -----------    ---------
  Balance at March 31, 1994 ..........   4,634,530     9,269    5,946,904    (2,528,723)    (717,389)            --     2,710,061

Unrealized gains on securities
  available for sale                                                                         718,059                      718,059
Net loss                                                                     (2,999,823)                               (2,999,823)
                                         ---------   -------  -----------   -----------    ---------     -----------   ----------
  Balance at March 31, 1995 ..........   4,634,530     9,269    5,946,904    (5,528,546)         670             --       428,297

Net loss                                                                       (744,547)        (670)                    (745,217)
                                         ---------   -------  -----------   -----------    ---------     -----------   ----------
  Balance at March 31, 1996 ..........   4,634,530   $ 9,269  $ 5,946,904   $(6,273,093)   $     --      $       --    $ (316,920)
                                         =========   =======  ===========   ===========    =========     ===========   ==========

           See accompanying notes to consolidated financial statements

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Consolidated Statements of Cash Flows
                    Years Ended March 31, 1996, 1995 and 1994

                                                                                     1996                1995               1994
                                                                                 -----------        ------------        ------------
Cash flows from operating activities:
   Net loss ...............................................................     $   (744,547)       $ (2,999,823)     $   (946,164)
   Adjustments to reconcile net loss to net cash
      flows from operating activities:
      Amortization of intangible assets and debt issuance costs ...........        2,390,073           1,474,358           879,341
   Depreciation expense ...................................................          259,533             113,499            36,948
   Writeoff of fixed asset ................................................           36,007                --                --
   Gain on early extinguishment of debt, net of amortization ..............      (12,154,123)         (2,030,000)             --
   Gain on sale of assets .................................................         (300,000)               --                --
   Provision for credit losses ............................................        8,839,461           1,561,062              --
   Realized losses (gains) on securities available for sale ...............           (1,137)          1,649,252            33,578
   Change in net assets of discontinued operations ........................        4,858,380)           (115,667)             --
   Changes in assets and liabilities:
      Accounts receivable - matured insurance policies ....................        3,578,618          (1,547,942)         (317,306)
      Installment contracts receivable ....................................       (6,683,571)        (15,267,793)             --
      Purchased insurance policies ........................................       17,803,351          12,536,593        (2,022,962)
      Accrued interest receivable .........................................           79,499             170,112           364,353
      Other assets ........................................................        1,301,177          (1,287,320)           (7,827)
      Accounts payable and accrued liabilities ............................          609,182             150,749            14,367
      Accrued interest expense ............................................       (1,430,673)           (249,383)             --
                                                                                 -----------         -----------      ------------
         Cash provided by operating activities ............................        8,724,470         (5,842,303)        (1,965,672)
                                                                                 -----------         -----------      ------------
Cash flows from investing activities:
   Purchases of securities available for sale .............................      (14,414,871)        (13,400,903)      (29,038,077)
   Proceeds from sale of securities available for sale ....................       23,922,979          22,352,612        30,760,861
   Purchases of fixed assets ..............................................         (492,799)           (755,125)         (169,009)
   Payment of accrued acquisition costs ...................................             --                  --            (549,258)
   Acquisition of American Life Resources Corporation .....................             --                  --          (1,097,064)
   Repayment of notes to related parties ..................................             --                  --             470,000
                                                                                 -----------         -----------      ------------

         Cash provided by (used in) investing activities ..................        9,015,309           8,196,584           377,453
                                                                                 -----------         -----------      ------------

Cash flows from financing activities:
   Early extinguishment of debt ...........................................      (15,848,000)         (1,970,000)              --
   Repurchase of common stock .............................................              --                 --            (717,828)
                                                                                 -----------         -----------       -----------
         Cash used in financing activities ................................      (15,848,000)         (1,970,000)         (717,828)
                                                                                 -----------         -----------      ------------
Net increase (decrease) in cash and cash equivalents ......................        1,891,779             384,281        (2,306,047)
Cash and cash equivalents at beginning of period ..........................        1,276,951             892,670         3,198,717
                                                                                 -----------         -----------      ------------
Cash and cash equivalents at end of period ................................      $ 3,168,730         $ 1,276,951      $    892,670
                                                                                 ===========         ===========      ============



          See accompanying notes to consolidated financial statements

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

(1)     Summary of Significant Accounting Policies

(a) Basis of Presentation

     AutoLend Group, Inc. ("AutoLend" or the "Company") is a consumer finance company which, through its wholly-owned subsidiary AutoLend IAP, Inc., is engaged in the business of providing short term (2 to 6 weeks) financing to selected used car dealers for purchases of used automobiles at certain regional auctions throughout the United States (the Inventory Assistance Program, or "IAP"). The Company's first IAP financing took place on March 9, 1995.

     On June 30, 1995, IAP and the Company entered into an agreement (the "ServNet Agreement") with ServNet, Inc. ("ServNet"), an association of 17 independent used car auctions, with a term of ten years, subject to renewals. Pursuant to the ServNet Agreement, ServNet agreed to use its best efforts to cause its constituent auctions to enter into agreements ("AutoLend Auction Agreements") with IAP to allow IAP the exclusive opportunity to provide floor plan financing for dealers purchasing cars at the participating auctions. Pursuant to the ServNet Agreement, IAP will pay to ServNet a fee calculated based on volume or net profits, whichever results in a greater fee.

     To date, IAP has entered into AutoLend Auction Agreements with 11 ServNet auctions for ten year terms.

     Through its wholly-owned subsidiary AutoLend Corporation, the Company engaged in the business of purchasing, financing, servicing and collecting retail installment loan contracts originated by independent and franchised used automobile dealers ("Installment Contracts Receivable"). The first bulk purchase of Installment Contracts Receivable was made on May 20, 1994. Based upon an analysis of market factors and growth potential, as well as an evaluation of the Company's liquidity and capital resources, since December 22, 1995 the Company has ceased to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies, and does not at this time intend to recommence such activities.

     The Company's other business activity, of which certain assets were sold by the Company on July 29, 1994 and May 8, 1995 (see note 8), is the purchase and holding of life insurance policies from individuals facing life-threatening illnesses, commonly known as the viatical settlement business. The Company operates this business through its two wholly-owned subsidiaries, LB NM, Inc. ("LB NM"), which acquired the operations of Living Benefits, Inc. ("LBI"), a New Mexico corporation, on April 1, 1991, and American Life Resources Group, Inc. ("ALRG"), which acquired the operations of American Life Resources Corporation ("ALRC") on April 6, 1993 (see note 7). The Company ceased purchasing new viatical life insurance policies effective September 29, 1994.

     Due to the nature of the Company's business, the accompanying consolidated balance sheets have been presented as nonclassified. All significant intercompany transactions and balances have been eliminated in consolidation.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

(b) Discontinued Operation

     On December 26, 1995, Nunzio P. DeSantis, Courtland G. Miller and Vincent Villanueva commenced an action in the State of Delaware against Steve Simon, Stephen Raphael and Elie Housman and the Company as nominal defendant, seeking, among other things, various injunctions against, and unspecified damages for, alleged breaches of fiduciary duty, gross mismanagement, and/or gross negligence that may have occurred. Management believed all of these claims to be baseless. On May 3, 1996, the parties submitted a Stipulation of Settlement to the Court. The Stipulation of Settlement was distributed to the Stockholders of the Company on or about May 15, 1996. On June 17, 1996 a single notice of objection to the proposed settlement was filed with the Court. On June 27, 1996, after a hearing, at which the objector was represented by counsel and made written and oral submissions to the Court, Vice Chancellor Steele of the Delaware Chancery Court entered an order approving the settlement set forth in the Stipulation.

     Pursuant to the Stipulation of Settlement, current management will resign, receive the payment remaining under their respective employment agreement and enter into consulting agreements with the Company. The Company's Autolend
IAP, Inc. subsidiary will be sold to an affiliate of departing management for consideration including settlement of all intercompany indebtedness and preferred stock of IAP with a face amount of $1 million. Accordingly, the operations of IAP have been treated as a discontinued operation in the accompanying financial statements. As of March 31, 1996 and 1995, the IAP discontinued operations had the following assets and liabilities:


                                                 1996          1995
                                              ----------     --------
     Assets:
     Cash and cash equivalents                $  187,839     $ 48,224
     Dealer receivable                         5,043,787       72,695
     Other                                        33,989        1,933
                                              ----------     --------
       Total                                   5,265,615      122,852


     Liabilities:
     Accounts payable and accrued expenses       291,568        7,185
                                              ----------      -------
     Net assets of discontinued operations    $4,974,047     $115,667
                                              ==========     ========


     In connection with the Settlement, the net proceeds to be received by the Company include $1,000,000 in preferred stock and, based upon intercompany accounts as of March 31, 1996, approximately $5.0 million as settlement of all intercompany indebtedness. Certain amounts remaining under the employment agreements of departing management totalling, as of March 31, 1996, of approximately $677,000 as well as consulting fees of $420,000 will be paid by the Company. Such amounts, other than the face value of the Preferred
Stock are subject to change based upon the actual date of the Settlement. Any resulting net loss from the discontinued operations from March 31, 1996 to the date of the Settlement is not significant.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Notes to Consolidated Financial Statements
                          March 31, 1996, 1995 and 1994

(c) Going Concern

     The Company's viability as a going concern is dependent upon the successful closing of the Settlement (as hereinafter defined), the restructuring of its obligations and asset base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. The Company has ceased since December 22, 1995 to purchase installment contracts receivable and since September 29, 1994 to purchase life insurance policies. During the third quarter of the year ended March 31, 1996 the Company significantly downsized its operations resulting in significant reductions in salary expense. In June 1996 the Company entered into a settlement of certain stockholder derivative litigation (the "Settlement"). In connection with the closing of the Settlement, the Company will enter into various agreements providing for, among other things, the disposition of certain operations, and the replacement of current management.

     In September 1996 the Company is obligated to make an interest payment on the remaining outstanding debentures of approximately $2.1 million. The outstanding principal amount of the debentures, which is due in September 1997, will become current debt in September 1996, and without a capital infusion, refinancing or amendment of the debentures, such current debt will cause the Company's current liabilities to be greater than its current assets. See Note 5 for information relating to the Company's debenture obligations. Although the Company currently has sufficient liquidity to meet its September 1996 interest obligations under the debentures, intervening operating losses may prevent the Company from meeting its obligations to make interest payments, and in September 1997 to repay the principal under the Debentures as such payments become due. If the Company is unsuccessful in its efforts, it may be necessary for it to undertake such other actions as may be appropriate to preserve asset values.

     The Company believes it has sufficient funds to finance its currently contemplated operations for at least the next 12 months but will require additional funds, if not generated from operations, to finance future growth, the entering into new businesses and the payment of interest on and repayment of the Debentures. Auction fundings until the closing of the Settlement are expected to be funded through proceeds from maturities of outstanding Policies and Installment Contracts Receivable, cash reserves and Securities Available for Sale, and proceeds, if any, from the exercise of the Company's outstanding Class A and Class B Warrants. Since the receipt of such funds is not completely predictable, the Company may need to acquire additional financing to fund its anticipated operations beyond such period. Furthermore, in the event that a closing of the Settlement has not taken place by the interest payment date in September 1996, the Company may be left with insufficient liquidity to continue funding its IAP operations. The ability of management to return the Company to profitable operations and a capacity to meet its obligations on demand is uncertain. There can be no assurance that management will be able to accomplish its objectives or that it will enable the Company to become profitable on an ongoing basis and to continue as a going concern.

(d) Change in Accounting Principle

     Effective July 1, 1995, the Company changed the method by which finance charges are recorded from the compound interest method of recognizing revenues to the "Rule of 78" interest calculation method. The cumulative effect on the prior period ending March 31, 1995 was $176,735 net of income taxes of $117,239.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements
                          March 31, 1996, 1995 and 1994

(e) Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(f) Cash and Cash Equivalents

     Cash and cash equivalents include debt securities with maturities of 90 days or less at the time of acquisition.

(g) Securities Available for Sale

     Securities available for sale are reported at fair value (based on quoted market prices) with net unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses on the sale of securities available for sale are reported in the Consolidated Statements of Operations. For the purpose of determining the amount of realized gains and losses, the Company determines the cost of its investment in securities based on specific identification.

(h) Revenue Recognition

     Automobile Financing: Revenues from finance charges on Installment Contracts Receivable are recognized as earned. Loan discounts are recorded as unearned income at the time of initial investment in a loan contract, and such discounts are amortized to income over the remaining life of the loan. Interest charges are computed using the "Rule of 78" interest calculation method. Accrual of interest income on receivable balances is suspended when a loan is delinquent for thirty days or more. Accrual is resumed when the loan becomes contractually current, and past-due interest income is recognized at that time. The Company performs substantially all of the functions associated with origination of the contracts; effective January 1996, the Company has utilized an outside contractor to service installment loans. Loan costs are amortized against income as an adjustment of yield.

     Auction Financings: Revenues from auction financings (Dealer Receivables), consisting of nonrefundable administrative fees are recognized at the time of contract. Interest income on IAP Dealer Receivables is recorded as unearned income and amortized over the loan period, which does not usually exceed six weeks. The Company has experienced no losses on the Dealer Receivables.

     Allowance for Credit Losses: An allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the Installment Contracts Receivable portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the Installment Contracts Receivable portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is possible that management's

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          March 31, 1996, 1995 and 1994

estimate of credit losses inherent in the Installment Contracts Receivable portfolio and the related allowance may change materially in the near term.

     The allowance for credit losses is established through provisions charged to income and is based on management's evaluation of potential losses after consideration of such factors as current delinquency data, changes in the Installment Contracts Receivable portfolio composition, economic conditions and other pertinent factors. Charge-offs are recorded against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

     There are inherent uncertainties in determining the allowance for credit losses in an Installment Contracts Receivable portfolio. The company has not been in business long enough for it to gather a sufficient data base of historical credit loss experience. The concentration of risk, limited histori-cal contract receivable loss experience, and other factors described above, compound the uncertainty in the Company management's estimate of the allowance for credit losses. As a result, the aggregate losses ultimately incurred by the Company with respect to the Installment Contracts Receivable portfolio may significantly differ from the allowance for credit losses in the accompanying financial statements. Management has used its best judgment to arrive at its estimate of the allowance for credit losses and believes that the same is reasonable to cover the losses inherent in the Installment Contracts Receivable portfolio at March 31, 1996 and 1995.

     Viatical Settlements: Revenue and cost of revenue is recognized upon the maturity of a policy (death of the insured). However, the ability to recognize revenue during the period of policy maturity depends on the Company receiving notification of policy maturity from a representative of the insured, which, in some instances, may not occur until significantly after the death of the insured and after the financial statements have been finalized for the period during which the policy matured. The Company is unable to estimate the face value and cost of policies which may have matured but for which no notification has been received. To the extent policy maturities cannot be recorded in the period the policy matures due to this delay in notification, the revenue and cost related to such maturity is recognized in the statements of operations subsequent to the maturity of the policy.

(i) Goodwill and Debt Issuance Cost Amortization

     Intangible assets and goodwill are amortized using the straight-line method over the expected life. Management periodically reviews the expected life and any adjustments are made prospectively. Debt issuance costs are amortized over the life of the related debt.

(j) Income Taxes

     The Company calculates income taxes using the asset and liability method prescribed by Financial Accounting Standards Board Statement No. 109 -- "Accounting for Income Taxes." Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences at-tributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company, based on the weight of the available evidence, provides a valuation allowance on deferred tax assets to the extent it determines it is more likely than not that deferred tax assets will not be realized.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          March 31, 1996, 1995 and 1994

(k) Fair Value of Financial Instruments

     The Company's financial instruments include securities available for a sale, accounts receivable -- matured insurance policies, installment contracts receivable, dealer receivables, purchased insurance policies, accounts payable and accrued liabilities and convertible debentures. The fair value of such financial instruments have been determined using available market information and interest rates as of March 31, 1996.

     At March 31, 1996, the fair value of the 9.5% Convertible Subordinated Debentures Due 1997 was approximately $11,025,000 compared to the carrying value of $22,050,000. The fair value of all other financial instruments was not materially different than their carrying value.

(l) Earnings per Share

     Earnings per common and common equivalent share is computed based on the weighted average number of common shares and, if dilutive, common equivalent shares (options and warrants) outstanding during the period.

(m) New Accounting Standards

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicated that the carrying amounts of an asset may not be recoverable. SFAS No. 121 will apply to the Company for the year ended March 31, 1997. The Company has not assessed the impact of adopting this pronouncement.

     The FASB has also issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This statement defines a fair value based method of accounting for employee stock options. This statement also permits a company to continue to measure compensation costs for their stock option plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires disclosure of the pro forma net income and earnings per share that would be recorded if the fair value method was utilized. The Company plans to continue to utilize the provisions of APB No. 25 to account for such compensation costs, and will provide the pro forma disclosures required by SFAS No. 123 in the fiscal year 1997 financial statements.

(n) Reclassification

     Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994


(2)  Installment Contracts Receivable

     At March 31, 1996 and 1995 Installment Contracts Receivable consisted of the following:

                                                     1996           1995
                                                 -----------    ------------
        Installment contracts receivable         $19,247,551    $ 25,200,314
        Unearned finance charges                  (5,487,157)    (10,381,869)
        Allowance for credit losses               (3,995,296)     (1,544,000)
        Collateral owned                           1,785,743         432,286
                                                 -----------    ------------
        Installment contracts receivable, net    $11,550,841    $ 13,706,731
                                                 ===========    ============

        A summary of the allowance for credit losses is as follows:

        Balance - beginning of period           $  1,544,000    $        --
        Provision for losses                       8,839,461      1,561,062
        Charge offs and adjustments               (6,388,165)       (17,062)
                                                 -----------    -----------
        Balance - end of period                 $  3,995,296    $ 1,544,000
                                                ============    ===========



        Most of the Company's Installment Contracts Receivable are due from dealers in the Southeast, West and Northeast regions of the United States. To some extent, realization of the receivables will be dependent on local economic conditions. The Company holds vehicle titles as collateral for all contracts receivable until such contracts are paid in full.
(3)  Securities Available for Sale

     Securities Available for Sale at March 31, 1996 and 1995 are summarized as follows:

                                        1996                       1995
                               -----------------------     --------------------------
                                  Cost      Fair Value        Cost         Fair Value
                               --------     ----------     ----------      ----------
Marketable equity securities   $175,000     $175,000       $      --       $     --
U.S. Treasury notes                 --           --         8,974,781       8,975,451
Mutual funds                        --           --           532,189         532,189
                               --------     --------       ----------      ----------
                               $175,000     $175,000       $9,506,970      $9,507,640
                                            --------                       ----------
Net unrealized losses on
  securities available for
  sale                                0                           670
                               --------                    ----------
                               $175,000                    $9,507,640


                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

Realized gains and losses were as follows:

                                                 Years Ended March 31,
                                        --------------------------------------
                                          1996           1995           1994
                                        -------     -----------      ---------
Realized gains...................       $ 1,137       $ 115,621      $ 932,737
Realized losses..................            --      (1,764,873)      (966,315)
                                        -------     -----------      ---------
                                        $ 1,137     $(1,649,252)     $ (33,578)
                                        =======     ===========      =========

(4)     Income Taxes

     In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 superseded APB Opinion No. 11, and required a change from the deferred method to the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rules applicable for the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     A reconciliation of the Company's actual income tax expense (benefit) to that computed using the U.S. Federal statutory rate of 34% is as follows:

                                                                    Years ended March 31,
                                                          ------------------------------------------

                                                            1996             1995              1994
                                                          --------       ------------      ----------
Computed "expected" tax expense (benefit)............     (253,146)      $(1,019,940)      $ (321,696)
Increase (decrease) in income taxes resulting from:
    Amortization of goodwill.........................     (401,590)          246,483           68,785
    Net operating loss...............................     (255,052)          815,730          249,053
    Allowance for doubtful accounts..................      922,423           524,960               --
    Capital losses (gains)...........................     (113,318)         (564,379)              --
    Other ...........................................      100,683           (42,273)           3,858
                                                          --------       -----------       ----------

              Total income tax expense...............     $     --       $        --       $       --
                                                          ========       ===========       ==========


                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31, 1996 and 1995 are presented below:

                                                          March 31
                                                 -------------------------
                                                     1996          1995
                                                 -----------    ----------

Deferred tax assets:
  Bad debt reserve................................ $ 1,503,430    $  618,637
  Capital loss carryover..........................     482,445       624,635
  Net operating loss..............................          --       216,852
  Bond discount amortization......................          --        28,872
  Other...........................................     250,724         1,851
                                                   -----------    ----------
                                                     2,236,599     1,490,847
                                                   -----------    ----------

Deferred tax liabilities:

  Net basis of fixed assets.......................      60,208        33,499
  Other...........................................      12,077        12,077
  Gross deferred tax liabilities..................      72,285        45,576
                                                   -----------    ----------

Net deferred tax asset (liability)................   2,164,314     1,445,271
Valuation allowance for deferred tax assets.......  (2,164,314)   (1,445,271)
                                                   -----------    ----------
Net deferred tax asset (liability)................ $        --   $        --
                                                   ===========   ===========

There was no change in the total valuation allowance for the years ended March 31, 1996 and 1995.

(5)   Convertible Subordinated Debentures

     On September 19, 1991, the Company received net proceeds of $51.4 million from the issuance of $55.0 million of 9.5% Convertible Subordinated Debentures (the "Debentures"). During the fiscal year ended March 31, 1996, the Company has prepaid without penalty $28.9 million principal at a cost of $15.8 million plus accrued interest, resulting in a gain on early extinguishment of Debentures of $13.1 million. For fiscal year ended March 31, 1995, the Company prepaid without penalty $4.0 million principal at a cost of $2.0 million plus accrued interest and recorded a gain on early extinguishment of Debentures of $2.0 million. The outstanding balance of Convertible Subordinated Debentures is $22.1 million at March 31, 1996.

     The Debentures which mature September 19, 1997, are convertible by the holders into the Company's common stock at the rate of one common share per $12.25 principal amount. In addition, the Company may require conversion beginning September 19, 1993 if the common stock market price exceeds $15.00 per share for 20 consecutive days. There were no conversions during the years ended March 31, 1996 and 1995. The Debentures are subordinated to any current or future senior debt and require annual interest payments. At March 31, 1996, accrued interest on the outstanding Debentures was $1,111,369.

     Debt issuance costs arising from the issuance of Debentures in the original amount of $3.6 million have been amortized over the 6 year term and, as prepayments of Debentures have occurred, applicable amounts of

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994


debt issuance costs have been amortized. A balance of $356,681 in debt issuance costs remain at March 31, 1996.

(6)  Stockholders' Equity

     On July 31, 1990, the Company made a public offering of 900,000 units at $10 each, each unit consisting of three common shares and three redeemable Class A warrants. Total proceeds from the sale of these units was $9,000,000 less offering costs of $1,815,591. In addition, the underwriters for the public offering exercised an option to purchase 50,000 units to cover over-allotments. Total proceeds from the sale of these units was $500,000 less underwriting discounts and commissions of $57,750. The underwriters also received an option to purchase 90,000 units at $12 per unit exercisable over a period of two years commencing July 31, 1993.

     Each Class A warrant entitles the registered holder to purchase one common share and one redeemable Class B warrant at an exercise price of $4.00 through July 30, 1996. Each Class B warrant entitles the registered holder to purchase one common share at $7.00 from the date of issuance through July 30, 1996. The Class A and Class B warrants are subject to redemption at $0.05 per warrant on 30 days prior written notice provided the closing bid price of the common shares exceeds $5.50 and $9.70 per share, respectively, for 30 consecutive business days ending within 15 days of the date of notice of redemption. During the year ended March 31, 1993, 151,500 Class A warrants and 44,500 Class B warrants were exercised. A total of 1,000 Class A warrants were exercised during the year ended March 31, 1992. In addition, the Company repurchased 142,000 Class A warrants at a total cost of $227,355. At March 31, 1996, there were 2,555,500 Class A warrants and 108,000 Class B warrants outstanding.

     The Company has a stock option plan under which both incentive and non-qualified stock options may be granted for the purchase of up to 2,500,000 shares of common stock. For options granted as incentive stock options under the plan, the exercise price must be at least equal to the fair market value on the date of the grant. The exercise price for non-qualified options may be less than fair market value. The options expire at various time ranging from five to ten years.

The options are summarized as follows:

                                                          Number            Price Range
                                                        ---------         -------------
Options outstanding at March 31, 1991 and 1992.......     110,000         $3.00 - $3.30
    Granted..........................................     100,000         $6.00 - $6.60
                                                        ---------
Options outstanding at March 31, 1993................     210,000         $3.00 - $6.60
    Granted..........................................     410,000         $4.25 - $5.09
                                                        ---------
 Options outstanding at March 31, 1994...............     620,000         $3.00 - $6.60
    Granted..........................................     750,000         $1.50 - $3.00
                                                        ---------
Options outstanding at March 31, 1995................   1,370,000         $1.50 - $6.60
    Granted..........................................     495,000         $1.50 - $1.63
                                                        ---------
Options outstanding at March 31, 1996................   1,865,000         $1.50 - $6.60



     In connection with the Company's issuance of Debentures (note 5), the Company granted to the distribution agent a warrant to purchase 269,388 shares of common stock exercisable at $12.25 per share through September 18, 1996. The Company has also granted warrants to individuals to purchase 25,000 common shares at $3.00 per share through March 11, 2001 and 20,000 common shares at $12.25 through September 18, 2001.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

     On December 14, 1992, the Company announced a plan to allocate up to $10,000,000 for the repurchase of its common stock and Class A warrants. At March 31, 1993 the Company had repurchased 705,700 shares of its common stock at a total cost of $2,746,140. During the year ended March 31, 1994, the Company repurchased an additional 165,500 shares of its common stock at a total cost of $717,828. At the direction of the Board of Directors, all such shares repurchased under this plan were returned to the status of authorized, but unissued. The Company has no current plans to acquire additional shares.

(7)  Acquisitions

     On April 6, 1993, the Company acquired certain operating assets of ALRC. Under the terms of the agreement, the Company paid a total of $1,000,000 for certain tangible and intangible assets of ALRC, including employment agreements and covenants not to compete by the principals of ALRC, and certain transaction costs. These intangible assets included goodwill of $433,591, amortized over the remaining life of the viatical portfolio (see note 8).

     Effective April 1, 1991, the Company acquired certain equipment, covenants not to compete and the future operations of LBI. The acquisition agreement provides for the payment of contingent consideration based on a share of the profits of LBI's business. No contingent consideration payment was required for the year ended March 31, 1992. At March 31, 1993, the Company accrued $549,258 as contingent consideration for fiscal year 1993, which was paid on July 19, 1993. The Company and the principals of LBI are disputing the remaining amounts of consideration due based on differences in interpretation of certain computational items set forth in the acquisition agreement. The Company has accrued an amount based on its interpretation of the agreement and intends to negotiate a settlement of the dispute. However, the Company is currently unable to predict with certainty the final resolution of this matter.

(8)  Sale of Certain Assets

     On July 29, 1994, the Company sold certain assets of its viatical settlements business to National Capital Benefits Corporation ("NCBC"), a subsidiary of National Capital Management Corporation ("NCMC"). Assets acquired by NCBC include the Company's proprietary client management software system, all "work in process" and the trade names of both LBNM and ALRG. The Company received consideration of $125,000 and 100,000 common shares of NCMC. The sale agreement provides the Company with an option exercisable within 24 months of the sale through July 28, 1996, to sell these shares back to NCMC at a price of $1.75 per share. In addition, the Company is entitled to receive commissions on certain transactions should they occur within 48 months of the sale agreement. Commissions received during the year ending March 31, 1996 were not significant.

     On May 8, 1995 and July 18, 1995, ALRG and LBNM entered into agreements with Viaticus, Inc. ("Viaticus"), a subsidiary of the CNA Insurance Companies, under which ALRG and LBNM agreed to assign to Viaticus certain viatical insurance policies. Under the terms of the agreements, upon receipt by Viaticus of satisfactory acknowledgement by the insurer, payment of a predetermined amount for each policy would be remitted to the Company. During fiscal year ended March 31, 1996, approximately $17.5 million has been received as payment for policies with completed assignments to Viaticus, and there are no outstanding amounts receivable under the agreements at March 31, 1996.

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994

     In conjunction with the sales to Viaticus, the remaining goodwill and other intangibles related to the purchases of the viatical business in 1993 and 1991 (see note 7), have been fully amortized during the year ending March 31, 1996.

(9)     Commitments and Contingencies

     The Company leases its office space and certain equipment under noncancelable operating leases that expire at various times over the next five years. The Company leases approximately 3,050 square feet of office space in Miami Beach, Florida under a lease expiring in May 1997 at a base rent of $35,652, subject to annual increases that have historically been approximately 5%.

     Additional office space in the vicinity was leased effective May 1994 under a 6-year lease which includes annual rent commencing August 1994 of $207,000 in each of the first two years and $325,000 annually thereafter, when the square footage will increase to approximately 17,000 square feet subject to increases reflecting changes in the consumer price index. The lease provides for one four-year renewal period. In February 1996, the Company vacated these premises. The Company is currently seeking a party to sublease or assume its lease obligations with respect to these premises. No assurance can be given that the Company will be able to find such a party or that if the Company finds such a party, the Company will be able to enter into an arrangement with such party on terms favorable to the Company.

     Rental expense for operating leases was $306,335, $224,574 and $67,911 for the years ended March 31, 1996, 1995 and 1994 respectively.

     Future minimum lease payments for noncancelable operating leases with initial or remaining lease terms in excess of one year as of March 31, 1996 are:

        Year ending March 31,

        1997                                $   358,095
        1998                                    346,485
        1999                                    325,000
        2000                                    325,000
        2001                                     81,250
                                            -----------
        Total minimum lease payments        $ 1,435,830
                                            ===========

     In connection with the acquisition of ALRC in April 1993 (see note 7), the Company entered into employment agreements with each of the two principals of ALRC. The five year agreements are with the Chief Executive Officer and Chief Operating Officer of the Company and provide for minimum annual compensation of $125,000 and $75,000, with annual cost of living adjustments.

     In May 1996, the Company was impleaded by an insurer into a suit in the United States Bankruptcy Court for the Middle District of Florida, in which a bankrupt seeks from the insurer payment of a $1 million death benefit under a Policy which it asserts the insurer improperly amended to remove it as the beneficiary without consent of the Bankruptcy Court. Following such amendment, the Policy was assigned to the Company, which was without notice of any of these alleged facts. The insurer seeks to recover the death benefit paid under this

                     AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                         March 31, 1996, 1995 and 1994


Policy from the Company in the event that it is required to pay such death benefit to the bankrupt. The Company intends to aggressively defend against such claims and to aggressively assert its own claims against the insurer.

     As of December 31, 1995, the Company's capital and surplus fell below the $1 million required by the NASDAQ Stock Market for continued listing. On April 30, 1996, a delisting hearing was held before the NASDAQ Qualifications Hearing Panel (the "Panel"). At the hearing, the Company requested a temporary exception to the capital and surplus requirements. The Panel granted the Company's request for a temporary exception. However, under the exception, the Company was required to make a public filing evidencing compliance with the minimum capital and surplus requirements with the Securities and Exchange Commission and the NASDAQ Stock Market on or before May 20, 1996. The Company could not make such a filing, and, on or about May 21, 1996, the Company was delisted from the NASDAQ Stock Market.

     The Company is involved in the causes of action described below as plaintiff.

     In March 1996 the Company commenced an action against a former employee of the Company, in the Circuit Court, Dade County, Florida seeking damages and the return of stolen property in connection with the deletion from the Company's computer system of certain menu tools, programs and access tools.

     In May 1996 Aurora National Life Company filed an interpleader action in the United States District Court for the Southern District of Florida seeking determination of the proper recipient of benefits under a Policy. The Policy in question was sold by the Company to Viaticus in May 1995 for $3 million. Although the insured had died in December 1994, neither the Company nor Viaticus was aware of the maturation of the Policy at the time of the sale. The Company intends to vigorously assert its claim to the full death benefits. If it is awarded those benefits, it will have to return the $3 million sale price previously paid to it by Viaticus for purchase of the policy.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                              AUTOLEND GROUP, INC.

Date: July 15, 1996        By: /s/ Steve Simon
                               -------------------------------------------------
                               Steve Simon
                               Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


       SIGNATURE                              TITLE                              DATE
       ---------                              -----                              ----


/s/ Steve Simon                    Chairman of the Board and                 July 15, 1996
---------------------------------  Chief Executive Officer
    Steve Simon                    (Principal Executive Officer)

/s/ Helen Porter                   Executive Vice President and Chief        July 15, 1996
---------------------------------  Operating Officer (principal
    Helen Porter                   accounting officer)

/s/ Philip J. Vitale, M.D.         Director                                  July 15, 1996
---------------------------------
    Philip J. Vitale, M.D.

/s/ Robert Granoff                 Director                                  July 15, 1996
---------------------------------
    Robert Granoff

/s/ James Newman                   Director                                  July 15, 1996
---------------------------------
    James Newman

/s/ Drew Sakson                    Director                                  July 15, 1996
---------------------------------
    Drew Sakson


                                                                   SCHEDULE VIII


                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                       Valuation and Qualifying Accounts
                          March 31, 1996, 1995 and 1994

                                                       Balance at   Charged to    Amount on
                                                       Beginning    Costs and      Balance
Description                                            of Period    Expenses       Sheet
-----------                                            ----------   ---------    ----------
Year ended March 31, 1996
    Intangible assets -- accumulated amortization      $  293,949   $  306,051   $  600,000
    Goodwill -- accumulated amortization                1,128,413    1,579,865    2,708,278
    Debt issuance costs -- accumulated amortization     1,824,690    1,452,034    3,276,724

Year ended March 31, 1995
    Intangible assets -- accumulated amortization      $  120,000   $  173,949   $  293,949
    Goodwill -- accumulated amortization                  431,957      696,456    1,128,413
    Debt issuance costs -- accumulated amortization     1,220,737      630,953    1,824,690

Year ended March 31, 1994
    Intangible assets -- accumulated amortization      $     --     $  120,000   $  120,000
    Goodwill -- accumulated amortization                  213,778      218,179      431,957
    Debt issuance costs -- accumulated amortization       679,575      541,162    1,220,737

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Form 10-K/A1


                ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended March 31, 1996             Commission File No. 1-10569

                              AutoLend Group, Inc.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             22-3137244
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

         930 Washington Avenue,
          Miami Beach, Florida                                   33139
(Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (305) 673-2700

           Securities registered pursuant to Section 12(b) of the Act:

       Title of Class                      Name of Exchange on Which Registered
       --------------                      ------------------------------------
Common Stock, $.002 par value                      Boston Stock Exchange

           Securities registered pursuant to Section 12(g) of the Act:

           -- Units                           -- Redeemable Class A Warrants
           -- Common Stock

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve (12) months (or for such shorter period that the Registrant was required to file such report(s)), and (2) has been subject to the filing requirements for the past ninety (90) days.

YES X    NO
   ---      ----

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

      As of June 21, 1996 the registrant had 4,634,530 shares of Common Stock outstanding. The aggregate market value of the Common Stock held by non-affiliates as of June 21, 1996 was approximately $3,288,834 million.

===============================================================================

                                     PART IV

ITEM 14.        EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES AND REPORTS ON FORM
                8-K.

        (a) (1) and (2) Financial Statements and Financial Statement Schedules. See Index to Consolidated Financial Statements on page F-1 for list of financial statements and financial statement schedules.

        (a) (3)  Exhibits

                 2.1 Reorganization Agreement between CAP Rx, Ltd. and CAPX Corporation (2)

                 3.1     Certificate of Incorporation of CAP Rx, Ltd. (1)

                 3.2 Memorandum of Association of CAP Rx, Ltd., including Memorandum of Increase of Share Capital (1)

                 3.3     Amended By-Laws of CAP Rx, Ltd. (1)

                 3.4     Certificate of Incorporation of AutoLend Group,
                         Inc. (12)

                 3.5     By-laws of AutoLend Group, Inc. (12)

                 4.1     Form of 9.5% Convertible Subordinated Debenture (2)

                 4.2     Warrant Agreement (1)

                 4.3     Unit Purchase Option (1)

                 4.4 Stock Purchase Warrant granted to Banque Degroof Luxembourg, S.A. (2)

                 4.5     Stock Purchase Warrant granted to Till A. Petrocchi (2)

                 4.6 Stock Purchase Warrant granted to Steve Simon and Helen Porter (6)

                10.1 Re-insurance Agreement between CAP Rx Insurance, Ltd. and Planet Insurance Registrant (1)

                10.2 Letter Agreement between CAP Rx, Ltd. and Planet Insurance Registrant (1)

                10.3 Administrative Agreement between CAP Rx, Ltd. and Parker Risk Management (Bermuda) Ltd. (1)

                10.4 1989 Incentive and Non-Statutory Stock Option Plan of the Registrant (1)

                10.5 Letter agreement between Westbroke Limited and the Registrant (2)

                10.6 Acquisition Agreement among Rob T. Worley, Sr. and Rob T. Worley, Jr., Living Benefits, Inc. and CAP Rx, Ltd. (2)

                10.6.1   Addendum to Acquisition Agreement (2)

                10.6.2   Second Addendum to Acquisition Agreement (2)

                10.7     Employment Agreement between LB NM, Inc. and Rob
                         T. Worley, Sr. (2)

                10.8 Employment Agreement between LB NM, Inc. and Rob T. Worley, Jr. (2)

                10.9 Lease Agreement for space at 6100 Seagull Street, N.E., Albuquerque, New Mexico (2)

                10.9.1   Addendum to Lease Agreement (2)

                10.9.2 Lease Agreement, dated April 15, 1993, for space at 6100 Seagull Street, N.E., Albuquerque, New Mexico (8)

                10.9.3 Lease, dated March 17, 1992, between Marbrad, Inc. and American Life Resources Corporation (8)

                10.10 Asset Purchase Agreement between American Life Resources Group, Inc., American Life Resources Corporation, Steve Simon and Helen Porter (6)

                10.11    Employment Agreement between ALRG and Steve Simon (6)

                10.12    Employment Agreement between ALRG and Helen Porter (6)

                10.13    Noncompetition Agreement between ALRG and Steve
                         Simon (6)

                10.14    Noncompetition Agreement between ALRG and Helen
                         Porter (6)

                10.15 Guaranty Agreement made by the Registrant for the benefit of ALRC, Steve Simon and Helen Porter (6)

                10.16    Viatical settlement forms (8)

                10.17 Agreement between the Registrant and the McLernon Group Limited dated December 3, 1993 (9)

                10.18 Lease Agreement between Arquitectonica International Corporation and CAPX Corpora-tion dated May 11, 1994
                         (10)

                10.19 Agreement between Nunzio P. DeSantis and CAPX Corporation dated as of July 1, 1994

                10.20 Agreement between Courtlandt G. Miller and CAPX Corporation dated as of July 1, 1994

                10.21 Agreement between Vincent Villanueva and CAPX Corporation dated as of July 1, 1994

                10.22 Employment Agreement between AutoLend Group, Inc. and Charley A. Pond (11)

                21       Subsidiaries of the Registrant (10)

                27       Financial Data Schedule (12)

                28.1 Cooperation and Assistance Agreement between Parker Risk Management (Colorado) Inc. and Health Care Services, Inc. (1)


         (b)    Financial Statement Schedules

                   Independent Auditors' Report

                   Schedule VIII -- Valuation and Qualifying Accounts - March 31, 1996, 1995 and 1994

                   All other schedules have been omitted because they are inapplicable or the information is provided in the financial statements including notes thereto included in this Annual Report.

             (c)   Reports on Form 8-K

                   No reports on Form 8-K were filed during the three months ended March 31, 1996.

-----------------------
(1) Filed as an exhibit to the Registrant's Registration Statement on Form F-1 (Registration No. 33-29251) and incorporated herein by reference.

(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991 and incorporated herein by reference.

(3)  Filed on December 26, 1991 as an exhibit to the Registrant's
     Post-Effective Amendment No. 1 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(4) Filed on February 18, 1992 as an exhibit to the Registrant's Post-Effective Amendment No. 3 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(5) Filed on March 27, 1992 as an exhibit to the Registrant's Post-Effective Amendment No. 4 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(6) Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on April 21, 1993 and incorporated herein by reference.

(7) Filed on May 12, 1993 as an exhibit to the Registrant's Post-Effective Amendment No. 6 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(8) Filed on October 29, 1993 as an exhibit to the Registrant's Post-Effective Amendment No. 7 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(9) Filed on March 7, 1994 as an exhibit to the Registrant's Post-Effective Amendment No. 8 to Registration Statement on Form F-1 on Form S-1 (Registration No. 33-29251) and incorporated herein by reference.

(10) Filed on June 26, 1994 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1994 and incorporated herein by reference.

(11) Filed on June 29, 1995 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1995 and incorporated herein by reference.

(12) Filed herewith.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                           AUTOLEND GROUP, INC.

Date:  September _____, 1996              By: /s/  Steve Simon
                                              ---------------------------------
                                              Steve Simon
                                              Chairman of the Board,
                                              Chief Executive Officer

                                                                       Exhibit B

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -----------------------------------------------------

                                    FORM 10-Q

             -----------------------------------------------------

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1996
                                       OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
         For the transition period from ______________ to _____________

                         Commission file number 1-10569

             -----------------------------------------------------
                              AutoLend Group, Inc.
             -----------------------------------------------------
             (Exact name of registrant as specified in the charter)

                DELAWARE                                        22-3137244
     (State or other jurisdiction of                           (IRS Employer
     incorporation or organization)                         Identification No.)

          930 WASHINGTON AVENUE
          MIAMI BEACH, FLORIDA                                     33139
(Address of principal executive offices)                        (Zip Code)

              (Registrant's telephone number, including area code)
                                 (305) 673-2700

                           -------------------------

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                    YES X     NO
                                       ---       ------

         Indicate number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:


Common Stock, $.002 par value                           4,634,530 shares
-----------------------------                           ----------------
            Class                               Outstanding at February 16, 1996

================================================================================

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES

                                      INDEX


                                                                                           Pages
                                                                                           -----
PART I   FINANCIAL INFORMATION

         Item 1.  Financial Statements

                  Consolidated Balance Sheets as of June 30, 1996
                           and March 31, 1996                                                 3

                  Consolidated Statements of Operations for the three
                           month periods ended June 30, 1996 and 1995                         4

                  Consolidated Statements of Cash Flows for the three month
                           periods ended June 30, 1996 and 1995                               5

                  Notes to Consolidated Financial Statements                                6-9

         Item 2.  Management's Discussion and Analysis of Financial Condition
                           and Results of Operations                                       9-12

PART II  OTHER INFORMATION                                                                   13

SIGNATURES                                                                                   15


                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets


                                                                               June 30,               March 31,
                                                                                1996                    1996
                                                                           --------------          -------------
                                                                            (unaudited)
Assets:
     Cash and cash equivalents                                                 $4,561,399             $3,168,730
     Securities available for sale                                                175,000                175,000
     Accounts receivable - matured insurance policies                             148,102              1,405,947
     Installment contracts receivable                                          10,062,914             13,760,394
         Allowance for credit losses                                           (3,020,776)            (3,995,296)
         Collateral owned                                                         819,268              1,785,743
                                                                           --------------          -------------
         Installment contracts receivable - net                                 7,861,406             11,550,841
                                                                           --------------          -------------
     Purchased insurance policies, face value of $2,126,198 at
         June 30, 1996, and March 31, 1996                                      1,462,583              1,445,184
     Accrued interest receivable on investments                                     5,535                     --
     Debt issuance costs, less accumulated amortization of $3,337,418
         at June 30, 1996 and $3,276,724 at March 31, 1996                        295,987                356,681
     Fixed assets, less accumulated depreciation of $147,770 at
         June 30, 1996 and $397,620 at March 31, 1996                             323,361              1,013,173
     Net assets of discontinued operation                                       6,087,777              4,974,047
     Other                                                                        376,224                395,486
                                                                            -------------           -------------
                                                                            $  21,297,374           $  24,485,089
                                                                            =============           =============

Liabilities:
     Accounts payable and accrued liabilities                               $   1,090,848          $     984,098
     Accrued acquisition costs                                                    656,542                656,542
     Accrued interest expense                                                   1,635,057              1,111,369
     Convertible debentures                                                    22,050,000             22,050,000
                                                                           --------------          -------------
     Total liabilities                                                         25,432,447             24,802,009
                                                                           --------------          -------------

Stockholders' Equity:
     Preferred stock, $.002 par value.  Authorized 5,000,000 shares;
         none issued or outstanding
     Common stock, $.002 par value. Authorized 40,000,000 shares;
         issued 4,634,530 shares at June 30, 1996 and March 31, 1996                9,269                  9,269
     Additional paid-in capital                                                 5,946,904              5,946,904
     Accumulated deficit                                                      (10,091,246)            (6,273,093)
                                                                           --------------          -------------
         Total stockholders' equity                                            (4,135,073)              (316,920)
                                                                           --------------          -------------
                                                                           $   21,297,374          $  24,485,089
                                                                           ==============          =============


           See accompanying notes to consolidated financial statements

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                                   (unaudited)


                                                                            Three Month Period Ended
                                                                                     June 30,
                                                                         --------------------------------
                                                                               1996              1995
                                                                         -------------      -------------
Revenues:
     Finance charges on installment contracts                            $     616,639      $   1,673,135
     Revenues from matured insurance policies                                       --            575,078
                                                                         -------------      -------------
                  Total revenues                                               616,639          2,248,213
Cost of matured insurance policies                                                  --            376,865
                                                                         -------------      -------------
     Net revenues                                                              616,639          1,871,348
General and administrative expenses                                          1,625,995          2,737,326
Provision for credit losses                                                  1,921,292            309,060
                                                                         -------------      -------------
     Operating earnings (loss)                                              (2,930,648)        (1,175,038)
                                                                         -------------      -------------
Other income:
     Interest income on investments                                             22,223            115,497
     Other                                                                     126,424                 42
                                                                         -------------      -------------
                  Total other income                                           148,647            115,539
                                                                         -------------      -------------
Other expense:
     Interest expense                                                         (537,228)        (1,071,442)
     Loss on sale of viatical portfolio, net of
         amortization of $1,844,259                                                 --           (570,377)
     Writeoff of fixed assets                                                 (568,649)                --
     Realized gains on sales of marketable
         securities, net                                                            --              1,138
                                                                         -------------      -------------
                  Total other expense                                       (1,105,877)        (1,640,681)
                                                                         -------------      -------------
Loss before income taxes, discontinued operations
  and extraordinary item                                                    (3,887,878)        (2,700,180)
Benefit from income taxes                                                           --          1,232,410
                                                                         -------------      -------------
Loss before discontinued operations and extraordinary item                  (3,887,878)        (1,467,770)
Discontinued operations - earnings (loss) from operations of discontinued subsidiary, net of applicable income tax
     benefit of $14,784 at June 30, 1995                                        69,725            (23,124)
                                                                         -------------      --------------
Loss before extraordinary item                                              (3,818,153)        (1,490,894)
Extraordinary item - gain on early extinguishment of debt,
     net of amortization of deferred costs of $604,221 and
     income taxes of $2,467,194                                                     --          3,858,585
                                                                         -------------      -------------
                  Net earnings (loss)                                    $  (3,818,153)      $  2,367,691
                                                                         =============      =============

Loss per share before discontinued operations and extraordinary
     item                                                                $       (0.84)             (0.32)
Earnings (loss) per share on discontinued operations                              0.02              (0.00)
                                                                         -------------      --------------
Loss per share before extraordinary item                                         (0.82)             (0.32)
Earnings per share on extraordinary item-gain on early
     extinguishment of debt                                                         --               0.83
                                                                         -------------      -------------
Net earnings (loss) per common share                                     $       (0.82)     $        0.51
                                                                         =============      =============
Weighted average number of common and common
     equivalent shares outstanding                                           4,634,530          4,634,530
                                                                         =============      =============


           See accompanying notes to consolidated financial statements

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                 Three Month Period Ended
                                                                                          June 30,
                                                                              ------------------------------
                                                                                  1996               1995
                                                                              ------------        ----------
Cash flows from operating activities:
     Net earnings (loss)                                                      $(3,818,153)        $2,367,691
     Adjustments to reconcile net earnings (loss) to net cash
         flows from operating activities:
         Amortization of intangible assets and debt issuance costs                 60,694          2,030,831
         Depreciation expense                                                      72,206             50,495
         Writeoff of fixed assets                                                 568,649                 --
         Gain on early extinguishment of debt, net of amortization                     --         (6,325,779)
         Provision for credit losses                                            1,921,292            309,060
         Realized gains on securities available for sale                               --             (1,138)
         Change in net assets of discontinued operations                       (1,113,730)          (255,500)
         Changes in assets and liabilities:
                  Accounts receivable - matured insurance policies              1,257,845          2,276,194
                  Installment contracts receivable                              1,768,143         (2,188,503)
                  Purchased insurance policies                                    (17,399)        16,829,408
                  Accrued interest receivable                                      (5,535)            71,499
                  Other assets                                                     69,996         (3,061,166)
                  Accounts payable and accrued liabilities                        106,750            (34,784)
                  Accrued income taxes                                                 --          1,220,000
                  Accrued interest expense                                        523,688             53,938
                                                                            -------------      -------------
                       Cash provided by operating activities                    1,394,446         13,342,246
                                                                            -------------      -------------
Cash flows from investing activities:
     Purchases of securities available for sale                                        --         (7,549,728)
     Proceeds from sale of securities available for sale                               --         10,440,377
     Purchases of fixed assets                                                     (1,777)           (57,713)
                                                                            -------------      -------------
              Cash provided by (used in) investing activities                      (1,777)         2,832,936
                                                                            -------------      -------------

Cash flows from financing activities:
     Early extinguishment of debt                                                      --         (8,270,000)
                                                                            -------------      -------------
              Cash used in financing activities                                        --         (8,270,000)
                                                                            -------------      -------------

Net increase in cash and cash equivalents                                       1,392,669          7,905,182
Cash and cash equivalents at beginning of period                                3,168,730          1,325,175
                                                                            -------------      -------------
Cash and cash equivalents at end of period                                  $   4,561,399      $   9,230,357
                                                                            =============      =============


           See accompanying notes to consolidated financial statements

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                   (unaudited)


(1)      Summary of Significant Accounting Policies

         (a)  Basis of Presentation

                  The accompanying unaudited financial statements have been prepared by management in accordance with the instructions to Form 10-Q and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The accompanying unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended March 31, 1996. The information furnished, in the opinion of management, reflects all adjustments, which consist of normal recurring adjustments, necessary to present fairly the results of operations of AutoLend Group, Inc. and subsidiaries (the "Company") for the three month periods ended June 30, 1996 and 1995. The results of operations of interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

         (b)  Revenue Recognition

                  Allowance for Credit Losses: An allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the Installment Contracts Receivable portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the Installment Contracts Receivable portfolio, including the nature of the portfolio, credit concentrations, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is possible that management's estimate of credit losses inherent in the Installment Contracts Receivable portfolio and the related allowance may change materially in the near term.

                  The allowance for credit losses is established through provisions charged to income and is based on management's evaluation of potential losses after consideration of such factors as current delinquency data, changes in the Installment Contracts Receivable portfolio composition, economic conditions and other pertinent factors. Charge-offs are recorded against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

                  There are inherent uncertainties in determining the allowance for credit losses in an Installment Contracts Receivable portfolio. The Company has not been in business long enough for it to gather a sufficient data base of historical credit loss experience. The concentration of risk, limited historical contract receivable loss experience, and other factors described above, compound the uncertainty in the Company management's estimate of the allowance for credit losses. As a result, the aggregate losses ultimately incurred by the Company with respect to the Installment Contracts Receivable portfolio may significantly differ from the allowance for credit losses in the accompanying financial statements. Management has used its best judgment to arrive at its estimate of the allowance for credit losses and believes that the same is reasonable to cover the losses inherent in the Installment Contracts Receivable portfolio at June 30, 1996 and 1995.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                   (unaudited)


(2)      Discontinued Operation

                  On December 26, 1995, Nunzio P. DeSantis, Courtland G. Miller and Vincent Villanueva commenced an action in the Delaware Chancery Court against Steve Simon, Stephen Raphael and Elie Housman and the Company as nominal defendant, seeking, among other things, various injunctions against, and unspecified damages for, alleged breaches of fiduciary duty, gross mismanagement, and/or gross negligence that may have occurred. Management believed all of these claims to be baseless. On May 3, 1996, the parties submitted a Stipulation of Settlement to the Court. The Stipulation of Settlement was distributed to the Stockholders of the Company on or about May 15, 1996. On June 17, 1996 a single notice of objection to the proposed settlement was filed with the Court. On June 27, 1996, after a hearing, at which the objector was represented by counsel and made written and oral submissions to the Court, Vice Chancellor Steele of the Delaware Chancery Court entered an order approving the settlement set forth in the Stipulation of Settlement.

                  Pursuant to the Stipulation of Settlement, current management will resign, receive the payment remaining under their respective employment agreements and enter into consulting agreements with the Company. The Company's Autolend IAP, Inc. ("IAP") subsidiary will be sold to an affiliate of departing management for consideration including settlement of all intercompany indebtedness and preferred stock of IAP with a face amount of $1 million. Accordingly, the operations of IAP have been treated as a discontinued operation in the accompanying financial statements. As of June 30, 1996 and 1995, the IAP discontinued operations had the following assets and liabilities:

                                                                  1996            1995
                                                             -------------     -----------

          Assets:
          Cash and cash equivalents                             $1,083,458     $   (20,044)
          Dealer receivables                                     5,067,769         271,875
          Other                                                     37,544           5,846
                                                             -------------     -----------
          Total                                                  6,188,771         257,677

          Liabilities:
          Accounts payable and accrued expenses                    100,994           2,177
                                                             -------------     -----------

          Net assets of discontinued operations              $   6,087,777     $   255,500
                                                             =============     ===========


                  In connection with the Stipulation of Settlement, the net proceeds to be received by the Company include $1,000,000 in preferred stock and, based upon intercompany accounts as of June 30, 1996, approximately $5.1 million as settlement of all intercompany indebtedness. Certain amounts remaining under the employment agreements of departing management will be paid by the Company. Such amounts, other than the face value of the Preferred Stock are subject to change based upon the actual date of the closing of the Settlement.

(3)      Going Concern

                  The Company's viability as a going concern is dependent upon the successful closing of the transactions contemplated by the Stipulation of Settlement, the restructuring of its obligations and asset

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                   (unaudited)


         base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. The Company has ceased since December 22, 1995 to purchase installment contracts receivable and since September 29, 1994 to purchase life insurance policies. During the third quarter of the year ended March 31, 1996 the Company significantly downsized its operations resulting in significant reductions in salary expense. In June 1996 the Company entered into a settlement of certain stockholder derivative litigation (the "Settlement"). In connection with the closing of the Settlement, the Company will enter into various agreements providing for, among other things, the disposition of certain operations, and the replacement of current management.

                  In September 1996 the Company is obligated to make an interest payment on the remaining outstanding debentures of approximately $2.1 million. The outstanding principal amount of the debentures, which is due in September 1997, will become current debt in September 1996, and without a capital infusion, refinancing or amendment of the debentures, such current debt will cause the Company's current liabilities to be greater than its current assets. See Note 4 for information relating to the Company's debenture obligations. Although the Company currently has sufficient liquidity to meet its September 1996 interest obligations under the debentures, intervening operating losses may prevent the Company from meeting its obligations to make interest payments, and in September 1997 to repay the principal under the Debentures as such payments become due. If the Company is unsuccessful in its efforts, it may be necessary for it to undertake such other actions as may be appropriate to preserve its business.

                  The Company believes it has sufficient funds to finance its currently contemplated operations for at least the next 12 months but will require additional funds, if not generated from operations, to finance future growth, the entering into new businesses and the payment of interest on and repayment of the Debentures. Auction fundings until the closing of the Settlement are expected to be funded through proceeds from maturities of outstanding Policies and Installment Contracts Receivable, cash reserves and Securities Available for Sale. Since the receipt of such funds is not completely predictable, the Company may need to acquire additional financing to fund its anticipated operations beyond such period. Furthermore, in the event that a closing of the Settlement has not taken place by the interest payment date in September 1996, the Company may require additional funds to continue funding its IAP operations. The ability of management to return the Company to profitable operations and a capacity to meet its obligations on demand is uncertain. There can be no assurance that management will be able to accomplish its objectives or that it will enable the Company to become profitable on an ongoing basis and to continue as a going concern.

(4)      Convertible Subordinated Debentures

                  On September 19, 1991, the Company received net proceeds of $51.4 million from the issuance of $55.0 million of 9.5% Convertible Subordinated Debentures (the "Debentures"). During the past two fiscal years the Company has prepaid without penalty $32.9 million principal at a cost of $17.8 million plus accrued interest, resulting in a gain on early extinguishment of Debentures of $15.1 million. The outstanding balance of convertible subordinated Debentures is $22.1 million at June 30, 1996.

                  The Debentures which mature September 19, 1997, are convertible by the holders into the Company's common stock at the rate of one common share per $12.25 principal amount. In addition, the Company may require conversion beginning September 19, 1993 if the common stock market price exceeds $15.00 per share for 20 consecutive days. The Debentures are subordinated to any current or future senior

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                   (unaudited)


         debt and require annual interest payments. At June 30, 1996, accrued interest on the outstanding Debentures was $1,635,057.

                  Debt issuance costs arising from the issuance of Debentures in the original amount of $3.6 million have been amortized since the issuance of the Debentures and, as prepayments of Debentures have occurred, applicable amounts of debt issuance costs have been amortized. A balance of $295,987 in debt issuance costs remained at June 30, 1996.

(5)      Assets to Be Sold

                  In connection with the Company's having ceased to purchase Installment Contracts Receivable or Insurance Policies, the value of certain fixed assets has been reduced to net realizable value, resulting in a charge to income of $568,649 for the three month period ended June 30, 1996. Assets to be sold total $48,274 and are included in other assets in the financial statements at June 30, 1996.

Management's Discussion and Analysis of Financial Condition and
Results of Operations

Results of Operations

         Three month periods ended June 30, 1996 and 1995.

         During the three months ended June 30, 1996, revenues from Installment Contracts Receivable decreased by $1,056,496 to $616,639 from $1,673,135 during the three months ended June 30, 1995. This decrease resulted from the reduced size of the Company's portfolio of Installment Contracts Receivable during the three months ended June 30, 1996 as compared with the three months ended June 30, 1995. The Company has ceased to purchase Installment Contracts Receivable since December 1995.

          During the three months ended June 30, 1996, there were no viatical revenues as compared to $575,078, reflecting the maturity of 12 Policies during the three months ended June 30, 1995. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures, if any, by the Company in connection with the purchase and maintenance of a Policy. The decrease in policy maturities and net viatical revenues resulted from the Company's decision not to purchase new Policies after September 1994, and the sale in May and July 1995 of a total of 225 policies for approximately $17.5 million to Viaticus, Inc.

          During the three months ended June 30, 1996, revenues from the Inventory Assistance Program increased by $456,595 to $475,674, reflecting the financing of 3,359 cars, from $19,079, reflecting the financing of 154 cars financed, during the three months ended June 30, 1995. During the three months ended June 30, 1996, income from operations of IAP was $43,488, net of income tax of $26,237, as compared to operating loss of $23,124, net of income tax benefit of $14,784 for the three months ended June 30, 1995. These increases reflect the growth and development of the IAP program since it was initiated in March 1995.

          General and administrative expenses decreased by $1,111,331 to $1,625,995 during the three months ended June 30, 1996, from $ 2,737,326 during the three months ended June 30, 1995. This decrease resulted from the effect of the Company's downsizing during the third quarter of the Company's fiscal year ended March 31, 1996 and was comprised primarily of decreases of approximately $504,000 in salary expense, $316,000 in direct program costs for Installment Contracts, $117,000 in travel and entertainment expenses, $126,000 in amortization expenses and $116,000 in office expenses, offset by an increase of $288,000 in legal and professional fees.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                                   (unaudited)

         Provision for credit losses in connection with the Company's Installment Contracts Receivable increased by $1,612,232 to $1,921,292 for the three months ended June 30, 1996, from $309,060 for the three months ended June 30, 1995. In addition, chargeoffs and adjustments for credit losses in connection with the Company's Installment Contracts Receivable increased to $2,895,812 during the three months ended June 30, 1996 from $97,443 during the three months ended June 30, 1995. These increases reflected increased loan delinquencies and writeoffs in the Company's portfolio of consumer finance receivables and were a factor in the Company's decision to discontinue its purchases of Installment Contracts Receivable.

         Certain fixed assets related to the Installment Contracts operation, primarily computer software and hardware, as well as leasehold improvements on office space have been recorded at net realizable value at June 30, 1996. The result of this valuation is a charge to income of $568,649 at June 30, 1996.

         During the period ended June 30, 1995 the Company sold certain policies in the viatical portfolio to Viaticus. As a result, the Company recognized a loss on sale of $570,377, net of writeoff of intangible assets and goodwill of $1,844,259.

         For the three months ended June 30, 1996, the Company had a net loss of $2,381, 382 or $0.51 per share as compared with net earnings of $2,367,691 or $0.51 per share for the three months ended June 30, 1995. The change in net earnings/loss was attributable primarily to the developments described above, coupled with a decrease of approximately $3.85 million in gain on early extinguishment of debt, reflecting the Company's having repurchased at a substantial discount certain of its outstanding debentures during the three months ended June 30, 1995, which repurchases were not matched during the three months ended June 30, 1996.


Liquidity and Capital Resources

         The Company's immediate viability as a going concern is dependent upon the successful closing of the Settlement, the restructuring of its obligations and asset base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. The Company has ceased since December 22, 1995 to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies. During the third quarter of the year ended March 31, 1996 the Company significantly downsized its operations resulting in significant reductions in salary expense. See "--Results of Operations." In June 1996, the Company entered into a settlement of the Derivative Suit. In connection with the closing of the Settlement, the Company will enter into various agreements, providing for, among other things, the disposition of certain operations, and the replacement of current management. See " Note 2 - Discontinued Operations."

         In September 1996 the Company is obligated to make an interest payment on the remaining outstanding Debentures of approximately $2.1 million. The outstanding principal amount of the Debentures, which is due in September 1997, will become a current liability in September 1996, and without a capital infusion, refinancing or amendment of the Debentures, such current debt will render the Company insolvent on a balance sheet basis. See Note 4 to the Consolidated Financial Statements for information relating to the Company's Debenture obligations. There was positive cash flow from operations of $1,394,446 for the three months ended June 30, 1996. Although the Company currently has sufficient liquidity to meet its September 1996 interest obligations under the Debentures, intervening operating losses may prevent the Company from meeting its obligations to make interest payments, and in September 1997 to repay the principal under the Debentures as such payments become due. If the Company is unsuccessful in its efforts to obtain capital or to refinance or amend the Debentures, it may be necessary for the

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Company to seek the protection of the bankruptcy laws or to undertake such other actions as may be appropriate to preserve its business.

         During the three months ended June 30, 1996 the Company funded a total volume of 3,359 IAP purchases totalling approximately $16.2 million. At June 30, 1996 the Company's IAP receivable portfolio consisted of 1,102 loans totalling approximately $5.1 million.

         The Company commenced its purchases of Installment Contracts Receivable in May 1994 and ceased purchases of Installment Contracts Receivable on December 22, 1995.

         The Company's portfolio of Installment Contracts Receivable at June 30, 1996, excluding Installment Contracts Receivable with respect to which there has been a repossession of the underlying collateral, a charge-off or the creation of a reserve, consisted of approximately 2,197 active loans purchased at a cost of approximately $7.5 million.

         During the three months ended June 30, 1996 and June 30, 1995, the Company's viatical settlement business did not purchase any new Policies. The Company's portfolio of unmatured Policies at June 30, 1996 totaled 20 Policies with a face value of approximately $ 2.1 million, which Policies were purchased at a cost of approximately $1.5 million. Policies are recorded on the Company's balance sheet at cost, with the difference between the face value and costs associated with the Policies recognized as net revenues as Policies mature.

         On May 8, 1995 and July 18, 1995, ALRG and LB NM, Inc. entered into Purchase and Sale Agreements (the "Agreements") providing for the assignment of certain Policies held by the Company to Viaticus, Inc. ("Viaticus"), a subsidiary of the CNA Companies. Under the Agreements, ALRG and LB NM received consideration for each of the assigned policies when Viaticus received an acknowledgement from the insurer of the assignment of the policy. There were no outstanding amounts receivable under the agreements at March 31, 1996, and accordingly no activity with respect to this transaction occurred during the three months ended June 30, 1996.

         During the three months ended June 30, 1996, the Company had cash flows from operations of $ 1,394,446 compared to $13,342,246 during the three months ended June 30, 1995. Cash flows from operations during the three months ended June 30, 1996 decreased primarily as a result of decreased maturity of Policies, reflecting the sale to Viaticus in 1995, which decrease was only partially offset by decreased cash used to purchase Installment Contracts Receivable. For the three months ended June 30, 1995, cash flow from operations resulted primarily from proceeds from the assignment of viatical insurance policies to Viaticus and from maturities of policies, offset by funds used for the purchase of Installment Contracts Receivable.

         The Company believes it has sufficient funds to finance its current operations for at least the next 12 months but will require additional funds, if not generated from operations, to finance future growth, the entering into new businesses and the payment of interest on and repayment of the Debentures. Auction fundings until the closing of the Settlement are expected to be through proceeds from maturities of reserves and Securities Available for Sale. Since the receipt of such funds is not completely predictable, the Company may need to acquire additional financing to fund its anticipated operations beyond such period. Furthermore, in the event that a closing of the Settlement has not taken place by the interest payment date in September 1996, the Company may require additional funds to continue funding its IAP operations. The ability of management to return the Company to profitable operations and a capacity to meet its obligations on demand is uncertain. There can be no assurance that management will be able to accomplish its objectives or that it will enable the Company to become profitable on an ongoing basis and to continue as a going concern.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


         During the three months ended June 30, 1996, the Company had a deficit in cash flows from investing activities of $1,777 as compared with cash flows from investing activities of $2,832,936 during the three months ended June 30, 1995. During the three months ended June 30, 1996, there was limited investing activity. Funds not immediately required for operation of the businesses are invested in securities available for sale. These investments consist of short term money market instruments and the underlying cash, immediately available to the Company.

         At June 30, 1996 the Company had cash, cash equivalents and securities available for sale of approximately $4.7 million. A portion of the Company's available funds may be applied to fund acquisitions of companies or assets of companies in complementary or related fields or fields in which incoming management has particular expertise. Although the Company from time to time engages in discussions and negotiations of potential acquisitions, it currently has no agreements or understandings with respect to any particular acquisition.

         During the three months ended June 30, 1996 the Company had no cash flows from financing activities as compared with a cash flow deficit from financing activities of $8.3 million for the three months ended June 30, 1995 resulting from the early extinguishment certain of the Company's Debentures.

         The Company's primary sources of capital have been sales of equity and debt securities, including the Company's initial equity offering in July 1990, which resulted in net proceeds of approximately $7.6 million, and a September 1991 sale of $55 million 9.5% Convertible Subordinated Debentures maturing on September 19, 1997, which resulted in net proceeds of $51.4 million. At March 31, 1996, as a result of prepayments during fiscal 1996 without penalty of $28.9 million, the outstanding principal balance of Debentures was $22.1 million. No additional amounts were prepaid during the three months ended June 30, 1996 and the outstanding principal balance remains unchanged at June 30, 1996. The Debentures are convertible into Common Stock at the rate of one share of Common Stock per $12.25 principal amount. Annual interest payments of approximately $2.1 million are required under the Debentures outstanding as of June 30, 1996. Annual interest payments were made in accordance with the terms of the Indenture in September 1992, 1993, 1994 and 1995. As of June 30, 1996, the Company had accrued $1,635,057 as interest payable.

         At June 30, 1996 the Company had approximately $1,436,771 in net operating loss carryforwards available to offset future taxable income for federal and state income tax purposes. The utilization of the net operating losses to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The loss carryforwards expire at various times between the present and 2011.

Part II        OTHER INFORMATION

Item 1.        Legal Proceedings

               The following discussion is a supplement to the description of certain administrative and legal proceedings in which the Company is involved set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, and should be read in conjunction with such description.

               As of March 31, 1996, the Company's stockholder's equity was below the $500,000 required by the Boston Stock Exchange (the "BSE") for continued listing. On July 18, 1996, the Company received a request from the BSE for information relating to the Company's plans to comply with the requirement or acquiesce to its delisting. On August 15, 1996, the Company provided the BSE with its plan of compliance, which includes closing the Settlement and utilizing the liquidity provided by the Settlement to take advantage of business opportunities in which incoming management has expertise. In connection with its plan of compliance, the Company requested to remain listed without interruption for 45 days, during which it would to provide the BSE with conclusive evidence that the deficiency had been rectified. There can be no assurance that the BSE will grant to the Company the requested period, that Company will succeed in its plan of compliance, or that the BSE listing will be maintained.

Item 2.        Changes in Securities

               In July, 1996, the Company extended the expiration of its outstanding Class A Warrants and Class B Warrants through June 30, 1997.

Item 3.        Defaults Upon Senior Securities

               None.

Item 4.        Submission of Matters to a Vote of Security Holders

               None.

Item 5.        Other Information

               None.

Item 6.        Exhibits and Reports on Form 8-K

(a)           EXHIBIT TABLE.

        Exhibit No.        Description
        ----------         -----------

          3.4              Certificate of Incorporation of AutoLend Group, Inc.

          3.5              By-laws of AutoLend Group, Inc.

          4.1              Form of 9.5% Convertible Subordinated Debenture

          4.2              Warrant Agreement

          4.3              Unit Purchase Option

          4.4              Stock Purchase Warrant granted to Banque Degroof
                           Luxembourg, S.A.

          4.5              Stock Purchase Warrant granted to Till A. Petrocchi

          4.6              Stock Purchase Warrant granted to Steve Simon and
                           Helen Porter

(b)      Reports on Form 8-K

         No reports on Form 8-K were filed during the three months ended March 31, 1996.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

   AUTOLEND GROUP, INC.
   (Registrant)



         SIGNATURE                                      TITLE                            DATE
         ---------                                      -----                            ----



 /s/ Steve Simon                             Chairman of the Board,                 August __, 1996
-------------------------------              Chief Executive Officer
        Steve Simon


/s/ Helen Porter                             Chief Accounting Officer                August __, 1996
-------------------------------
       Helen Porter

                                     - 15 -

                                  EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------

(a)              Exhibits

        3.4      Certificate of Incorporation of AutoLend Group, Inc. (1)

        3.5      By-laws of AutoLend Group, Inc. (1)

        4.1      Form of 9.5% Convertible Subordinated Debenture (2)

        4.2      Warrant Agreement (3)

        4.3      Unit Purchase Option (3)

        4.4      Stock Purchase Warrant granted to Banque Degroof
                 Luxembourg, S.A. (2)

        4.5      Stock Purchase Warrant granted to Till A. Petrocchi (2)

        4.6      Stock Purchase Warrant granted to Steve Simon and Helen
                 Porter (4)

(b)        Reports on Form 8-K

  No reports on Form 8-K were filed during the three months ended March 31, 1996.

---------------------
(1) Filed on June __, 1995 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1996 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Registration Statement on Form F-1 (Registration No. 33-29251) and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on April 21, 1993 and incorporated herein by reference.

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 10-Q/A1


     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1996
                                       OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
         For the transition period from ______________ to _____________

                         Commission file number 1-10569

              -----------------------------------------------------

                              AutoLend Group, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in the charter)

               DELAWARE                                        22-3137244
      (State or other jurisdiction of                           (IRS Employer
      incorporation or organization)                         Identification No.)

         930 WASHINGTON AVENUE
         MIAMI BEACH, FLORIDA                                     33139
(Address of principal executive offices)                        (Zip Code)

              (Registrant's telephone number, including area code)
                                 (305) 673-2700
                                ----------------



         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                    YES X    NO
                                       ---      ----


         Indicate number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:


Common Stock, $.002 par value                             4,634,530 shares
           Class                                  Outstanding at August 15, 1996


===============================================================================

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

         Three month periods ended June 30, 1996 and 1995.

         During the three months ended June 30, 1996, revenues from Installment Contracts Receivable decreased by $1,056,496 to $616,639 from $1,673,135 during the three months ended June 30, 1995. This decrease resulted from the reduced size of the Company's portfolio of Installment Contracts Receivable during the three months ended June 30, 1996 as compared with the three months ended June 30, 1995. The Company has ceased to purchase Installment Contracts Receivable since December 1995.

          During the three months ended June 30, 1996, there were no viatical revenues as compared to $575,078, reflecting the maturity of 12 Policies during the three months ended June 30, 1995. The cost of a Policy includes the initial purchase price, insurance premiums, and other direct expenditures, if any, by the Company in connection with the purchase and maintenance of a Policy. The decrease in policy maturities and net viatical revenues resulted from the Company's decision not to purchase new Policies after September 1994, and the sale in May and July 1995 of a total of 225 policies for approximately $17.5 million to Viaticus, Inc.

          During the three months ended June 30, 1996, revenues from the Inventory Assistance Program increased by $456,595 to $475,674, reflecting the financing of 3,359 cars, from $19,079, reflecting the financing of 154 cars financed, during the three months ended June 30, 1995. During the three months ended June 30, 1996, income from operations of IAP was $43,488, net of income tax of $26,237, as compared to operating loss of $23,124, net of income tax benefit of $14,784 for the three months ended June 30, 1995. These increases reflect the growth and development of the IAP program since it was initiated in March 1995.

          General and administrative expenses decreased by $1,111,331 to $ 1,625,995 during the three months ended June 30, 1996, from $ 2,737,326 during the three months ended June 30, 1995. This decrease resulted from the effect of the Company's downsizing during the third quarter of the Company's fiscal year ended March 31, 1996 and was comprised primarily of decreases of approximately $504,000 in salary expense, $316,000 in direct program costs for Installment Contracts, $117,000 in travel and entertainment expenses, $126,000 in amortization expenses and $116,000 in office expenses, offset by an increase of $288,000 in legal and professional fees.

         Provision for credit losses in connection with the Company's Installment Contracts Receivable increased by $1,612,232 to $1,921,292 for the three months ended June 30, 1996, from $309,060 for the three months ended June 30, 1995. In addition, chargeoffs and adjustments for credit losses in connection with the Company's Installment Contracts Receivable increased to $2,895,812 during the three months ended June 30, 1996 from $97,443 during the three months ended June 30, 1995. These increases reflected increased loan delinquencies and writeoffs in the Company's portfolio of consumer finance receivables and were a factor in the Company's decision to discontinue its purchases of Installment Contracts Receivable.

         Certain fixed assets related to the Installment Contracts operation, primarily computer software and hardware, as well as leasehold improvements on office space have been recorded at net realizable value at June 30, 1996. The result of this valuation is a charge to income of $568,649 at June 30, 1996.

         During the period ended June 30, 1995 the Company sold certain policies in the viatical portfolio to Viaticus. As a result, the Company recognized a loss on sale of $570,377, net of writeoff of intangible assets and goodwill of $1,844,259.

         For the three months ended June 30, 1996, the Company had a net loss of $3,818,153 or $0.82 per share as compared with net earnings of $2,367,691 or $0.51 per share for the three months ended June 30, 1995. The change in net earnings/loss was attributable primarily to the developments described above, coupled with a decrease of approximately $3.85 million in gain on early extinguishment of debt, reflecting the Company's having repurchased at a substantial discount certain of its outstanding debentures during the three

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


months ended June 30, 1995, which repurchases were not matched during the three months ended June 30, 1996.


Liquidity and Capital Resources

         The Company's immediate viability as a going concern is dependent upon the successful closing of the Settlement, the restructuring of its obligations and asset base, and ultimately, a return to profitability. The Company has been operating at a loss and has incurred operating losses in the last three years. Management has initiated a plan to terminate certain of its operations and to improve the profitability of the Company. The Company has ceased since December 22, 1995 to purchase Installment Contracts Receivable and since September 29, 1994 to purchase Policies. During the third quarter of the year ended March 31, 1996 the Company significantly downsized its operations resulting in significant reductions in salary expense. See "-- Results of Operations." In June 1996, the Company entered into a settlement of the Derivative Suit. In connection with the closing of the Settlement, the Company will enter into various agreements, providing for, among other things, the disposition of certain operations, and the replacement of current management. See "Note 2 - Discontinued Operations."

         In September 1996 the Company is obligated to make an interest payment on the remaining outstanding Debentures of approximately $2.1 million. The outstanding principal amount of the Debentures, which is due in September 1997, will become a current liability in September 1996, and without a capital infusion, refinancing or amendment of the Debentures, such current debt will render the Company insolvent on a balance sheet basis. See Note 4 to the Consolidated Financial Statements for information relating to the Company's Debenture obligations. There was positive cash flow from operations of $1,394,446 for the three months ended June 30, 1996. Although the Company currently has sufficient liquidity to meet its September 1996 interest obligations under the Debentures, intervening operating losses may prevent the Company from meeting its obligations to make interest payments, and in September 1997 to repay the principal under the Debentures as such payments become due. If the Company is unsuccessful in its efforts to obtain capital or to refinance or amend the Debentures, it may be necessary for the Company to seek the protection of the bankruptcy laws or to undertake such other actions as may be appropriate to preserve its business.

         During the three months ended June 30, 1996 the Company funded a total volume of 3,359 IAP purchases totalling approximately $16.2 million. At June 30, 1996 the Company's IAP receivable portfolio consisted of 1,102 loans totalling approximately $5.1 million.

         The Company commenced its purchases of Installment Contracts Receivable in May 1994 and ceased purchases of Installment Contracts Receivable on December 22, 1995.

         The Company's portfolio of Installment Contracts Receivable at June 30, 1996, excluding Installment Contracts Receivable with respect to which there has been a repossession of the underlying collateral, a charge-off or the creation of a reserve, consisted of approximately 2,197 active loans purchased at a cost of approximately $7.5 million.

         During the three months ended June 30, 1996 and June 30, 1995, the Company's viatical settlement business did not purchase any new Policies. The Company's portfolio of unmatured Policies at June 30, 1996 totaled 20 Policies with a face value of approximately $ 2.1 million, which Policies were purchased at a cost of approximately $1.5 million. Policies are recorded on the Company's balance sheet at cost, with the difference between the face value and costs associated with the Policies recognized as net revenues as Policies mature.

         On May 8, 1995 and July 18, 1995, ALRG and LB NM, Inc. entered into Purchase and Sale Agreements (the "Agreements") providing for the assignment of certain Policies held by the Company to

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


Viaticus, Inc. ("Viaticus"), a subsidiary of the CNA Companies. Under the Agreements, ALRG and LB NM received consideration for each of the assigned policies when Viaticus received an acknowledgement from the insurer of the assignment of the policy. There were no outstanding amounts receivable under the agreements at March 31, 1996, and accordingly no activity with respect to this transaction occurred during the three months ended June 30, 1996.

         During the three months ended June 30, 1996, the Company had cash flows from operations of $1,394,446 compared to $13,342,246 during the three months ended June 30, 1995. Cash flows from operations during the three months ended June 30, 1996 decreased primarily as a result of decreased maturity of Policies, reflecting the sale to Viaticus in 1995, which decrease was only partially offset by decreased cash used to purchase Installment Contracts Receivable. For the three months ended June 30, 1995, cash flow from operations resulted primarily from proceeds from the assignment of viatical insurance policies to Viaticus and from maturities of policies, offset by funds used for the purchase of Installment Contracts Receivable.

         The Company believes it has sufficient funds to finance its current operations for at least the next 12 months but will require additional funds, if not generated from operations, to finance future growth, the entering into new businesses and the payment of interest on and repayment of the Debentures. Auction fundings until the closing of the Settlement are expected to be through proceeds from maturities of reserves and Securities Available for Sale. Since the receipt of such funds is not completely predictable, the Company may need to acquire additional financing to fund its anticipated operations beyond such period. Furthermore, in the event that a closing of the Settlement has not taken place by the interest payment date in September 1996, the Company may require additional funds to continue funding its IAP operations. The ability of management to return the Company to profitable operations and a capacity to meet its obligations on demand is uncertain. There can be no assurance that management will be able to accomplish its objectives or that it will enable the Company to become profitable on an ongoing basis and to continue as a going concern.

         During the three months ended June 30, 1996, the Company had a deficit in cash flows from investing activities of $1,777 as compared with cash flows from investing activities of $2,832,936 during the three months ended June 30, 1995. During the three months ended June 30, 1996, there was limited investing activity. Funds not immediately required for operation of the businesses are invested in securities available for sale. These investments consist of short term money market instruments and the underlying cash, immediately available to the Company.

         At June 30, 1996 the Company had cash, cash equivalents and securities available for sale of approximately $4.7 million. A portion of the Company's available funds may be applied to fund acquisitions of companies or assets of companies in complementary or related fields or fields in which incoming management has particular expertise. Although the Company from time to time engages in discussions and negotiations of potential acquisitions, it currently has no agreements or understandings with respect to any particular acquisition.

         During the three months ended June 30, 1996 the Company had no cash flows from financing activities as compared with a cash flow deficit from financing activities of $8.3 million for the three months ended June 30, 1995 resulting from the early extinguishment certain of the Company's Debentures.

         The Company's primary sources of capital have been sales of equity and debt securities, including the Company's initial equity offering in July 1990, which resulted in net proceeds of approximately $7.6 million, and a September 1991 sale of $55 million 9.5% Convertible Subordinated Debentures maturing on September 19, 1997, which resulted in net proceeds of $51.4 million. At March 31, 1996, as a result of prepayments during fiscal 1996 without penalty of $28.9 million, the outstanding principal balance of Debentures was $22.1 million. No additional amounts were prepaid during the three months ended June 30, 1996 and the outstanding principal balance remains unchanged at June 30, 1996. The Debentures are convertible into Common Stock at

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


the rate of one share of Common Stock per $12.25 principal amount. Annual interest payments of approximately $2.1 million are required under the Debentures outstanding as of June 30, 1996. Annual interest payments were made in accordance with the terms of the Indenture in September 1992, 1993, 1994 and 1995. As of June 30, 1996, the Company had accrued $1,635,057 as interest payable.

         At June 30, 1996 the Company had approximately $1,436,771 in net operating loss carryforwards available to offset future taxable income for federal and state income tax purposes. The utilization of the net operating losses to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The loss carryforwards expire at various times between the present and 2011.

Part II           OTHER INFORMATION

Item 1.           Legal Proceedings

                  The following discussion is a supplement to the description of certain administrative and legal proceedings in which the Company is involved set forth in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, and should be read in conjunction with such description.

                  In July 1996, Living Benefits, Inc. ("LBI") commenced an action in the U.S. District Court for the District of New Mexico against the Company. In its complaint, LBI claims breach of contract relating to certain terms under a 1991 contract pursuant to which the Company purchased certain assets from LBI. The plaintiff seeks actual damages of $1,660,000, prejudgment interest, attorneys' fees and unspecified punitive damages. The Company believes that LBI's calculation significantly overstates the amounts due under the contract, and is engaging in discussions with LBI in the hopes of settling the dispute amicably.

                  As of March 31, 1996, the Company's stockholder's equity was below the $500,000 required by the Boston Stock Exchange (the "BSE") for continued listing. On July 18, 1996, the Company received a request from the BSE for information relating to the Company's plans to comply with the requirement or acquiesce to its delisting. On August 15, 1996, the Company provided the BSE with its plan of compliance, which included closing the Settlement and utilizing the liquidity provided by the Settlement to take advantage of business opportunities in which incoming management has expertise. In connection with its plan of compliance, the Company requested to remain listed without interruption for 45 days, during which it would to provide the BSE with conclusive evidence that the deficiency had been rectified. On August 20, 1996 the Company received a notice from the BSE denying the Company's request and notifying the Company that trading of its securities would be suspended as of the close of business on August 20, 1996 and that the BSE would file for delisting with the Securities and Exchange Commission.

Item 2.           Changes in Securities

                  In July, 1996, the Company extended the expiration of its outstanding Class A Warrants and Class B Warrants through June 30, 1997.

Item 3.           Defaults Upon Senior Securities

                  None.

Item 4.           Submission of Matters to a Vote of Security Holders

                  None.

Item 5.           Other Information

                  None.

Item 6.           Exhibits and Reports on Form 8-K

(a)           EXHIBIT TABLE.

        Exhibit No.  Description
        -----------  -----------

          3.4        Certificate of Incorporation of AutoLend Group, Inc.

          3.5        By-laws of AutoLend Group, Inc.

          4.1        Form of 9.5% Convertible Subordinated Debenture

          4.2        Warrant Agreement

          4.3        Unit Purchase Option

          4.4        Stock Purchase Warrant granted to Banque Degroof
                     Luxembourg, S.A.

          4.5        Stock Purchase Warrant granted to Till A. Petrocchi

          4.6        Stock Purchase Warrant granted to Steve Simon and Helen
                     Porter

(b)      Reports on Form 8-K

         No reports on Form 8-K were filed during the three months ended June 30, 1996.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AUTOLEND GROUP, INC.
(Registrant)



         SIGNATURE                                 TITLE                            DATE
         ---------                                 -----                            -----

 /s/ Steve Simon                          Chairman of the Board,              August 21, 1996
---------------------------               Chief Executive Officer
      Steve Simon



/s/ Helen Porter                          Chief Accounting Officer            August 21, 1996
---------------------------
      Helen Porter


                                  EXHIBIT INDEX

Exhibit No.         Description
-----------         -----------
(a)                 Exhibits

            3.4     Certificate of Incorporation of AutoLend Group, Inc. (1)

            3.5     By-laws of AutoLend Group, Inc. (1)

            4.1     Form of 9.5% Convertible Subordinated Debenture (2)

            4.2     Warrant Agreement (3)

            4.3     Unit Purchase Option (3)

            4.4 Stock Purchase Warrant granted to Banque Degroof Luxembourg, S.A. (2)

            4.5     Stock Purchase Warrant granted to Till A. Petrocchi (2)

            4.6     Stock Purchase Warrant granted to Steve Simon and Helen
                    Porter (4)

(b)        Reports on Form 8-K

  No reports on Form 8-K were filed during the three months ended June 30, 1996.


---------------------

(1) Filed on July 16, 1996 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1996 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Registration Statement on Form F-1 (Registration No. 33-29251) and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on April 21, 1993 and incorporated herein by reference.

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                  FORM 10-Q/A2
                       ----------------------------------

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                  For the quarterly period ended June 30, 1996
                                       OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
         For the transition period from ______________ to _____________

                         Commission file number 1-10569

                       ----------------------------------

                              AutoLend Group, Inc.

                       ----------------------------------
             (Exact name of registrant as specified in the charter)

                DELAWARE                                        22-3137244
    (State or other jurisdiction of                           (IRS Employer
     incorporation or organization)                         Identification No.)

        930 WASHINGTON AVENUE
         MIAMI BEACH, FLORIDA                                      33139
(Address of principal executive offices)                         (Zip Code)

              (Registrant's telephone number, including area code)
                                 (305) 673-2700

                              --------------------

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

                                              YES   X   NO _____


         Indicate number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date:


     Common Stock, $.002 par value                       4,634,530 shares
               Class                              Outstanding at August 15, 1996

================================================================================

Part II           OTHER INFORMATION
-------           -----------------

Item 6.           Exhibits and Reports on Form 8-K
-------           --------------------------------

(a)       EXHIBIT TABLE.

  Exhibit No.  Description
  -----------  -----------

     3.4       Certificate of Incorporation of AutoLend Group, Inc.

     3.5       By-laws of AutoLend Group, Inc.

     4.1       Form of 9.5% Convertible Subordinated Debenture

     4.2       Warrant Agreement

     4.3       Unit Purchase Option

     4.4       Stock Purchase Warrant granted to Banque Degroof Luxembourg, S.A.

     4.5       Stock Purchase Warrant granted to Till A. Petrocchi

     4.6       Stock Purchase Warrant granted to Steve Simon and Helen Porter

    27         Financial Data Schedule

(b)      Reports on Form 8-K

         No reports on Form 8-K were filed during the three months ended June 30, 1996.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

   AUTOLEND GROUP, INC.
   (Registrant)



       SIGNATURE                      TITLE                       DATE
       ---------                      -----                       ----


/s/ Steve Simon               Chairman of the Board,        September __, 1996
--------------------------    Chief Executive Officer
    Steve Simon

/s/ Helen Porter              Chief Accounting Officer      September __, 1996
--------------------------
    Helen Porter

                                  EXHIBIT INDEX

Exhibit No.          Description
-----------          -----------

(a)                  Exhibits

        3.4          Certificate of Incorporation of AutoLend Group, Inc. (1)

        3.5          By-laws of AutoLend Group, Inc. (1)

        4.1          Form of 9.5% Convertible Subordinated Debenture (2)

        4.2          Warrant Agreement (3)

        4.3          Unit Purchase Option (3)

        4.4          Stock Purchase Warrant granted to Banque Degroof Luxembourg, S.A. (2)

        4.5          Stock Purchase Warrant granted to Till A. Petrocchi (2)

        4.6          Stock Purchase Warrant granted to Steve Simon and Helen Porter (4)

       27            Financial Data Schedule



(b)    Reports on Form 8-K

-------------

  No reports on Form 8-K were filed during the three months ended June 30, 1996.




(1) Filed on July 16, 1996 as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1996 and incorporated herein by reference.
(2) Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Registration Statement on Form F-1 (Registration No. 33-29251) and incorporated herein by reference.
(4) Filed as an exhibit to the Registrant's Current Report on Form 8-K, filed with the Commission on April 21, 1993 and incorporated herein by reference.

                                                                       Exhibit C


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




                       Date of Report: September 18, 1996
                                       ------------------
                        (Date of earliest event reported)



                              AUTOLEND GROUP, INC.
             (Exact name of registrant as specified in its charter)



             Delaware                    33-76200                13-3121813
   ----------------------------        -----------          -------------------
   (State or other jurisdiction        (Commission             (IRS Employer
         of incorporation)             File Number)         Identification No.)





       930 Washington Avenue, Miami Beach, Florida                   33139
       -------------------------------------------                 ----------
        (Address of principal executive offices)                   (Zip Code)



                                 (305) 673-2700
              ----------------------------------------------------
              (Registrant's telephone number, including area code)




                420 Jefferson Avenue, Miami Beach, Florida 33139
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)




            The Exhibit Index is located on Page 12 of this document

Item 1.  Changes in Control of Registrant

         On December 11, 1995, the Registrant filed a declaratory judgment action in the Circuit Court for Dade County, Florida against Nunzio P. DeSantis ("DeSantis"), Courtlandt G. Miller "Miller") and Vincent Villanueva ("Villanueva") seeking a declaration that certain voting trust agreements between the Registrant and such defendants were valid and enforceable (the "Florida Action").

         On December 26, 1995, DeSantis, Miller and Villanueva (collectively, the "Derivative Plaintiffs") commenced an action (the "Derivative Suit") in the Delaware Court of Chancery for New Castle County (the "Court") against Steve Simon ("Simon"), Stephen Raphael ("Raphael") and Elie Housman ("Housman"), and the Registrant as nominal defendant seeking injunctive relief and damages.

         On May 3, 1996, the parties to the Derivative Suit submitted a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation") to the Delaware Court, settling the Derivative Suit. As part of the settlement, the Registrant also agreed to dismiss the Florida Action with prejudice, thereby restoring to Derivative Plaintiffs control over 908,000 shares of the Registrant's common stock ("Common Stock") owned by them and held in the voting trust at issue in the Florida Action.

         Pursuant to the Stipulation, on the date hereof (the "Closing Date"), current management, including Simon and Helen Porter ("Porter"), are resigning from their current positions as President, Chief Executive Officer, Director and Chairman of the Board of the Registrant, and Executive Vice-President and Chief Operating Officer of the Registrant, respectively.

         Simultaneous with such resignations, the Registrant is paying Simon and Porter the remaining sums due to each of them according to the terms of their respective employment agreements, subject to the terms of certain tax indemnity and escrow obligations on the part of Simon and Porter. Pursuant to the Stipulation, upon Closing, such employment agreements will then be deemed cancelled.

         On the Closing Date, Simon and Porter are entering into ongoing consulting agreements with the Registrant, pursuant to which, for a term of three years, they will provide certain consulting services to the Registrant to assist with certain ongoing operations in consideration of payment at Closing of consulting fees of $210,000 to each of Simon and Porter.

         In addition, on the Closing Date, the Registrant's Board of Directors is electing DeSantis as a director, Chairman of the Board and Chief Executive Officer of the Registrant. Effective on the Closing Date, each of the remaining directors is submitting a letter of resignation and the resignations of directors Robert Granoff, James Newman and Drew Sakson are being accepted.

         The Derivative Plaintiffs have informed current management that the new Board of Directors is to include: E. Gerald Riesenbach, Miles M. Stuchin, Anthony Coelho, Philip J. Vitale, M.D., and Villanueva as Directors of the Registrant, thereby filling the vacancies left by the outgoing Directors.

         Also on the Closing Date, pursuant to the Stipulation, the Registrant is entering into a Stock Purchase Agreement for the sale of its subsidiary AutoLend IAP, Inc. ("IAP") to Auction Finance Group, Inc., an affiliate of departing management, an Assignment of intellectual property relating to the automotive finance business by the Registrant to IAP, a Licensing Agreement governing the Registrant's limited continued rights to the use of "AutoLend Group, Inc." and various related names, and is selling certain fixed assets used in the business of IAP for approximately $175,000.

         The consideration for the sale of IAP and related agreements includes the settlement of intercompany indebtedness as of the Closing Date of approximately $6.0 million and the issuance by IAP to the Registrant of preferred stock with a face amount of $1 million, in accordance with the Certificate of Designation of Rights, Preferences, and Privileges of $.01 Par Value 11% Cumulative Convertible Preferred Stock.

         Also on the Closing Date, Simon and Porter are entering into a new Voting Trust Agreement with the Registrant and DeSantis (the "Voting Trust Agreement"). Pursuant to the Voting Trust Agreement, all of the shares of Common Stock now owned by Simon and Porter and any they may acquire in the future shall be deposited into the Voting Trust until expiration of the Voting Trust or the sale of the shares of the Common Stock at any time by Simon and Porter to an unaffiliated purchaser. The initial Voting Trustee under the Voting Trust is to be DeSantis.

         Prior to the Closing Date, DeSantis beneficially owned 533,900 shares of Common Stock (not including 51,600 shares owned by the Diagnostek Charitable Foundation, for which DeSantis serves as Voting Trustee, with respect to which DeSantis has disclaimed beneficial ownership), which represents 11.5% of the outstanding Common Stock; Miller beneficially owned 307,900 shares of Common Stock, which represents 6.6% of the outstanding Common Stock; and Villanueva beneficially owned 66,200 shares of the Common Stock, which represents 1.4% of the outstanding Common Stock. As a group such individuals beneficially owned 908,000 shares of Common Stock, which represents 19.6%.

         On the Closing Date the principal executive offices of the Registrant are moving to The Bradbury Court, 215 Central Avenue, N.W., 3-B, Albuquerque, New Mexico 87102.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         On September 18, 1996, AutoLend Group, Inc. entered into a Stock Purchase Agreement for the sale of its subsidiary, AutoLend IAP, Inc. ("IAP").

         The following unaudited pro forma consolidated balance sheet as of March 31, 1996, and the unaudited pro forma consolidated statements of earnings for the three month period ended June 30, 1996 and the fiscal year ended March 31, 1996 have been prepared by adjusting the Company's historical consolidated balance sheet as of June 30, 1996 and consolidated statements of earnings for the three month period ended June 30, 1996 and fiscal year ended March 31, 1996. The historical financial statements have been adjusted to give effect to the disposition of IAP as if the disposition had occurred as of June 30, 1996 for the unaudited pro forma consolidated balance sheet and as of April 1, 1996 and 1995 for the unaudited consolidated statements of earnings for the three month period ended June 30, 1996 and the fiscal year ended March 31, 1996, respectively. Such pro forma adjustments are described in the accompanying notes to the pro forma consolidated financial statements which should be read in conjunction with the pro forma consolidated financial statements.

         The unaudited pro forma consolidated financial statements do not purport to be indicative of the actual financial position or results of operations that would have been achieved had the transactions been consummated prior to the periods in which they were completed, or that might be attained in the future.

                                       AUTOLEND GROUP, INC. AND SUBSIDIARIES
                                       Pro Forma Consolidated Balance Sheet
                                                   June 30, 1996
                                                    (unaudited)

                                                                         Unaudited                          Pro forma
                                                                          June 30,       Pro forma           June 30,
                                                                            1996        Adjustments            1996
                                                                       ------------    ------------       ------------
Assets:
     Cash and cash equivalents ......................................  $  4,561,399    $  5,165,585(A)    $  9,726,984
     Securities available for sale ..................................       175,000       1,000,000(B)       1,175,000
     Accounts receivable - matured insurance policies ...............       148,102                            148,102
     Installment contracts receivable ...............................    10,062,914                         10,062,914
         Allowance for credit losses ................................    (3,020,776)                        (3,020,776)
         Collateral owned ...........................................       819,268                            819,268
                                                                       ------------                       ------------
         Installment contracts receivable --net .....................     7,861,406                          7,861,406
                                                                       ------------                       ------------
     Purchased insurance policies, face value of $2,126,198 .........     1,462,583                          1,462,583
     Accrued interest receivable on investments .....................         5,535                              5,535
     Debt issuance costs, less accumulated amortization of $3,337,418       295,987                            295,987
     Fixed assets, less accumulated depreciation of $147,770 ........       323,361                            323,361
     Net assets of discontinued operation ...........................     6,087,777      (6,087,777)(C)           --
     Other ..........................................................       376,224         420,000 (D)        796,224
                                                                       ------------    ------------       ------------
                                                                       $ 21,297,374    $    497,808       $ 21,795,182
                                                                       ============    ============       ============

Liabilities:
     Accounts payable and accrued liabilities .......................  $  1,090,848                       $  1,090,848
     Accrued acquisition costs ......................................       656,542                            656,542
     Accrued interest expense .......................................     1,635,057                          1,635,057
     Convertible debentures .........................................    22,050,000                         22,050,000
                                                                       ------------                       ------------
         Total liabilities ..........................................    25,432,447                         25,432,447
                                                                       ------------                       ============

Stockholders' Equity:
     Preferred stock, $.002 par value.  Authorized 5,000,000 shares;
         none issued or outstanding
     Common stock, $.002 par value.  Authorized 40,000,000 shares;
         issued 4,634,530 shares ....................................         9,269                              9,269
     Additional paid-in capital .....................................     5,946,904                          5,946,904
     Accumulated deficit ............................................   (10,091,246)        497,808 (E)     (9,593,438)
                                                                       ------------    ------------       ------------
         Total stockholders' equity .................................    (4,135,073)        497,808         (3,637,265)
                                                                       ------------    ------------       ------------
                                                                       $ 21,297,374    $    497,808       $ 21,795,182
                                                                       ============    ============       ============




     See notes to pro forma consolidated balance sheet as of June 30, 1996.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                  Notes to Pro Forma Consolidated Balance Sheet
                                  June 30, 1996
                                   (unaudited)

A) To record the net estimated cash proceeds received from the sale transaction.

B) To record the convertible preferred stock acquired as consideration for the sale of IAP.

C) Elimination of assets of IAP, previously recorded as net assets of discontinued operations.

D) To record prepaid consulting fees for services to be performed by departing management over the next three years.

E) Net effect on accumulated earnings resulting from the expected gain on the sale transaction.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
                 Pro Forma Consolidated Statement of Operations
                        Three months ended June 30, 1996
                                   (unaudited)

                                                                                  Unaudited                              Pro forma
                                                                                   June 30,         Pro forma             June 30,
                                                                                     1996          Adjustments              1996
                                                                                 -----------       -----------          -----------
Revenues:
     Finance charges on installment contracts .............................      $   616,639       $                    $   616,639
     Revenues from matured insurance policies .............................             --                                     --
                                                                                 -----------                            -----------
              Total revenues ..............................................          616,639                                616,639
Cost of matured insurance policies ........................................             --                                     --
                                                                                 -----------                            -----------
     Net revenues .........................................................          616,639                                616,639
General and administrative expenses .......................................        1,625,995          (141,218)(A)        1,484,777
Provision for credit losses ...............................................        1,921,292                              1,921,292
                                                                                 -----------       -----------          -----------
     Operating earnings (loss) ............................................       (2,930,648)          141,218           (2,789,430)
                                                                                 -----------       -----------          -----------
Other income:
     Interest income on investments .......................................           22,223                                 22,223
     Other ................................................................          126,424                                126,424
                                                                                 -----------                            -----------
              Total other income ..........................................          148,647                                148,647
                                                                                 -----------                            -----------
Other expense:
     Interest expense .....................................................         (537,228)                              (537,228)
     Writeoff of fixed assets .............................................         (568,649)                              (568,649)
                                                                                 -----------                            -----------
              Total other expense .........................................       (1,105,877)                            (1,105,877)
                                                                                 -----------                            -----------

Loss before income taxes and discontinued operations ......................       (3,887,878)          141,218           (3,746,660)
Benefit from income taxes .................................................             --                --                   --
                                                                                 -----------       -----------          -----------
Loss before discontinued operations .......................................       (3,887,878)          141,218           (3,746,660)
Discontinued operations:
     Earnings (loss) from operations of discontinued subsidiary ...........           69,725          (210,943)(B)         (141,218)
     Gain on sale of subsidiary ...........................................             --             497,808 (C)          497,808
                                                                                 -----------       -----------          -----------
              Earnings (loss) on discontinued operations ..................           69,725           286,865              356,590
                                                                                 -----------       -----------          -----------

              Net Income (loss) ...........................................      $(3,818,153)      $   428,083          $(3,390,070)
                                                                                 ===========       ===========          ===========

Loss per share before discontinued operations .............................      $     (0.84)      $      0.03          $     (0.81)
Earnings (loss) per share on discontinued operations ......................             0.02              0.06                 0.08
                                                                                 -----------       -----------          -----------
Net earnings (loss) per common share ......................................      $     (0.82)      $      0.09          $     (0.73)
                                                                                 ===========       ===========          ===========

Weighted average number of common and common
     equivalent shares outstanding ........................................        4,634,530         4,634,530            4,634,530
                                                                                 ===========       ===========          ===========





           See notes to pro forma consolidated statement of operations for the three months ended June 30, 1996.

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                        Three months ended June 30, 1996
                                   (unaudited)


A) To record a reduction in certain estimated general and administrative expenses of $141,218 which have been allocated to IAP based on management's best estimation the portion of such expenses attributable to IAP.

B) Elimination of earnings (loss) of IAP, previously recorded as earnings
   (loss) from operations of discontinued subsidiary, and record the estimated general and administrative expenses of $141,218 allocated to the operations of IAP based on management's best estimation of the portion of such expenses attributable to IAP.

C) To record the gain on the sale of IAP totalling approximately $497,808 consisting of $1,000,000 preferred stock offset by the remaining balance of employment agreements of departing management totalling $502,192.

                                       AUTOLEND GROUP, INC. AND SUBSIDIARIES
                                  Pro Forma Consolidated Statement of Operations
                                             Year ended March 31, 1996
                                                    (unaudited)

                                                                                 Historical         Pro forma            Pro forma
                                                                                    1996           Adjustments              1996
                                                                                 -----------       -----------          -----------
Revenues:
     Finance charges on installment contracts ..........................      $  7,808,369       $                     $  7,808,369
     Revenues from matured insurance policies ..........................         1,326,706                                1,326,706
                                                                              ------------                             ------------
              Total revenues ...........................................         9,135,075                                9,135,075
Cost of matured insurance policies .....................................           784,848                                  784,848
                                                                              ------------                             ------------
     Net revenues ......................................................         8,350,227                                8,350,227
General and administrative expenses ....................................         9,914,990           (146,243)(A)         9,768,747
Provision for credit losses ............................................         8,839,461                                8,839,461
                                                                              ------------       ------------          ------------
     Operating earnings (loss) .........................................       (10,404,224)           146,243           (10,257,981)
                                                                              ------------       ------------          ------------
Other income:
     Interest income on investments ....................................           603,356                                  603,356
     Gain on sale of viatical trademarks ...............................           300,000                                  300,000
     Other .............................................................            65,337                                   65,337
                                                                              ------------                             ------------

               Total other income ......................................           968,693                                  968,693
                                                                              ------------                             ------------
Other expense:
     Interest expense ..................................................        (3,289,876)                              (3,289,876)
     Loss on sale of viatical portfolio, net of
         amortization of $1,844,259 ....................................          (392,063)                                (392,063)
     Realized gains (losses) on sales of marketable
         securities, net ...............................................             1,137                                    1,137
                                                                              ------------                             ------------
              Total other expense ......................................        (3,680,802)                             (3,680,802)
                                                                              ------------                             ------------
Income (loss) before income taxes, extraordinary item and cumulative
     effect of change in accounting principle ..........................       (13,116,333)           146,243           (12,970,090)
Benefit from income taxes ..............................................         4,935,676               --               4,935,676
                                                                              ------------       ------------          ------------
Income (loss) before discontinued operations, extraordinary item
     and cumulative effect of change in accounting principle ...........        (8,180,657)           146,243            (8,034,414)
Discontinued operations -
     Earnings (loss) from operations of discontinued subsidiary,
     net of applicable income tax benefit ..............................           (47,595)           (98,648)(B)          (146,243)
     Gain on sale of subsidiary ........................................              --              497,808(C)            497,808
                                                                              ------------       ------------          ------------
              Earnings (loss)  on discontinued operations ..............           (47,595)           399,160               351,565
                                                                              ------------       ------------          ------------

Income (loss) before extraordinary item and cumulative effect
     of change in accounting principle .................................        (8,228,252)           545,403            (7,682,849)
Extraordinary item - gain on early extinguishment of debt,
     net of amortization of deferred costs of $947,877 and
     income taxes of $4,847,153 ........................................         7,306,970               --               7,306,970
                                                                              ------------       ------------          ------------
Income (loss) before cumulative effect of change in accounting
     principle .........................................................          (921,282)           545,403              (375,879)
Cumulative effect of change in accounting principle, net
     of income taxes of $117,239 .......................................           176,735               --                 176,735
                                                                              ------------       ------------          ------------
              Net Income (loss) ........................................       $ ( 744,547)      $    545,403          $   (199,144)
                                                                              ============       ============          ============

Loss per share before discontinued operations, extraordinary item
     and cumulative effect of change in accounting principle ...........      $      (1.77)      $       0.03          $      (1.73)
Loss per share on discontinued operations ..............................             (0.01)              0.09                  0.07
                                                                              ------------       ------------          ------------
Loss per share before extraordinary item and cumulative
     effect of change in accounting principle ..........................             (1.78)              0.12                 (1.66)

Earnings per share on extraordinary item-gain on early
     extinguishment of debt ............................................              1.58               --                    1.58
                                                                              ------------       ------------          ------------
Loss per share before cumulative effect of change
     in accounting principle ...........................................             (0.20)              0.12                 (0.08)
Earnings per share on cumulative effect of change in
     accounting principle ..............................................              0.04               --                    0.04
                                                                              ------------       ------------          ------------
Net loss per common share ..............................................      $      (0.16)      $       0.12          $      (0.04)
                                                                              ============       ============          ============

Weighted average number of common and common
     equivalent shares outstanding .....................................         4,634,530          4,634,530             4,634,530
                                                                              ============       ============          ============

           See notes to pro forma consolidated statement of operations for the year ended March 31, 1996

                      AUTOLEND GROUP, INC. AND SUBSIDIARIES
             Notes to Pro Forma Consolidated Statement of Operations
                            Year ended March 31, 1996
                                   (unaudited)

A) To record a reduction in certain estimated general and administrative expenses of $146,243 which have been allocated to IAP based on management's best estimation of the portion of such expenses attributable to IAP.

B) Elimination of earnings (loss) of IAP, previously recorded as earnings
   (loss) from operations of discontinued subsidiary, and record the estimated general and administrative expenses of $146,243 allocated to the operations of IAP based on management's best estimation of the portion of such expenses attributable to IAP.

C) To record the gain on the sale of IAP totalling approximately $497,808, consisting of $1,000,000 preferred stock offset by the remaining balance of employment agreements of departing management totalling $502,192.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            AUTOLEND GROUP, INC.

                                            By:  /s/ Steve Simon
                                                 --------------------
                                                 Name:  Steve Simon
                                                 Title:   President



Date:  September 18, 1996

                                  EXHIBIT INDEX
                                  -------------


2.1 Stipulation and Agreement of Compromise, Settlement and Release between Nunzio P. DeSantis, Courtlandt G. Miller and Vincent Villanueva as Plaintiffs, Steve Simon, Stephen Rafael and Elie Housman as Defendants, and AutoLend Group, Inc., a Delaware corporation, as Nominal Defendant, dated May 3, 1996, including exhibits thereto.

4.1  See Exhibit 2.1 above.

24   Power of Attorney (see signature page).

27   Financial Data Schedule.